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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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Warrior Energy Services Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Rosecrest Lane
Columbus, Mississippi 39701
(662) 329-1047

November 3, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Warrior Energy Services Corporation to be held on December 12, 2006, at 10:00 a.m., local time. The special meeting will be held at Columbus Country Club, 2331 Military Road, Columbus, Mississippi 39705.

As described in the enclosed proxy statement/prospectus, at the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger that Warrior entered into on September 22, 2006 with Superior Energy Services, Inc. and SPN Acquisition Sub, Inc., a wholly-owned subsidiary of Superior. If holders of record of a majority of our outstanding common stock as of October 31, 2006 vote to adopt the merger agreement, and the other conditions in the merger agreement are satisfied or waived, Warrior will be merged with and into SPN Acquisition Sub, Inc., with SPN Acquisition Sub, Inc. continuing as the surviving corporation in the merger. Immediately after completion of the merger, SPN Acquisition Sub, Inc. will change its name to Warrior Energy Services Corporation and will continue Warrior’s business and operations. SPN Acquisition Sub, Inc. is a corporation that was incorporated solely to facilitate the merger.

As further described in this proxy statement/prospectus, in the merger, each Warrior stockholder will receive $14.50 in cash and 0.452 shares of Superior common stock, plus cash for any fractional shares, in exchange for each outstanding share of Warrior common stock.

Superior common stock is listed on the New York Stock Exchange under the trading symbol “SPN.” On November 2, 2006, the closing sale price of Superior common stock was $31.20. Based on that closing price, the value of the per share consideration to be received by Warrior stockholders would be $28.60.

Warrior’s board of directors has unanimously determined that the merger is advisable and in the best interests of Warrior and its stockholders and recommends that you vote FOR adoption of the merger agreement.

Your vote is very important, regardless of the number of shares you own. Warrior cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Warrior’s common stock. Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Warrior common stock, the failure to submit a proxy card or to vote in person, or the abstention from voting by a stockholder, will have the same effect as a vote against adoption of the merger agreement.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please read “Risk Factors” beginning on page 14.

Sincerely,

William L. Jenkins
Chairman of the Board,
President and Chief Executive Officer

Columbus, Mississippi

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in this proxy statement/prospectus or passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 3, 2006, and is first being mailed to Warrior stockholders beginning on or about November 7, 2006.

WARRIOR ENERGY SERVICES CORPORATION
100 Rosecrest Lane
Columbus, Mississippi 39701
(662) 329-1047
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held December 12, 2006

November 3, 2006

Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders of Warrior Energy Services Corporation, a Delaware corporation, which will be held at Columbus Country Club, 2331 Military Road, Columbus, Mississippi 39705, on December 12, 2006, at 10:00 a.m. local time.
We are holding this meeting and you will be asked:

•	To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2006, by and among Superior Energy Services, Inc., SPN Acquisition Sub, Inc., a wholly-owned subsidiary of Superior Energy Services, Inc. and Warrior Energy Services Corporation, pursuant to which Warrior will merge with and into SPN Acquisition Sub, Inc., at which time the corporate existence of Warrior will cease and SPN Acquisition Sub, Inc. will continue as the surviving corporation; and
•	To grant discretionary authority to vote upon any matters not known by our board of directors for a reasonable period of time before Warrior mailed this proxy statement/prospectus as may properly come before the meeting, including authority to vote in favor of any postponements or adjournments of the meeting, if necessary, to solicit additional proxies.
The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.
Stockholders of record as of the close of business on October 31, 2006 (the “record date”) are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the meeting will be available for review during Warrior’s regular business hours at our headquarters, located at 100 Rosecrest Lane, Columbus, Mississippi, for 10 days prior to the meeting. A majority of the shares of Warrior common stock outstanding on the record date must be voted in favor of the merger proposal in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as voting against the merger proposal.
YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF WARRIOR AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.
Stockholders of Warrior may vote their shares of common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-paid envelope to Warrior in a timely manner. If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If you vote by proxy, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting. If a written proxy card is signed by a stockholder of Warrior and returned without instructions, the shares represented by the proxy will be voted FOR the adoption of the merger agreement and any adjournment or postponement of the special meeting to solicit additional proxies.
In connection with the proposed merger, you may exercise dissenters’ rights as provided in the Delaware General Corporation Law. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value, as determined by mutual agreement between you and SPN Acquisition Sub, Inc., or if there is no agreement, by appraisal of your shares of Warrior common stock as of the day before the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “Appraisal and Dissenters’ Rights” in the attached document.

By order of the Board of Directors,

Ron Whitter
Secretary

Columbus, Mississippi

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Superior and Warrior from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 86 of this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Superior through the “SEC Filings” link located on the investor relations page of its website at www.superiorenergy.com, from Warrior through the “SEC Filings” link located on the investor relations page of its website at www.warriorenergyservices.com or from the Securities and Exchange Commission (the “SEC”), through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from Superior or Warrior without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. See “Where You Can Find More Information” on page 86 of this proxy statement/prospectus. You may request a copy of such documents by contacting Superior at:

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Attn: Greg Rosenstein, Investor Relations
Telephone: (504) 362-4321

You may obtain copies of information relating to Warrior, without charge, by contacting Warrior at:

Warrior Energy Services Corporation
2 Northpoint Drive, Suite 900
Houston, Texas 77060
Attn: Rob McNally, Executive Vice President
Telephone: (832) 775-0016

We are not incorporating the contents of the websites of the SEC, Superior, Warrior or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the Warrior special meeting, Superior or Warrior should receive your request no later than December 5, 2006.

IMPORTANT NOTICE

Whether or not you plan to attend the special meeting in person, you are urged to read the attached document carefully and then sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached document.

If you have questions, you may contact Warrior’s proxy solicitor, Georgeson, Inc., toll-free at 866-695-6076.

Page

Questions and Answers about the Merger and the Special Meeting	ii
Summary	1
Risk Factors	14
Cautionary Statement Concerning Forward-Looking Statements	26
The Special Meeting of Warrior Stockholders	27
The Merger	29
The Merger Agreement	46
Appraisal and Dissenters’ Rights	59
Information about Superior	61
Information about Warrior	62
Superior Unaudited Pro Forma Condensed Consolidated Financial Information	64
Comparison of Stockholder Rights and Corporate Governance Matters	73
Description of Superior’s Capital Stock	81
Material U.S. Federal Income Tax Consequences	82
Proposals of Warrior Stockholders	85
Legal Matters	85
Experts	85
Where You Can Find More Information	86

ANNEXES
Annex A Agreement and Plan of Merger, by and among Superior Energy Services, Inc., SPN Acquisition Sub, Inc. and Warrior Energy Services Corporation, dated as of September 22, 2006.
Annex B Opinion of Simmons & Company International, dated September 22, 2006.
Annex C Appraisal and Dissenters’ Rights under the Delaware General Corporation Law.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Warrior, may have regarding the merger and the other matters being considered at the special meeting of Warrior’s stockholders and brief answers to those questions. Warrior urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting of stockholders. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Frequently Used Terms

Superior and Warrior have generally avoided the use of technical defined terms in this proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Superior Energy Services, Inc., a Delaware corporation, as “Superior”;

•	Warrior Energy Services Corporation, a Delaware corporation, as “Warrior”;

•	SPN Acquisition Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Superior, as “Merger Sub”;

•	the merger of Warrior into Merger Sub and the conversion of shares of Warrior common stock into the right to receive cash and shares of Superior common stock as the “merger”;

•	the Agreement and Plan of Merger dated September 22, 2006 among Superior, Merger Sub and Warrior as the “merger agreement”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”; and

•	the General Corporation Law of the State of Delaware as the “DGCL.”

Q:	Why are Warrior stockholders receiving this proxy statement/prospectus?

A:	Superior and Warrior have agreed to the acquisition of Warrior by Superior under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 46 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Warrior stockholders must adopt the merger agreement. Warrior will hold a special meeting of its stockholders to obtain this approval.

This document is being provided by, and the enclosed proxy card is solicited by and on behalf of, the Warrior board of directors for use at the special meeting of Warrior stockholders.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of the stockholders of Warrior, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the Warrior special meeting.

Your vote is very important. Warrior encourages you to vote as soon as possible.

Q:	What are Warrior’s stockholders voting on?

A:	Warrior stockholders are voting on a proposal to adopt the merger agreement.

Q:	What vote of Warrior stockholders is required to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Warrior common stock. No vote of stockholders of Superior is required to adopt the merger agreement.

Q:	Who can attend and vote at the special meeting?

A:	All holders of record of Warrior common stock at the close of business on October 31, 2006, the record date, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. However, a Warrior stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Warrior special meeting. As of the record date, there were 11,237,944 shares of Warrior common stock outstanding and entitled to vote at the special meeting, held by 82 holders of record.

Q:	When and where will the special meeting of Warrior stockholders be held?

A:	The Warrior special meeting of stockholders will take place at Columbus Country Club, 2331 Military Road, Columbus, Mississippi 39705, on December 12, 2006, at 10:00 a.m. local time.

Q:	Why is Warrior proposing the merger?

A:	Warrior believes that the merger is in the best interests of Warrior and its stockholders. Warrior is proposing the merger to provide its stockholders with both the opportunity to receive a premium for their shares and to participate in the potential growth of the combined post-merger company. In addition, Warrior believes that the merger will allow Warrior to maximize its business opportunities and to compete more effectively during an economic downturn if the company is part of a larger and more diversified organization like Superior. To review the reasons for the merger in greater detail, see “The Merger — Warrior’s Reasons for the Merger” on page 33 and “The Merger — Recommendation of the Warrior Board of Directors” on page 35 of this proxy statement/prospectus.

Q:	How does the Warrior board of directors recommend the Warrior stockholders vote?

A:	The Warrior board of directors unanimously recommends that Warrior stockholders vote “FOR” the proposal to adopt the merger agreement. The Warrior board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Warrior and its stockholders. Accordingly, the Warrior board of directors has approved the merger agreement and the merger. For a more complete description of the recommendation of the Warrior board of directors, see “The Merger — Warrior’s Reasons for the Merger” on page 33 and “The Merger — Recommendation of the Warrior Board of Directors” on page 35 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Warrior will merge with and into Merger Sub, with Merger Sub surviving and continuing as a wholly-owned subsidiary of Superior. Immediately after the completion of the merger, Merger Sub will change its name to Warrior Energy Services Corporation and continue Warrior’s business and operations.

Q:	What consideration will Warrior stockholders receive in the merger?

A:	Under the terms of the merger agreement, as of the effective time of the merger, each issued and outstanding share of Warrior common stock will be converted into the right to receive $14.50 in cash and 0.452 shares of Superior common stock. The merger consideration is not subject to adjustment. No fractional shares will be issued. In lieu of any fractional shares, the holder of any fractional share will receive cash equal to the product of such fractional share and the average closing sales price of Superior’s common stock on the New York Stock Exchange, for the 10 consecutive trading days immediately preceding the third trading day before the closing.

Based on the number of shares of Superior and Warrior common stock outstanding on October 31, 2006, the record date for the Warrior special meeting, Superior will issue approximately 5.3 million shares of Superior common stock in the merger. Immediately after the merger, the former Warrior stockholders will own approximately 6% of the then-outstanding shares of Superior common stock.

Q:	When is the merger expected to be completed?

A:	Superior and Warrior are working to complete the merger as quickly as practicable. Among other conditions, Warrior must first obtain the approval of its stockholders at the special meeting. Warrior and Superior expect to complete the merger promptly following the special meeting.

Q:	What regulatory requirements must be satisfied to complete the merger?

A:	The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, or HSR Act, must expire or be terminated. On October 25, 2006, the parties received notice that they had been granted early termination of the waiting period. Superior and/or Warrior may be required to obtain certain other regulatory approvals. However, Superior and Warrior do not expect such approvals to delay closing or payment of the merger consideration.

Q:	Is Superior’s obligation to complete the merger subject to Superior receiving financing?

A:	No. Although Superior has entered into a commitment letter for a $200 million credit facility to provide financing for the merger, Superior must complete the merger regardless of whether it receives financing.

Q:	What are the United States federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Generally, Warrior stockholders will not recognize any gain or loss with respect to the stock portion of the merger consideration, while with respect to the cash portion of the merger consideration, Warrior stockholders will generally recognize gain (but not loss) in an amount equal to the lesser of

• the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Superior), and

• the amount, if any, by which the sum of the fair market value of the Superior shares as of the effective time of the merger and the amount of cash received pursuant to the merger for the Warrior shares exceeds the U.S. holder’s adjusted tax basis in the Warrior shares.

Tax matters are complicated, and the tax consequences of the merger to each Warrior stockholder will depend on the facts of each stockholder’s situation. You are urged to read carefully the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 82 of this proxy statement/prospectus and to consult with your tax advisor for a full understanding of the tax consequences of your participation in the merger.

Q:	Are there any risks related to the merger or any risks relating to owning Superior common stock?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 14 of this proxy statement/prospectus. In addition, we encourage you to read Superior’s and Warrior’s publicly filed documents incorporated by reference into this proxy statement/prospectus.

Q:	Where will my shares be listed after the merger?

A:	The shares of Superior common stock issued in the merger will be listed on the New York Stock Exchange, or the NYSE, and will trade under Superior’s ticker symbol “SPN.”

Q:	Who will serve on the board of directors of Superior after the merger?

A:	The current board of directors of Superior will continue to serve as the board of directors of Superior after the merger. No current member of the board of directors of Warrior will serve on the board of directors of Superior after the merger.

Q:	Who will be the executive officers of Superior after the merger?

A:	The current executive officers of Superior will continue to serve as executive officers of Superior after the merger. No current executive officer of Warrior will be offered a position as an executive officer of

Superior after the merger; however, certain of these individuals have agreed to accept employment with Superior other than as executive officers.

Q:	Are Warrior stockholders entitled to appraisal or dissenters’ rights?

A:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair market value of your shares of Warrior common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the DGCL. See “Appraisal and Dissenters’ Rights” beginning on page 59 of this proxy statement/prospectus. In addition, the full text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus.

Q:	What do Warrior stockholders need to do now in order to vote on the proposals being considered at the Warrior special meeting?

A:	After carefully reading and considering the information in this document, stockholders of Warrior may vote their shares of common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-paid envelope to Warrior in a timely manner. If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If you vote by proxy, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

Warrior stockholders who hold their shares in “street name,” meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the special meeting. Banks, brokers or other record holders holding shares of Warrior common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

Alternatively, a Warrior stockholder may attend the Warrior special meeting and vote in person. For detailed information please see “The Special Meeting of Warrior Stockholders” on page 27.

Q:	How many votes does a Warrior stockholder have?

A:	Each share of Warrior common stock that you own as of the record date entitles you to one vote. As of the close of business on October 31, 2006, there were 11,237,944 outstanding shares of Warrior common stock. As of that date, 86,275 of the outstanding shares entitled to vote at the special meeting of Warrior common stock were held by directors and executive officers of Warrior and their respective affiliates.

Q:	What constitutes a quorum at the Warrior special meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the Warrior special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you are present in person at the special meeting.

Abstentions and shares voted by a bank or broker holding shares for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and shares held by brokers who are not directed how to vote will have the effect of voting against the proposal to adopt the merger agreement.

Q:	What if I plan to attend the Warrior special meeting?

A:	We recommend that you send in your proxy anyway. You may still attend the meeting and vote in person.

Q:	Should Warrior stockholders send in their Warrior stock certificates now?

A:	No. You should not send in your Warrior stock certificates now. Following the merger, a letter of transmittal will be sent to Warrior stockholders informing them of where to deliver their Warrior stock

v

certificates in order to receive shares of Superior common stock, the cash consideration and any cash in lieu of a fractional share of Superior common stock. You should not send in your Warrior stock certificates prior to receiving this letter of transmittal.

Q:	What will happen if Warrior stockholders abstain from voting or fail to vote?

A:	Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Warrior common stock, the failure to submit a proxy card or a voting instruction card or to vote in person, or the abstention from voting by a stockholder, will have the same effect as a vote against adoption of the merger agreement.

Q:	Can Warrior stockholders change their vote after delivering their proxy?

A:	Yes. A proxy solicited by the Warrior board of directors may be revoked at any time before it is voted at the special meeting by:

• giving a written notice to the Corporate Secretary of Warrior at the following address:

Warrior Energy Services Corporation 2 Northpoint Drive, Suite 900 Houston, Texas 77060 Attention: Ron Whitter, Secretary

• submission of a proxy bearing a later date filed with the Secretary of Warrior at or before the meeting by mail (in accordance with the instructions on the proxy card or voting instruction card);

• attending the special meeting and voting in person at the meeting; or

• if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Q:	What should Warrior stockholders do if they receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Where can Warrior stockholders find more information about the special meeting, the merger agreement, the merger, Warrior or Superior?

A:	You can find more information about Warrior or Superior in each of the companies’ respective filings with the Securities and Exchange Commission, and with respect to Superior, the New York Stock Exchange, and with respect to Warrior, the Nasdaq Global Market. If you have any questions about the special meeting, the merger agreement, the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact Warrior at the address or phone number below. If your broker holds your shares, you may also call your broker for additional information.

If you have questions, you may also contact Warrior’s proxy solicitor, Georgeson, Inc., toll-free at 866-695-6076.

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Superior and Warrior that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 86 of this proxy statement/prospectus.

The Companies

Superior

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321

Superior’s Business

Superior provides specialized oilfield services and equipment focused on serving the drilling-related needs of oil and gas companies primarily through its rental tools segment, and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. Superior also owns and operates, through its subsidiary SPN Resources, LLC, mature oil and gas properties in the Gulf of Mexico. Superior’s business is organized into four segments consisting of well intervention services, rental tools, marine services and oil and gas operations.

Warrior

Warrior Energy Services Corporation
100 Rosecrest Lane
Columbus, Mississippi 39701
(662) 329-1047

Warrior’s Business

Warrior is a natural gas and oil well services company that provides cased-hole wireline and well intervention services to exploration and production companies. Warrior’s wireline services focus on cased-hole wireline operations, including logging services, perforating, mechanical services, pipe recovery and plugging and abandoning the well. Warrior’s well intervention services are primarily hydraulic workover services, commonly known as snubbing services. All of Warrior’s services are performed at the well site and are fundamental to establishing and maintaining the flow of natural gas and oil throughout the productive life of the well.

Merger Sub

SPN Acquisition Sub, Inc.
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321

SPN Acquisition Sub, Inc. is a new subsidiary of Superior that has not previously engaged in any business except in connection with the merger.

The Merger (see page 29)

Superior and Warrior have agreed to the acquisition of Warrior by Superior under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger, Warrior will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation. We have attached the merger agreement to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration

Under the terms of the merger agreement, as of the effective time of the merger, Warrior stockholders will have the right to receive $14.50 in cash and 0.452 shares of Superior common stock for each outstanding share of Warrior common stock that they hold. For a full description of the merger consideration, see “The Merger Agreement — Merger Consideration” and “Risk Factors — Risk Factors Relating to the Merger” beginning on pages 47 and 14, respectively, of this proxy statement/prospectus.

Fractional Shares

Superior will not issue fractional shares of Superior common stock in the merger. As a result, each Warrior stockholder will receive cash, without interest, for any fractional share of Superior common stock the stockholder would otherwise be entitled to receive in the merger after aggregating all fractional shares to be received by the stockholder. The market value of a share of Superior common stock will be determined using the average closing sales price per share of Superior common stock on the New York Stock Exchange for the 10 consecutive trading days immediately preceding the third trading day before the date on which the merger closes.

Treatment of Stock Options

Superior will not assume any options for the purchase of Warrior common stock in connection with the merger. Rather, prior to the effective time of the merger, Warrior will cause the vesting of any unvested options to purchase Warrior common stock to be accelerated in full and cancel all options to purchase Warrior common stock for consideration payable by Superior. Holders of Warrior options will generally receive $14.50 in cash plus shares of Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the amount by which (a) the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price, exceeds (b) $14.50. However, holders of Warrior options with an exercise price greater than $7.50 will be entitled to receive Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price.

Ownership of Superior After the Merger (see page 18)

Based on the number of shares of Superior common stock outstanding on October 31, 2006 and the number of shares of Warrior common stock outstanding as of October 31, 2006, Warrior’s existing stockholders will hold approximately 6% of the outstanding shares of Superior common stock immediately after the merger.

Risk Factors (see page 14)

In evaluating the merger, the merger agreement or the issuance of shares of Superior common stock in the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Warrior Stockholders Entitled to Vote; Vote Required (see page 27)

The special meeting of Warrior stockholders will be held at Columbus Country Club, 2331 Military Road, Columbus, Mississippi 39705, on December 12, 2006 at 10:00 a.m., local time. At the special meeting, the Warrior stockholders will be asked to adopt the merger agreement.

Only holders of record of Warrior’s common stock at the close of business on October 31, 2006 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement. We refer to this date as the record date in this proxy statement/prospectus. As of the record date, there were 11,237,944 shares of Warrior common stock outstanding and entitled to vote at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Warrior common stock on the record date.

Recommendation of the Warrior Board of Directors (see page 35)

After careful consideration, the Warrior board of directors unanimously approved the merger agreement, the merger and the transactions contemplated by the merger agreement. Warrior’s board of directors has unanimously determined that it is advisable and in the best interests of Warrior and its stockholders that Warrior enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement. The Warrior board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Warrior’s Financial Advisor (see page 35 and Annex B)

Warrior’s financial advisor, Simmons & Company International, delivered an opinion to the Warrior board of directors to the effect that, as of September 22, 2006, and based upon and subject to various considerations, the merger consideration to be received by the Warrior stockholders as set forth in the merger agreement was fair to the Warrior stockholders from a financial point of view.

The full text of the written opinion of Simmons & Company International is attached as Annex B to this proxy statement/prospectus. Holders of Warrior common stock are urged to, and should, read the opinion carefully and in its entirety.

Simmons & Company International provided its opinion for the use and benefit of the Warrior board of directors in connection with its consideration of the merger. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the Warrior stockholders in the transaction, as of the date of the opinion. The opinion does not address the merits of the proposed merger and does not constitute a recommendation as to how any Warrior stockholder should vote on the merger agreement.

Share Ownership of Warrior Directors and Executive Officers (see page 27)

At the close of business on the Warrior record date, directors and executive officers of Warrior beneficially owned approximately 86,275 shares of Warrior common stock entitled to vote at the special meeting, collectively representing less than 1% of the shares of Warrior common stock outstanding on that date.

Superior Board of Directors After the Merger (see page iv)

Upon completion of the merger, the composition of the Superior board of directors will remain unchanged.

Interests of Warrior Directors and Executive Officers in the Merger (see page 42)

In considering the recommendation of the Warrior board of directors with respect to the merger agreement and any adjournment or postponement of the special meeting, you should be aware that some members of the Warrior board of directors and Warrior executive officers may have interests in the merger contemplated by the merger agreement that may be different from, or in addition to, the interests of Warrior stockholders generally. These interests include, but are not limited to, benefits payable to certain executive officers as a result of the consummation of the merger and the indemnification by Superior of Warrior directors upon the completion of the merger. The Warrior board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that Warrior stockholders vote to adopt the merger agreement.

Listing of Superior Common Stock and Delisting and Deregistration of Warrior Common Stock (see page 45)

Application will be made to have the shares of Superior common stock issued in the merger approved for listing on the NYSE, where Superior common stock is currently traded under the symbol “SPN.” If the merger is completed, Warrior common stock will cease to be listed on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Warrior will no longer file periodic public reports.

Appraisal Rights (see page 59)

Warrior stockholders are entitled to appraisal rights for their shares under the DGCL in connection with the merger. To perfect appraisal rights, a Warrior stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the DGCL. You will have the right to seek appraisal of the value of your Warrior shares and be paid the appraised value if you (1) notify Warrior, before the vote is taken, by written notice of your intention to demand payment for the shares if the proposed merger is effectuated, (2) do not vote in favor of the merger, (3) submit your Warrior stock certificates to Warrior by the date set forth in the dissenters’ notice, and (4) otherwise comply with the provisions governing appraisal rights under Delaware law.

For more information on these procedures, see “Appraisal and Dissenters’ Rights.”

If you dissent from the merger and the conditions outlined above are met, your shares of Warrior common stock will not be exchanged for shares of Superior common stock and cash in the merger, and your only right will be to receive the fair value of your shares as determined by mutual agreement between you and Merger Sub or by appraisal if you and Merger Sub are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your appraisal rights. A vote against the merger does not dispense with the other requirements to request an appraisal under Delaware law.

Conditions to Completion of the Merger (see page 54)

A number of conditions must be satisfied before the merger will be completed. These include among others:

•	the adoption of the merger agreement by holders of at least a majority of the outstanding shares of Warrior common stock;

•	the receipt of required regulatory approvals, including expiration or termination of any waiting periods, under the HSR Act;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	the shares of Superior common stock issuable in the merger shall have been approved for listing on the NYSE;

•	the registration statement of which this proxy statement/prospectus is a part shall have been declared effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings to suspend such effectiveness shall have been instituted or threatened by the SEC;

•	the representations and warranties of each party contained in the merger agreement that are qualified by materiality or material adverse effect shall be true and correct as of the effective time, and those representations and warranties that are not so qualified shall be true and correct in all material respects;

•	the absence of any material adverse change (as defined in the merger agreement) with respect to either Superior or Warrior;

•	the absence of Warrior stockholders exercising their appraisal and dissenters rights with respect to greater than 10% of the outstanding shares of Warrior common stock;

•	each party’s performance in all material respects of its obligations under the merger agreement; and

•	receipt by Superior and Warrior of an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. to the effect that if the merger is consummated in accordance with the terms of the merger agreement, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Superior and Warrior have agreed to use their reasonable best efforts to take actions necessary to complete the merger, including obtaining all necessary approvals from governmental entities and third parties (see page 41).

Regulatory Matters (see page 41)

Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and applicable waiting periods expire or are terminated. On October 13, 2006, Superior and Warrior, respectively, submitted the pre-merger notification filings to the DOJ and the FTC. On October 25, 2006, the parties received notice that they had been granted early termination of the waiting period. Superior and/or Warrior may be required to obtain certain other regulatory approvals.

No Solicitation by Warrior (see page 57)

The merger agreement contains detailed provisions that prohibit Warrior and its officers, directors, employees or representatives from taking any action to enter into any agreement regarding, solicit or engage in discussions or negotiations that are reasonably likely to lead to, any acquisition proposal (as defined in the merger agreement) from a third party, including an acquisition proposal that would result in the third party acquiring more than a 20% interest in Warrior’s total outstanding securities, a merger or other business combination, or a sale of more than 20% of Warrior’s assets. However, to the extent required by the fiduciary duties of Warrior’s board of directors, if prior to the receipt of stockholder approval of the merger, Warrior receives an acquisition proposal from a third party that the board of directors determines in good faith is reasonably likely to lead to a superior acquisition proposal (as defined in the merger agreement), and Warrior complies with specified procedures contained in the merger agreement, Warrior may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. In the event that the Warrior board of directors determines that it has received a superior acquisition proposal, Superior has the right to agree to amend the terms of the merger agreement such that they are no less favorable than the terms of the superior acquisition proposal.

Termination of the Merger Agreement (see page 55)

Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Superior and Warrior, or by mutual action of their boards of directors;

•	by either Superior or Warrior, if:

•	adoption of the merger agreement by the Warrior stockholders is not obtained upon a vote duly held;

•	the parties fail to consummate the merger on or before March 1, 2007, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking the termination;

•	any governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that restrains, enjoins or prohibits the merger; or

•	either the chief executive officer or the chief financial officer of Warrior or Superior, respectively, has failed to provide the necessary certifications required under the Sarbanes-Oxley Act of 2002.

•	by Warrior, if:

•	prior to approval by Warrior’s stockholders of the merger agreement, the Warrior board of directors:

•	receives an acquisition proposal that, in the exercise of its fiduciary obligations, it determines to be a superior proposal (as defined in the merger agreement);

•	notifies Superior that it has received a superior proposal and the material terms and conditions of the superior proposal and the identity of the party making the superior proposal;

•	within three days of that notice, Superior does not agree to amend the terms of the merger agreement in a manner no less favorable than the terms of the superior proposal; and

•	Warrior has paid to Superior a termination fee of $11.5 million;

•	Superior or Merger Sub breaches any of their representations or warranties or fails to perform in any material respect any of their covenants, agreements or obligations under the merger agreement and, in either case, the breach or failure would result in a condition to closing not being satisfied and Superior and Merger Sub cannot or has not cured the breach or failure in all material respects within 30 days following receipt of written notice of such breach;

•	by Superior, if:

•	Warrior breaches any of its representations or warranties or fails to perform in any material respect any of its covenants, agreements or obligations under the merger agreement and, in either case, the breach or failure would result in a condition to closing not being satisfied and Warrior cannot or has not cured the breach or failure in all material respects within 30 days following receipt of written notice of such breach;

•	the Warrior board of directors withdraws or modifies its recommendation or approval or adoption of the merger or has publicly announced its intention to do so;

•	the Warrior board of directors recommends to the Warrior stockholders or publicly announces its intention to recommend an agreement with respect to another acquisition proposal;

•	a tender or exchange offer for at least 20% of the voting power of Warrior’s common stock is commenced and Warrior’s board of directors does not recommend to the Warrior stockholders rejection of the tender or exchange offer; or

•	Warrior has materially breached any of its obligations under the non-solicitation provision of the merger agreement.

Termination Fee (see page 58)

If the merger agreement is terminated under certain circumstances specified in the merger agreement, Warrior may be required to pay a termination fee of $11.5 million to Superior.

Material U.S. Federal Income Tax Consequences of the Merger (see page 82)

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Generally, each holder of Warrior common stock will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration for United States federal income tax purposes as a result of the merger. The merger is conditioned on the receipt of a legal opinion that the merger will constitute a reorganization for United States federal income tax purposes.

For a more complete discussion of the United States federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 82.

Accounting Treatment (see page 46)

The merger will be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values. Superior management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values. Any excess of the purchase price over the fair value of net assets acquired will be accounted for as goodwill or intangible assets.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

Material Differences in Rights of Superior Stockholders and Warrior Stockholders (see page 73)

As a result of the merger, the holders of Warrior common stock will become holders of Superior common stock. Consequently, Warrior stockholders will have different rights once they become Superior stockholders due to differences between the governing documents of Superior and Warrior. These differences are described in detail under “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 73 of this proxy statement/prospectus.

Selected Historical Financial Data Of Superior

The following data from the statements of operations and the statements of cash flow for each of the three years ended December 31, 2005, and the data from the balance sheet as of December 31, 2005 and 2004 have been derived from Superior’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated into this document by reference. The data from the balance sheet as of December 31, 2003 has been derived from Superior’s audited consolidated financial statements for such year, which has not been incorporated into this document by reference.

The data from the statements of operations and the statements of cash flow for each of the six-month periods ended June 30, 2006 and 2005, and the data from the balance sheet as of June 30, 2006 have been derived from Superior’s unaudited consolidated financial statements contained in Superior’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, which is incorporated into this document by reference. The data from the balance sheet as of June 30, 2005 have been derived from Superior’s unaudited consolidated financial statements contained in Superior’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which has not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Superior contained in such reports.

				Six Months
	Fiscal Year Ended December 31,			Ended June 30,
	2003	2004	2005	2005	2006
				(Unaudited)
	(In thousands, except share data)

Statement of Operations Data:
Revenues	$500,625	$564,339	$735,334	$363,247	$484,228
Income from operations	67,343	76,289	125,603	77,919	130,399
Net Income	$30,514	$35,852	$67,859	$42,263	$70,895

Basic earnings per share	$0.41	$0.48	$0.87	$0.55	$0.89
Diluted earnings per share	$0.41	$0.47	$0.85	$0.53	$0.87
Statement of Cash Flow Data:
Cash flows from operating activities	$100,240	$91,331	$158,379	$79,658	$122,685
Cash flows used in investing activities	(56,160)	(109,162)	(96,935)	(47,280)	(153,011)
Cash flows from (used in) financing activities	(27,766)	13,325	(21,588)	522	91,252
Cash flows from investing activities data:
Acquisitions of businesses and oil and gas properties, net of cash acquired	$(14,298)	$(35,037)	$(2,749)	$(5,273)	$(56,453)
Cash contributed to equity-method investment	—	—	—	—	(30,441)
Payments for capital expenditures	(50,175)	(74,125)	(125,166)	(60,112)	(82,048)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$19,794	$15,281	$54,457	$47,877	$115,846
Property, plant and equipment — net	427,360	515,151	534,962	510,756	608,548
Total assets	832,863	1,003,913	1,097,250	1,047,212	1,316,483
Long-term debt, including current maturities	269,726	256,716	217,406	250,811	312,504
Total stockholder’s equity	368,129	433,879	524,374	476,514	606,198

Selected Historical Financial Data Of Warrior

The following data from the statements of operations and the statements of cash flow for each of the three fiscal years ended December 31, 2005, and the data from the balance sheet as of December 31, 2005 and 2004 have been derived from Warrior’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated into this document by reference. The data from the balance sheet as of December 31, 2003 has been derived from Warrior’s audited financial statements for such year, which has not been incorporated into this document by reference. The financial data has been restated to reflect as discontinued operations Warrior’s directional drilling services business, which Warrior discontinued and sold in August 2004. On December 16, 2005, Warrior acquired all of the outstanding equity securities of Bobcat Pressure Control, Inc. (“Bobcat”). The operating results arising from the acquisition of Bobcat are included in Warrior’s statement of operations from the acquisition date.

The data from the statements of operations and the statements of cash flow for each of the six-month periods ended June 30, 2006 and 2005, and the data from the balance sheet as of June 30, 2006 have been derived from Warrior’s unaudited financial statements contained in Warrior’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, which is incorporated into this document by reference. The data from the balance sheet as of June 30, 2005 has been derived from Warrior’s unaudited financial statements contained in Warrior’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which has not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements included in reports that are incorporated by reference in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Warrior contained in such reports.

				Six Months Ended
	Year Ended December 31,			June 30,
	2003	2004	2005	2005	2006
				(Unaudited)

Statement of Operations Data:
Revenues	$45,757	$53,687	$73,667	$34,157	$59,814
Income from continuing operations	1,386	4,630	15,344	6,561	14,584
Depreciation and amortization	4,653	5,179	5,208	2,563	5,469
Net income (loss) per share — basic	(4.43)	(1.41)	5.75	3.49	1.30
Net income (loss) per share — diluted	(4.43)	(1.41)	4.41	3.49	0.98
Statement of Cash Flow Data:
Cash provided by operating activities	$10,593	$3,562	$17,483	$6,385	$9,522
Cash provided by (used in) investing activities	(3,367)	4,210	(61,517)	(5,467)	(25,132)
Cash provided by (used in) financing activities	(4,955)	(9,785)	42,087	(1,692)	17,510
Balance Sheet Data (as of end of the period):
Current assets	$16,035	$15,665	$23,106	$18,707	$36,115
Total assets	41,401	30,109	101,634	35,008	132,193
Current liabilities	64,439	8,789	16,944	8,317	30,137
Total liabilities	64,905	55,318	117,205	55,856	65,590
Stockholders’ equity (accumulated deficit)	(23,504)	(23,209)	(15,571)	(20,849)	62,603

Selected Unaudited Pro Forma Financial Information

The following tables set forth selected unaudited pro forma consolidated financial information. The pro forma consolidated financial information combines the historical financial statements of Superior and Warrior after giving effect to the merger using the purchase method of accounting and Superior’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma consolidated financial information. The pro forma information also includes the historical financial information of Bobcat prior to its acquisition by Warrior in December 2005. The pro forma information also includes Superior’s 40% interest, through its equity-method investment in Coldren Resources LP (“Coldren Resources”), in the historical performance of substantially all of Noble Energy, Inc.’s (“Noble”) offshore Gulf of Mexico shelf assets (“Acquired Properties”), which were acquired by Coldren Resources in July 2006. The pro forma adjustments give effect to Superior’s 40% interest in the historical performance of the Acquired Properties through its equity-method investment in Coldren Resources.

The unaudited pro forma financial information should be read in conjunction with Superior’s historical consolidated financial statements, Warrior’s historical financial statements, Bobcat’s historical financial statements and the statements of revenues and direct operating expenses of the Acquired Properties, including the notes thereto, which are incorporated by reference into this proxy statement/prospectus. The selected unaudited pro forma financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this proxy statement/prospectus beginning on page 64.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2006	2005
	(In thousands, except per share data)

Statement of Operations data:
Total revenues	$544,042	$837,654
Net income	89,562	101,633
Earnings per commons share:
Basic	$1.05	$1.22
Diluted	$1.04	$1.20

As of
June 30, 2006

Balance Sheet data:
Total assets	$1,689,315
Long-term debt (including current maturities of long-term debt)	512,504
Shareholders’ equity	739,975

Comparative Historical and Pro Forma Per Share Data

The following tables set forth the historical net income (loss) and book value per share of Superior and Warrior and the pro forma combined per share data on an unaudited basis after giving effect to the acquisition of Warrior by Superior using the purchase method of accounting. The pro forma information also includes the historical financial information of Bobcat prior to its acquisition by Warrior in December 2005 and gives effect to Superior’s 40% interest in the historical performance of the Acquired Properties through its equity-method investment in Coldren Resources. The data is derived from and should be read in conjunction with the Superior, Warrior and Bobcat audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of Superior and Warrior and related notes, the statements of revenues and direct operating expenses of the Acquired Properties and related notes, and the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this proxy statement/prospectus.

The pro forma consolidated Warrior equivalent information shows the effect of the merger from the perspective of an owner of Warrior common stock. The information was computed by multiplying the Superior pro forma consolidated information by the exchange ratio of 0.452. This computation does not include the benefit to Warrior stockholders of the cash component of the merger consideration.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. Neither Superior nor Warrior declared any cash dividends related to their respective common stock during the periods presented.

The pro forma net income (loss) per share for the year ended December 31, 2005 includes the consolidated net income (loss) of Superior, Warrior, Bobcat, and Superior’s 40% interest in the Acquired Properties for the year ended December 31, 2005 on a pro forma basis as if the transactions were consummated on January 1, 2005.

The pro forma net income per share for the six months ended June 30, 2006 includes the consolidated net income (loss) of Superior, Warrior, and Superior’s 40% interest in the Acquired Properties for the six months ended June 30, 2006 on a pro forma basis as if the transactions were consummated on January 1, 2006.

	Six Months Ended	Year Ended
	June 30,	December 31,
	2006	2005
Superior historical
Net income per share — basic	$0.89	$0.87
Net income per share — diluted	$0.87	$0.85
Book value at end of period — diluted	$7.47	$6.58
Superior pro forma consolidated
Net income per share — basic	$1.05	$1.22
Net income per share — diluted	$1.04	$1.20
Book value at end of period — diluted	$8.56	$7.74
Warrior historical
Net income per share — basic	$1.30	$5.75
Net income per share — diluted	$0.98	$4.41
Book value at end of period — diluted	$7.66	$(5.89)
Pro forma consolidated Warrior equivalent(1)
Net income per share — basic	$0.48	$0.55
Net income per share — diluted	$0.47	$0.54
Book value at end of period — diluted	$3.87	$3.50

(1)	Does not reflect the $14.50 cash component of the merger consideration.

Comparative Per Share Market Price Data

Superior’s Market Price Data

Superior’s common stock is listed on the New York Stock Exchange under the symbol “SPN.” This table sets forth, for the periods indicated, the range of high and low sales prices for Superior’s common stock as reported on the New York Stock Exchange. During the time periods shown below, Superior did not declare or pay any dividends on its common stock. Superior’s fiscal year ends on December 31 of each year. As of October 31, 2006, Superior had approximately 127 stockholders of record.

	2004
	High	Low

First quarter	$10.95	$8.98
Second quarter	$11.30	$8.65
Third quarter	$12.93	$9.98
Fourth quarter	$15.73	$11.95

	2005
	High	Low

First quarter	$19.75	$14.58
Second quarter	$18.46	$13.71
Third quarter	$24.10	$17.64
Fourth quarter	$23.98	$17.33

	2006
	High	Low

First quarter	$27.61	$21.30
Second quarter	$35.87	$26.21
Third quarter	$35.75	$21.44

Warrior’s Market Price Data

Warrior’s common stock has been listed on the Nasdaq Global Market (formerly the Nasdaq National Market) under the symbol “WARR” since April 19, 2006. Prior to April 19, 2006, Warrior’s common stock was traded intermittently on the over-the-counter market and quotations appeared in the Pink Sheets under the symbol “WGSV.” This table sets forth, for the periods indicated, the range of high and low sales prices for Warrior’s common stock as reported on the Nasdaq Global Market or the range of high and low bid prices for Warrior’s common stock as quoted in the Pink Sheets. Such prices have been adjusted for a one-for-ten reverse stock split effected on December 27, 2005. During the time periods shown below, Warrior did not declare or pay any dividends on its common stock. Warrior’s fiscal year ends on December 31 of each year. As of October 31, 2006, Warrior had approximately 82 stockholders of record.

	2004
	High	Low

First quarter	$4.10	$2.50
Second quarter	$4.00	$0.50
Third quarter	$2.50	$1.00
Fourth quarter	$2.40	$1.00

	2005
	High	Low

First quarter	$2.70	$1.50
Second quarter	$6.10	$1.20
Third quarter	$9.00	$4.50
Fourth quarter	$12.00	$6.70

	2006
	High	Low

First quarter	$21.00	$10.35
Second quarter	$32.20	$20.60
Third quarter	$25.89	$13.90

Recent Closing Prices

The following table sets forth the closing per share sales prices of Superior’s common stock and Warrior’s common stock as reported on the New York Stock Exchange and the Nasdaq Global Market, respectively, on September 22, 2006, the last full trading day before the public announcement of the fact that Warrior and Superior had entered into a definitive agreement regarding the proposed acquisition, and on November 2, 2006, the most recent practicable trading day prior to the printing of this proxy statement/prospectus:

	Superior	Warrior
	Common Stock	Common Stock

September 22, 2006	$26.18	$14.34
November 2, 2006	$31.20	$28.31

Following the transaction, Superior common stock will continue to be listed on the New York Stock Exchange and, until the completion of the merger, Warrior’s common stock will continue to be listed on the Nasdaq Global Market.

Neither Superior nor Warrior has ever declared or paid cash dividends on its common stock. The policy of Superior is to retain earnings for use in its business.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” on page 26, you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with the business of Superior because these risks will also affect the combined company.

Risk Factors Relating to the Merger

The exchange ratio will not be adjusted in the event the value of Superior common stock declines before the merger is completed. As a result, the value of the shares of Superior common stock at the time that Warrior stockholders receive them could be less than the value of those shares today.

In the merger, Warrior stockholders will be entitled to receive a combination of 0.452 shares of Superior common stock and $14.50 in cash for each share of Warrior common stock owned. The merger agreement does not provide for any adjustment of the exchange ratio for the portion of the merger consideration to be paid in Superior common stock as a result of any change in the market price of shares of Superior common stock between the date of this proxy statement/prospectus and the date that you receive shares of Superior common stock in exchange for your shares of Warrior common stock. The market price of Superior common stock will likely be different, and may be lower, on the date you receive your shares of Superior common stock than the market price of shares of Superior common stock as of the date of this proxy statement/prospectus. During the 12-month period ended on November 2, 2006, the most recent practical date prior to the mailing of this proxy statement/prospectus, Superior common stock traded in a range from a low of $19.82 to a high of $35.87 and ended that period at $31.20. See “Comparative Historical and Pro Forma Per Share Data” beginning on page 11 for more detailed share price information. Differences in Superior’s stock price may be the result of changes in the business, operations or prospects of Superior, market reactions to the proposed merger, commodity prices, general market and economic conditions or other factors. If the market price of Superior common stock declines after you vote, you may receive less value than you expected when you voted. Neither Superior nor Warrior is permitted under the merger agreement to terminate the merger agreement or resolicit the vote of Warrior stockholders because of changes in the market prices of their respective common stock.

The merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, as set forth in the merger agreement. The conditions to the merger include, among others, the receipt of required approvals from Warrior’s stockholders. If any of the conditions to the merger are not satisfied or, if waiver is permissible, not waived, the merger will not be completed. In addition, under circumstances specified in the merger agreement, Superior or Warrior may terminate the merger agreement. As a result, we cannot assure you that we will complete the merger. See “The Merger Agreement — Conditions Precedent” beginning on page 54 for a discussion of the conditions to the completion of the merger. If the merger is not completed, Warrior may lose some or all of the intended benefits of the merger and its stock price may decline, harming your investment.

Certain directors and executive officers of Warrior have interests and arrangements that are different from, or in addition to, those of Warrior’s stockholders and that may influence or have influenced their decision to support or approve the merger.

When considering the recommendation of Warrior’s board of directors with respect to the merger, holders of Warrior common stock should be aware that certain of Warrior’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Warrior stockholders and the interests of Warrior stockholders generally. These interests include, among other things, the following:

•	the acceleration of vesting, prior to the effective time of the merger, of Warrior stock options and restricted stock units for directors and officers;

•	the payment of a $500,000 incentive bonus to Mr. Jenkins upon completion of the merger;

•	the new employment agreement between Mr. Jenkins and Superior to be effective upon completion of the merger;

•	the payment to Mr. McNally of a change of control payment upon the termination of his employment agreement after completion of the merger, which will be equal to $1.5 million if the merger closes on or before December 31, 2006 or three times his total salary and bonus paid over the preceding 12 months if the merger closes after December 31, 2006;

•	indemnification of directors of Warrior against certain liabilities; and

•	liability insurance for directors and officers of Warrior.

As a result, these directors and executive officers may be more likely to support and to vote to approve the merger than if they did not have these interests. Holders of Warrior common stock should consider whether these interests may have influenced these directors and officers to support or recommend adoption of the merger agreement. As of the close of business on the record date for the Warrior special meeting, these directors and executive officers were entitled to vote approximately 0.8% of the shares of Warrior common stock outstanding on that date. These and additional interests of certain directors and executive officers of Warrior are more fully described in the sections entitled “The Merger — Interests of Warrior’s Directors and Executive Officers in the Merger” beginning on page 42 of this proxy statement/prospectus.

Superior may face difficulties in achieving the expected benefits of the merger.

Superior and Warrior currently operate as separate companies. The combined company may not be able to achieve fully the strategic and financial objectives Superior hopes to achieve in the merger, including the merger being accretive to earnings and cash flow. The success of the merger will depend on a number of factors, including the combined company’s ability to compete effectively in the markets in which each company currently operates, expand operations, maintain existing relationships with current customers and retain and attract qualified management and personnel.

Our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement/prospectus.

The unaudited pro forma operating data contained in this proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed merger been consummated on January 1, 2005 or June 30, 2006, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been operated if they had been combined, or how they will be operated in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Warrior will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Warrior and potentially on Superior. These uncertainties may impair Warrior’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Warrior to defer decisions concerning Warrior, or to seek to change existing business relationships with Warrior. Employee retention may be challenging during the pendency of the merger, as employees may have uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty of integration, Superior’s business following the merger could be harmed. In addition, the merger agreement restricts Warrior from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent Warrior from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 50 for a description of the restrictive covenants applicable to Warrior.

The merger agreement limits Warrior’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire Warrior. These provisions include the prohibition on Warrior generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that Warrior pay to Superior $11.5 million, if the merger agreement is terminated in specified circumstances in connection with an alternative transaction. In addition, even if the board of directors of Warrior determines that a competing proposal to acquire Warrior is superior, Warrior may not exercise its right to terminate the merger agreement unless it notifies Superior of its intention to do so and gives Superior at least three business days to propose revisions to the terms of the merger agreement. See “The Merger Agreement — Covenants and Agreements” beginning on page 50 and “The Merger Agreement — Termination” beginning on page 55.

Superior required Warrior to agree to these provisions as a condition to Superior’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Warrior from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Warrior than it might otherwise have proposed to pay.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Warrior.

Although Warrior has agreed that its board of directors will, subject to fiduciary exceptions, recommend that its stockholders approve and adopt the merger agreement, there is no assurance that the merger agreement and the merger will be approved, and there is no assurance that the other conditions to the completion of the merger will be satisfied. If the merger is not completed, Warrior will be subject to several risks, including the following:

•	Warrior may be required to pay Superior $11.5 million, if the merger agreement is terminated under certain circumstances;

•	The current market price of Warrior common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the stock market of Warrior generally and a resulting decline in the market price of Warrior common stock;

•	Certain costs relating to the merger (such as legal, accounting and financial advisory fees) are payable by Warrior whether or not the merger is completed;

•	There may be substantial disruption to the business of Warrior and a distraction of its management and employees from day-to-day operations, because matters related to the merger may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Warrior;

•	Warrior’s business could be adversely affected if it is unable to retain key employees or attract qualified replacements; and

•	Warrior would continue to face the risks that it currently faces as an independent company, as further described in the documents that Warrior has filed with the SEC that are incorporated by reference into this proxy statement/prospectus.

If the merger is not completed, these risks may materialize and may have a material adverse effect on Warrior’s business, financial results, financial condition and stock price.

The price of Superior common stock may be affected by factors different from those affecting the price of Warrior common stock.

Holders of Warrior common stock will receive Superior common stock in the merger. Superior’s business is different in many ways from that of Warrior (including Superior’s significant presence in the Gulf of Mexico, its ownership of offshore oil and gas properties and its greater exposure to international projects), and Superior’s results of operations, as well as the price of Superior’s common stock, may be affected by factors different from those affecting Warrior’s results of operations and the price of Warrior common stock. The price of Superior common stock may fluctuate significantly following the merger, including fluctuation due to factors over which Superior has no control. For a discussion of Superior’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see “Risk Factors — Risk Factors Relating to Superior’s Business Following the Merger,” and “Information About Superior.” For a discussion of Warrior’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see Warrior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this proxy statement/prospectus. See also the other documents incorporated by reference into this proxy statement/prospectus under the caption “Where You Can Find More Information” beginning on page 86 of this proxy statement/prospectus.

Superior will have higher levels of indebtedness following the merger than either Superior or Warrior had before the merger.

You should consider that, following the merger, Superior will have higher levels of debt and interest expense than Superior and Warrior, together, had immediately prior to the merger. As of December 31, 2005, after giving effect to the merger and other currently contemplated related financings, the combined company and its subsidiaries are expected to have approximately $513 million of indebtedness outstanding. See “Superior Unaudited Pro Forma Condensed Consolidated Financial Information” on page 64 of this proxy statement/prospectus. The significant level of combined indebtedness after the merger may have an effect on the combined company’s future operations, including:

•	limiting its ability to obtain additional financing on satisfactory terms to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing its vulnerability to general economic downturns, competition and industry conditions, which could place it at a competitive disadvantage compared to its competitors that are less leveraged;

•	increasing its exposure to rising interest rates because a portion of its borrowings will be at variable interest rates;

•	reducing the availability of its cash flow to fund its working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because it will be required to use a substantial portion of its cash flow to service debt obligations; and

•	limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates.

See “The Merger — Financing of the Merger” on page 42 of this proxy statement/prospectus.

The opinion obtained by Warrior from its financial advisor does not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Simmons & Company International, Warrior’s financial advisor, delivered a “fairness opinion” to the Warrior board of directors. The opinion states that, as of September 22, 2006, the consideration to be received by Warrior stockholders as set forth in the merger agreement was fair to Warrior stockholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after September 22, 2006, including changes to the operations and prospects of Warrior or Superior, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinion is based, may significantly alter the value of Warrior or Superior or the prices of shares of Warrior common stock or Superior common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Warrior received from its financial advisor, see “The Merger — Opinion of Warrior’s Financial Advisor” beginning on page 35. For a description of the other factors considered by Warrior’s board of directors in determining to approve the merger, see “The Merger — Warrior’s Reasons for the Merger” beginning on page 33 and “The Merger — Recommendation of the Warrior Board of Directors” beginning on page 35.

The shares of Superior common stock to be received by Warrior stockholders as a result of the merger will have different rights from the shares of Warrior common stock.

Warrior stockholders will become Superior stockholders, and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Superior and Delaware corporate law. The rights associated with Warrior common stock are different from the rights associated with Superior common stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 73 for a discussion of the different rights associated with Superior common stock.

Warrior stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

After the merger’s completion, Warrior stockholders will own a significantly smaller percentage of Superior than they currently own of Warrior. Following completion of the merger, Warrior stockholders will own approximately 6% of Superior’s outstanding common stock. Consequently, Warrior stockholders will have less influence over the management and policies of Superior than they currently have over the management and policies of Warrior.

The merger may be completed even though Superior or Warrior suffers a material adverse change.

In general, either party may refuse to complete the merger if the other party suffers a material adverse change between September 22, 2006, the date of the signing of the merger agreement, and the closing of the merger. However, certain types of changes would not prevent the merger from going forward, even if the change would have a material adverse effect on Superior or Warrior, including the following:

•	the performance of obligations under the merger agreement;

•	changes in applicable law, rule or regulation or the application thereof;

•	changes affecting the economy or the oilfield services industry generally;

•	changes in the market price of oil or natural gas or the number of active drilling rigs operating;

•	changes in the market price of Superior’s or Warrior’s common stock; or

•	any changes or effects arising out of the public announcement or pending nature of the merger.

In addition, the parties could elect to complete the merger even if one or both parties suffers a material adverse change.

Risk Factors Relating to Superior’s Business Following the Merger

Superior is subject to the cyclical nature of the oil and gas industry.

Superior’s business depends primarily on the level of activity by the oil and gas companies in the Gulf of Mexico and along the Gulf Coast. This level of activity has traditionally been volatile as a result of fluctuations in oil and gas prices and their uncertainty in the future. The purchases of the products and services Superior provides are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures. Therefore, the willingness of Superior customers to make expenditures is critical to Superior’s operations. The levels of such capital expenditures are influenced by:

•	oil and gas prices and industry perceptions of future price levels;

•	the cost of exploring for, producing and delivering oil and gas;

•	the ability of oil and gas companies to generate capital;

•	the sale and expiration dates of offshore leases;

•	the discovery rate of new oil and gas reserves; and

•	local and international political and economic conditions.

Although activity levels in the production and development sectors of the oil and gas industry are less immediately affected by changing prices and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has in the past adversely affected and may in the future, adversely affect Superior’s business. Superior is unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and Superior’s financial condition, results of operations and cash flows.

Superior’s industry is highly competitive.

Superior competes in highly competitive areas of the oilfield services industry. The products and services of each of Superior’s principal industry segments are sold in highly competitive markets, and Superior’s revenues and earnings may be affected by the following factors:

•	changes in competitive prices;

•	fluctuations in the level of activity in major markets;

•	an increased number of liftboats in the Gulf of Mexico;

•	general economic conditions; and

•	governmental regulation.

Superior competes with the oil and gas industry’s largest integrated and independent oilfield service providers. Superior believes that the principal competitive factors in the market areas that it serves are price, product and service quality, availability and technical proficiency.

Superior’s operations may be adversely affected if Superior’s current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than its products and services. Further, additional liftboat capacity in the Gulf of Mexico would increase competition for that service. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on Superior’s results of operations and financial condition. Finally, competition among oilfield service and equipment providers is also affected by each provider’s reputation for safety and quality. Although Superior believes that its reputation for safety and quality service is good, Superior cannot guarantee that it will be able to maintain its competitive position.

Superior may not be able to acquire oil and gas properties to increase its asset utilization.

Superior’s strategy to increase its asset utilization by performing work on its own properties depends on Superior’s ability to find, acquire, manage and decommission mature Gulf of Mexico oil and gas properties. Factors that may hinder Superior’s ability to acquire these properties include competition, prevailing oil and natural gas prices and the number of properties for sale. Another factor that could hinder Superior’s ability to acquire oil and gas properties is its ability to assume additional decommissioning liabilities without posting bonds or providing other financial security to the U.S. Department of Interior, Minerals Management Service, or MMS, or the sellers of these properties, the cost of which may render Superior’s proposal unattractive to Superior or the sellers. In certain instances, the sellers of these properties may have continuing obligations to Superior that are unsecured, and although Superior believes these arrangements represent minimal credit risk, Superior cannot guarantee that any seller will not become a credit risk in the future. If Superior is unable to find and acquire properties meeting its criteria on acceptable terms to it, Superior will not be able to increase the utilization of its assets and services by performing work on its own properties during seasonal downtime and when Superior has available equipment not being utilized by its traditional customer base. Superior cannot guarantee that it will be able to locate and acquire such properties.

Estimates of Superior’s oil and gas reserves and potential liabilities relating to its oil and gas properties may be incorrect.

Superior acquires mature oil and gas properties in the Gulf of Mexico on an “as is” basis and assumes all plugging, abandonment, restoration and environmental liability with limited remedies for breaches of representations and warranties. In addition, Superior acquires these properties without obtaining bonds, other than as required by MMS, to secure the plugging and abandonment obligations. Acquisitions of these properties require an assessment of a number of factors beyond Superior’s control, including estimates of recoverable reserves, future oil and gas prices, operating costs and potential environmental and plugging and abandonment liabilities. These assessments are complex and inherently imprecise and, with respect to estimates of oil and gas reserves, require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. In addition, since these properties are typically older and near the end of their economic lives, Superior’s facilities and operations may be more susceptible to hurricane damage, equipment failure or mechanical problems. In connection with these assessments, Superior performs due diligence reviews that it believes are generally consistent with industry practices. However, Superior’s reviews may not reveal all existing or potential problems. In addition, Superior’s reviews may not permit it to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Superior may not always discover structural, subsurface, environmental or other problems that may exist or arise.

Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by Superior and any significant variance in these assumptions could materially affect the estimated quantity and value of Superior’s proved reserves. Therefore, the risk is that Superior may overestimate the value of economically recoverable reserves and/or underestimate the cost of plugging wells and abandoning production facilities. If costs of abandonment are materially greater or actual reserves are materially lower than Superior’s estimates, they could have an adverse effect on earnings.

Superior is susceptible to adverse weather conditions in the Gulf of Mexico.

Certain areas in and near the Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Substantially all of Superior’s facilities and assets offshore and along the Gulf of Mexico, including the structures and pipelines on its offshore oil and gas properties, are susceptible to damage and/or total loss by these storms. Damage caused by high winds and turbulent seas could potentially cause Superior to curtail both service and production operations for significant periods of time until damage can be assessed and repaired. Moreover, even if Superior does not experience direct damage from any of these storms, Superior may experience disruptions in its operations because customers may curtail their development activities due to damage to their platforms, pipelines and other related facilities.

Due to the losses as a consequence of the hurricanes that occurred in the Gulf of Mexico in 2005 and 2004, Superior may not be able to obtain future insurance coverage comparable with that of prior years, thus putting it at a greater risk of loss due to severe weather conditions. Superior is also likely to experience increased cost for available insurance coverage which will likely impose higher deductibles and limit maximum aggregate recoveries for certain perils such as hurricane related windstorm damage or loss. Any significant uninsured losses could have a material adverse effect on Superior’s financial position, results of operations and cash flows.

Superior depends on key personnel.

Superior’s success depends to a great degree on the abilities of its key management personnel, particularly its chief executive and operating officers and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect Superior.

Superior might be unable to employ a sufficient number of skilled workers.

The delivery of Superior’s products and services requires personnel with specialized skills and experience. As a result, Superior’s ability to remain productive and profitable will depend upon its ability to employ and retain skilled workers. In addition, Superior’s ability to expand its operations depends in part on its ability to increase the size of its skilled labor force. The demand for skilled workers in the Gulf Coast region is high, and the supply is limited. In addition, although Superior’s employees are not covered by a collective bargaining agreement, the marine services industry has been targeted by maritime labor unions in an effort to organize Gulf of Mexico employees. A significant increase in the wages paid by competing employers or the unionization of Superior’s Gulf of Mexico employees could result in a reduction of its skilled labor force, increases in the wage rates that Superior must pay or both. If either of these events were to occur, Superior’s capacity and profitability could be diminished and its growth potential could be impaired.

Superior depends on significant customers.

Superior derives a significant amount of its revenue from a small number of major and independent oil and gas companies. In 2005, Shell accounted for approximately ten percent of Superior’s total revenue. Superior did not have a single customer account for more than ten percent of its total revenue in 2004, and in 2003, sales to a single customer accounted for approximately 11% of its total revenue. Superior’s inability to continue to perform services for a number of its large existing customers, if not offset by sales to new or other existing customers could have a material adverse effect on Superior’s business and operations.

The dangers inherent in Superior’s operations and the limits on insurance coverage could expose Superior to potentially significant liability costs and materially interfere with the performance of its operations.

Superior’s operations are subject to numerous operating risks inherent in the oil and gas industry that could result in substantial losses. These risks include:

•	fires;

•	explosions, blowouts, and cratering;

•	hurricanes and other extreme weather conditions;

•	mechanical problems, including pipe failure;

•	abnormally pressured formations; and

•	environmental accidents, including oil spills, gas leaks or ruptures, uncontrollable flows of oil, gas, brine or well fluids, or other discharges of toxic gases or other pollutants.

Superior’s liftboats are also subject to operating risks such as catastrophic marine disaster, adverse weather conditions, collisions and navigation errors.

The occurrence of these risks could result in substantial losses due to personal injury, loss of life, damage to or destruction of wells, production facilities or other property or equipment, or damages to the environment. In addition, certain of Superior’s employees who perform services on offshore platforms and marine vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make the liability limits established by federal and state workers’ compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against Superior for damages for job-related injuries. In such actions, there is generally no limitation on Superior’s potential liability.

Any litigation arising from a catastrophic occurrence involving Superior’s services, equipment or oil and gas production operations could result in large claims for damages. The frequency and severity of such incidents affect Superior’s operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents, or the general level of compensation awards with respect to such incidents, could affect Superior’s ability to obtain projects from oil and gas companies or insurance. Superior maintains several types of insurance to cover liabilities arising from its services, including onshore and offshore non-marine operations, as well as marine vessel operations. These policies include primary and excess umbrella liability policies with limits of $50 million per occurrence, including sudden and accidental pollution incidents. Superior also maintains property insurance on its physical assets, including marine vessels, and operating equipment. Successful claims for which Superior is not fully insured may adversely affect Superior’s working capital and profitability.

For Superior’s oil and gas operations, Superior maintains control of well, operators extra expense and pollution liability coverage, to include its liabilities under the federal Oil Pollution Act of 1990, or OPA. Limits maintained for these operations are $50 million per occurrence for well control incidents unrelated to windstorm, and $75 million in the aggregate for windstorm related events. The liability limit is $50 million per occurrence for non-well control events. Superior also maintains property insurance on its physical assets, including offshore production facilities, pipelines and operating equipment. As a result of the losses caused by recent hurricanes in the Gulf of Mexico, Superior experienced very substantial increases in its costs of insurance, as well as increased deductibles and self-insured retentions. Any significant uninsured losses could have a material adverse effect on Superior’s financial position, results of operations and cash flows.

The cost of many of the types of insurance coverage maintained by Superior has increased significantly during recent years and resulted in the retention of additional risk by Superior, primarily through higher insurance deductibles. Very few insurance underwriters offer certain types of insurance coverage maintained by Superior, and there can be no assurance that any particular type of insurance coverage will continue to be available in the future, that Superior will not accept retention of additional risk through higher insurance deductibles or otherwise, or that Superior will be able to purchase its desired level of insurance coverage at commercially feasible rates. Further, due to the losses as a result of hurricanes that occurred in the Gulf of Mexico in 2005 and 2004, Superior was not able to obtain insurance coverage comparable with that of prior years, thus putting Superior at a greater risk of loss due to severe weather conditions. In addition, Superior is experiencing increased costs for available insurance coverage which also impose higher deductibles and limit maximum aggregate recoveries for certain perils such as hurricane related windstorm damage or loss. As a result, Superior has been forced to modify its risk management program in response to changes in the insurance market, including increased risk retention. Any significant uninsured losses could have a material adverse effect on Superior’s financial position, results of operations and cash flows.

The occurrence of any of these risks could also subject Superior to clean-up obligations, regulatory investigation, penalties or suspension of operations. Further, Superior’s operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

•	the presence of unanticipated pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in obtaining drilling rigs or in the delivery of equipment and services.

Oil and gas prices are volatile, and low prices could have a material adverse impact on Superior’s business.

Superior’s revenues, profitability and future growth and the carrying value of its oil and gas properties depend substantially on the prices Superior realizes for its production. Superior’s realized prices also affect the amount of cash flow available for capital expenditures and Superior’s ability to borrow and raise additional capital.

Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply of oil and gas;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	political conditions in oil and gas producing regions;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

•	the price and availability of alternative fuel sources.

It is impossible to predict oil and gas price movements with certainty. Lower oil and gas prices may not only decrease Superior’s revenues on a per unit basis but also may reduce the amount of oil and gas that it can produce economically. A substantial or extended decline in oil or gas prices may materially and adversely affect Superior’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and gas prices do not necessarily move together.

Superior’s oil and gas revenues are subject to commodity price risk.

Superior is subject to market risk exposure in the pricing applicable to its oil and gas production. Considering the historical and continued volatility and uncertainty of prices received for oil and gas production, Superior has and may continue to enter into hedging arrangements to reduce its exposure to decreases in the prices of natural gas and oil.

Hedging arrangements expose Superior to risk of significant financial loss in some circumstances, including circumstances where:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

•	Superior’s production and/or sales of natural gas are less than expected;

•	payments owed under derivative hedging contracts typically come due prior to receipt of the hedged month’s production revenue; and

•	the other party to the hedging contract defaults on its contract obligations.

Superior cannot assure you that the hedging transactions it enters into will adequately protect it from declines in the prices of natural gas and oil. In addition, Superior’s hedging arrangements will limit the benefit it would receive from increases in the prices for natural gas and oil.

Factors beyond Superior’s control affect its ability to market oil and gas.

The availability of markets and the volatility of product prices are beyond Superior’s control and represent a significant risk. The marketability of Superior’s production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Superior’s ability to market oil and gas also depends on other factors beyond its control, including:

•	the level of domestic production and imports of oil and gas;

•	the proximity of gas production to gas pipelines;

•	the availability of pipeline capacity;

•	the demand for oil and natural gas by utilities and other end users;

•	the availability of alternate fuel sources;

•	state and federal regulation of oil and gas marketing; and

•	federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, Superior’s ability to market oil and gas could be adversely affected.

Superior is vulnerable to the potential difficulties associated with rapid expansion.

Superior has grown rapidly over the last several years through internal growth and acquisitions of other companies. Superior believes that its future success depends on its ability to manage the rapid growth that Superior has experienced and the demands from increased responsibility on its management personnel. The following factors could present difficulties to Superior:

•	lack of sufficient executive-level personnel;

•	increased administrative burden; and

•	increased logistical problems common to large, expansive operations.

If Superior does not manage these potential difficulties successfully, its operating results could be adversely affected.

Superior’s inability to control the inherent risks of acquiring businesses could adversely affect its operations.

Acquisitions have been and Superior believes will continue to be a key element of its business strategy. Superior cannot assure you that it will be able to identify and acquire acceptable acquisition candidates on terms favorable to it in the future. Superior may be required to incur substantial indebtedness to finance future acquisitions. Such additional indebtedness service requirements may impose a significant burden on Superior’s results of operations and financial condition. Superior cannot assure you that it will be able to successfully consolidate the operations and assets of any acquired business with its own business. Acquisitions may not perform as expected when the acquisition was made and may be dilutive to Superior’s overall operating results. In addition, Superior’s management may not be able to effectively manage its increased size or operate a new line of business.

The nature of Superior’s industry subjects it to compliance with regulatory and environmental laws.

Superior’s business is significantly affected by a wide range of local, state and federal statutes, rules, orders and regulations relating to the oil and gas industry in general, and more specifically with respect to the environment, health and safety, waste management and the manufacture, storage, handling and transportation of hazardous wastes. The failure to comply with these rules and regulations can result in the revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Further, laws and regulations in this area are complex and change frequently. Changes in laws or regulations, or their enforcement, could subject Superior to materials costs.

Superior’s oil and gas operations are conducted on federal leases that are administered by MMS and are required to comply with the regulations and orders promulgated by MMS under the Outer Continental Shelf Lands Act. MMS regulations also establish construction requirements for production facilities located on federal offshore leases and govern the plugging and abandonment of wells and the removal of production facilities from these leases. Under limited circumstances, MMS could require Superior to suspend or terminate its operations on a federal lease. MMS also establishes the basis for royalty payments due under federal oil and natural gas leases through regulations issued under applicable statutory authority.

Superior’s oil and gas operations are also subject to certain requirements under OPA. Under OPA and its implementing regulations, “responsible parties,” including owners and operators of certain vessels and offshore facilities, are strictly liable for damages resulting from spills of oil and other related substances in United States waters, subject to certain limitations. OPA also requires a responsible party to submit proof of its financial ability to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Further, OPA imposes other requirements, such as the preparation of oil spill response plans. In the event of a substantial oil spill originating from one of Superior’s facilities, Superior could be required to expend potentially significant amounts of capital which could have a material adverse effect on its future operations and financial results.

Superior has compliance costs and potential environmental liabilities with respect to its offshore and onshore operations, including its environmental cleaning services. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. These environmental statutes may impose liability without regard to negligence or fault. In addition, Superior may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Superior believes that its present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. Superior also believes that compliance with such laws has not had a material adverse effect on its operations. However, Superior is unable to predict whether environmental laws and regulations will have a material adverse effect on its future operations and financial results. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution.

Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and plugging and abandonment and reports concerning operations. Federal and state laws that also require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned significantly affect the demand for Superior’s plug and abandonment services. A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for Superior’s services and products. In addition, demand for Superior’s services is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in its areas of operations for economic, environmental or other policy reasons could also adversely affect Superior’s operations by limiting demand for its services.

The regulatory burden on Superior’s business increases its costs and, consequently, affects its profitability. Superior is unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted.

Superior is also unable to predict the effect that any such events may have on it, its business, or its financial condition.

A terrorist attack or armed conflict could harm Superior’s business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent Superior from meeting its financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for Superior’s services and causing a reduction in its revenues. Oil and gas related facilities could be direct targets of terrorist attacks, and Superior’s operations could be adversely impacted if infrastructure integral to customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Superior will be subject to additional political, economic, and other uncertainties as it expands its international operations.

A key element of Superior’s business strategy is to continue its international expansion into international oil and gas producing areas such as Mexico, Trinidad, Venezuela, West Africa, the Middle East, the Far East, Australia, Eastern Canada and the North Sea. Superior’s international operations are subject to a number of risks inherent in any business operating in foreign countries, including, but not limited to:

•	political, social and economic instability;

•	potential seizure or nationalization of assets;

•	increased operating costs;

•	modification or renegotiating of contracts;

•	import-export quotas;

•	currency fluctuations; and

•	other forms of government regulation which are beyond Superior’s control.

Superior’s operations have not yet been affected to any significant extent by such conditions or events, but as Superior’s international operations expand, the exposure to these risks will increase. Superior could, at any one time, have a significant amount of its revenues generated by operating activity in a particular country. Therefore, its results of operations could be susceptible to adverse events beyond its control that could occur in the particular country in which Superior is conducting such operations. Superior anticipates that its contracts to provide services internationally will generally provide for payment in U.S. dollars and that Superior will not make significant investments in foreign facilities. To the extent Superior makes investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of Superior’s assets and its income could be adversely affected by fluctuations in the value of local currencies.

Additionally, Superior’s competitiveness in international market areas may be adversely affected by regulations, including, but not limited to, regulations requiring:

•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

Superior cannot predict what types of the above events may occur.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Each of Superior and Warrior has based these forward-looking statements on their respective current expectations about future events. Further, statements that include the words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to Superior or Warrior, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the judgment of the respective management of Superior and Warrior and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus under “Risk Factors” and elsewhere and those incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the factors described under “Risk Factors” beginning on page 14 of this proxy statement/prospectus;

•	the factors that generally affect Warrior’s and Superior’s businesses as further outlined in their respective “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein, and elsewhere in this proxy statement/prospectus, including the performance of contracts by suppliers, customers and partners; employee management issues; and complexities of global political and economic developments; and

•	the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this proxy statement/prospectus and the documents incorporated by reference.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Superior nor Warrior undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING OF WARRIOR STOCKHOLDERS

General

This document is being furnished to stockholders of Warrior in connection with the solicitation of proxies by the board of directors of Warrior to adopt the merger agreement.

Date, Time and Place

The special meeting of the stockholders of Warrior is scheduled to be held at Columbus Country Club, 2331 Military Road, Columbus, Mississippi 39705, on December 12, 2006, at 10:00 a.m. local time.

Purpose of the Warrior Special Meeting

At the special meeting, stockholders of Warrior will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2006, by and among Superior Energy Services, Inc., SPN Acquisition Sub, Inc. and Warrior Energy Services Corporation, pursuant to which Warrior will merge with and into SPN Acquisition Sub, Inc., with SPN Acquisition Sub, Inc. as the surviving corporation. A copy of the merger agreement is attached to this document as Annex A.

Record Date; Voting Rights; Quorum; Required Vote

Only holders of record of Warrior common stock at the close of business on October 31, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. On the record date, 11,237,944 shares of Warrior common stock were issued and outstanding and were held by approximately 82 holders of record.

At the special meeting, stockholders of Warrior will be entitled to one vote for each share of Warrior common stock owned of record on the record date. The holders of a majority of the Warrior common stock must be present, either in person or by proxy, to constitute a quorum at the meeting.

The affirmative vote of a majority of the outstanding shares of Warrior common stock is required for the adoption of the merger agreement.

Stock Ownership by Directors and Executive Officers

On the record date, the directors and executive officers of Warrior owned an aggregate of 86,275 outstanding shares of common stock of Warrior entitled to vote at the special meeting, which is less than 1% of the shares then outstanding. These directors and executive officers have indicated that they intend to vote their shares in favor of the proposal to adopt the merger agreement.

Voting and Revocation of Proxies

Stockholders of Warrior may vote their shares of common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-paid envelope to Warrior in a timely manner. If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If you vote by proxy, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting. If a written proxy card is signed by a stockholder of Warrior and returned without instructions, the shares represented by the proxy will be voted FOR the adoption of the merger agreement and any adjournment or postponement of the special meeting to solicit additional proxies.

WARRIOR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

Do not forward your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you, which will enable you to receive the merger consideration.

A proxy solicited by the Warrior board of directors may be revoked at any time before it is voted at the special meeting by:

•	giving a written notice to the Corporate Secretary of Warrior;

•	submission of a proxy bearing a later date filed with the Secretary of Warrior at or before the meeting by mail;

•	attending the special meeting and voting in person at the meeting; or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Attendance at the meeting will not, by itself, revoke your proxy.

The Secretary of Warrior will be in attendance at the special meeting and, prior thereto, can be reached at the following address:

Warrior Energy Services Corporation
2 Northpoint Drive, Suite 900
Houston, Texas 77060
Attention: Ron Whitter, Secretary
Phone No.: (832) 775-0016

Election inspectors appointed for the special meeting will tabulate the votes cast by proxy or in person at the special meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining a quorum if (1) proxies are marked as abstentions, (2) Warrior stockholders appear in person but abstain from voting, or (3) a broker indicates on the proxy that it does not have discretionary authority regarding certain shares.

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Warrior common stock, the failure to submit a proxy card or a voting instruction card or to vote in person, or the abstention from voting by a stockholder, will have the same effect as a vote against adoption of the merger agreement.

No other business is expected to be transacted at the special meeting.

Warrior Shares Held in Street Name

Warrior stockholders who hold their shares in “street name,” meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

Banks, brokers or other record holders holding shares of Warrior common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Warrior board of directors. Warrior and Superior have agreed to equally share expenses incurred in printing and mailing this proxy statement and prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of Warrior and its subsidiaries intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. Warrior and Superior will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. Warrior has also engaged Georgeson, Inc. to assist it in connection with the solicitation of proxies and will pay Georgeson, Inc., a fee of approximately $8,500 for its services and reimburse its reasonable out-of-pocket expenses.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Superior and Warrior encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

The boards of directors of Superior and Warrior have unanimously approved the merger agreement providing for the merger of Warrior into Merger Sub. Merger Sub, a wholly owned subsidiary of Superior, will be the surviving entity in the merger, and upon completion of the merger, the separate corporate existence of Warrior will terminate. We expect to complete the merger late in the fourth quarter of 2006.

Background of the Merger

From June 1997 through January 2000, Warrior completed a series of private financings with St. James Capital Partners, L.P. and SJMB, L.P. (the “St. James Partnerships”), related individuals and family entities and other unaffiliated investors. These transactions resulted in the beneficial ownership by St. James Partnerships, and related individuals and family entities of warrants to purchase shares of Warrior common stock and convertible subordinated notes representing a substantial majority of the fully diluted shares of Warrior common stock.

In early 2000, Warrior began pursuing a transaction that would allow the St. James Partnerships to dispose of their interests in Warrior. In 2000, Warrior retained a financial advisor to advise Warrior with respect to a potential sale of the company. Warrior received several indications, but did not enter into a letter of intent or definitive agreement with any party at that time. In November 2001, another financial advisor was retained to advise Warrior in connection with any proposed business combination, including a sale of Warrior. Beginning in April 2003, Warrior and its financial advisor conducted a broad marketing process to identify and engage potential buyers. In September 2003, November 2004 and April 2005, Warrior entered into letters of intent to sell the company with three separate private equity firms. Negotiations with these firms did not lead to a definitive agreement, and the letters of intent were terminated. In addition to these three private equity firms, Mr. William L. Jenkins, Warrior’s Chairman of the Board, President and Chief Executive Officer, and Warrior’s financial advisor had discussions and gave presentations to other entities regarding a potential business combination. Over 40 of these other entities, one of which was Superior, entered into a confidentiality agreement with Warrior, but none of these activities led to a letter of intent to acquire Warrior. During this process, Warrior gained additional insight as to the potential terms under which a business combination might be achieved.

In October 2005, Warrior commenced a recapitalization process to eliminate the overhang of its derivative securities and thereby provide a simplified and clearer capital structure and greater financial, operational and administrative flexibility. This process resulted in the exchange by Warrior of a portion of its outstanding warrants for shares of its common stock and agreements with the St. James Partnerships and certain other entities pursuant to which the St. James Partnerships and those entities agreed to convert their convertible subordinated notes and accrued interest into shares of Warrior common stock and agreed to sell to Warrior at the closing of an underwritten public offering those shares, their remaining warrants and any other shares of Warrior common stock they held. On April 24, 2006, Warrior completed an underwritten public offering of shares of its common stock. At the closing of the offering, Warrior applied the net proceeds it received to the repayment of debt and the repurchase of the equity securities described above. In connection with the offering, directors affiliated with the St. James Partnerships resigned, and three independent directors joined the board.

Representatives of Superior and Warrior first began having discussions regarding a potential business combination in July 2006. On July 14, 2006, Sam Hardy, Vice President of Warrior, met with Mr. Kenneth L. Blanchard, President and Chief Operating Officer of Superior, at Superior’s request. They discussed the business philosophy of the two management teams and explored whether or not a potential combination could be beneficial to both companies.

On July 28, 2006, several members of Superior’s management team, including Mr. Terence E. Hall, Superior’s Chairman of the Board and Chief Executive Officer, met with Mr. Jenkins and Mr. Hardy in New Orleans, Louisiana, to discuss Superior’s interest in a potential business combination with Warrior. At that meeting, Mr. Hall advised Mr. Jenkins of Superior’s interest in acquiring Warrior. During these discussions, Mr. Jenkins indicated that Warrior was committed to and confident in its strategic plan and was not for sale, but he would present any proposal from Superior to Warrior’s board for its consideration. On July 31, 2006, Warrior and Superior entered into a confidentiality and standstill agreement. Shortly after the parties entered into that agreement, Warrior delivered to Superior management financial and operational projections for 2006 through 2008.

To advance Superior’s understanding of Warrior’s business, on August 15, 2006, at the request of Warrior, representatives of Simmons & Company International (“Simmons”) met with Superior representatives in Houston and provided an overview of Warrior and a preliminary combination analysis, showing the potential financial impact to Superior of an acquisition of Warrior under a range of valuation and financing alternatives.

In August 2006, Superior and representatives from Johnson Rice & Company, LLC (“Johnson Rice”), entered into discussions whereby Johnson Rice would act as Superior’s financial advisors regarding a potential combination with Warrior.

On August 28, 2006, at a regularly scheduled board meeting, Mr. Robert J. McNally, Warrior’s Executive Vice President of Operations and Finance, reported to Warrior’s board of directors concerning the discussions with Superior. At that meeting, the Warrior board of directors established the independent committee, comprised of directors who were not officers or employees of Warrior, as an oversight committee to consider, and make a recommendation to the board of directors concerning, any business combination with Superior. The board also authorized management to engage in further exploratory discussions with Superior. Mr. Jenkins informed the board of directors that Warrior intended to retain Simmons as financial advisor to Warrior in connection with Superior’s proposal. Subsequently, Warrior executed an engagement letter with Simmons, dated as of September 1, 2006, to act as its financial advisor in connection with evaluating a possible transaction with Superior.

Later in the day on August 28, 2006, senior executives of Superior and Warrior and their financial advisors met to review Warrior’s financial projections and discuss operational and business issues.

On August 31, 2006, Mr. Hall sent a letter to Mr. Jenkins. In the letter, Mr. Hall proposed a transaction in which Warrior stockholders would receive a combination of cash and Superior common stock having a value of $29 per share, with cash consideration of 40% to 60% of the purchase price. The letter also indicated that the proposal was subject to completion of satisfactory due diligence, the negotiation and execution of a mutually satisfactory merger agreement and customary closing conditions, but no financing contingencies were identified. Prior to sending the letter, Mr. Hall contacted Simmons to notify them of the principal terms of the proposed transaction, including the premium to the current market price of Warrior common stock of approximately 50% and other valuation parameters.

On September 1, 2006, the board of directors of Warrior met to review the proposed transaction. Simmons presented an analysis of the proposal. The Warrior board instructed Simmons to make a counter proposal to Superior at $30 per share. Later that day, Simmons contacted Mr. Hall and delivered the counter proposal. Mr. Hall later that evening indicated to representatives of Simmons that Superior was not prepared to increase its proposed transaction price.

On September 2, 2006, the board of directors of Warrior met to again review the proposed transaction. The board authorized management to advance due diligence activities and to commence negotiation of definitive documents based on a $29.00 per share transaction price, with cash consideration representing 50% of the purchase price.

On September 8, 2006, representatives of Warrior and Superior and their financial advisors met to conduct due diligence regarding Superior, including a review of financial projections and operations of Superior’s major business segments. Also on that date, Superior and its legal representatives received due diligence materials from Warrior in response to their initial due diligence request and commenced Superior’s legal due diligence.

On September 12, 2006, Mr. Hall contacted representatives of Simmons to discuss the decline in both parties’ stock prices. Simmons subsequently contacted Mr. Jenkins to discuss possible mechanisms to determine the amount of stock consideration to be received by Warrior stockholders in the transaction.

On September 12, 2006, the Warrior board met to discuss the status of the transaction. Management provided an update on the status of the due diligence review by both companies and indicated that due diligence was substantially complete and no significant issues had been identified. The board discussed the decline in both parties’ stock price since September 2, 2006 and discussed possible mechanisms to determine the amount of stock consideration to be received by Warrior stockholders in the transaction, as well as other issues, including the breakup fee.

Later in the day on September 12, 2006, Mr. Hall and Mr. McNally discussed the proposed transaction terms in light of the significant decrease in both Warrior and Superior stock prices since September 1, 2006. Messrs. Hall and McNally agreed to progress a transaction on the basis of consideration consisting of $14.50 cash and 0.452 shares of Superior common stock, which totaled $29.00 per share based on the closing price of the Superior common stock on September 1, 2006, subject to negotiation of a mutually satisfactory definitive merger agreement.

On September 13, 2006, the Superior board met to discuss the transaction and Johnson Rice gave a presentation and analysis of the proposed business combination with Warrior.

On September 14, 2006, Superior distributed a draft merger agreement prepared by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Superior’s outside counsel, to Warrior and its outside counsel, Rosen, Cook, Sledge, Davis, Shattuck & Oldshue, P.A., William S. Clarke, P.A. and Baker Botts L.L.P. Warrior’s outside counsel consulted with Warrior management and advisors regarding the draft merger agreement proposed by Superior. On September 15, 2006, counsel to Warrior sent comments on the merger agreement to Superior’s counsel and advisors.

From September 16, 2006 through September 19, 2006, Mr. Hall, Mr. Robert S. Taylor, Superior’s Executive Vice President and Chief Financial Officer, and Messrs. Jenkins and McNally, together with their respective legal advisors, discussed several times via telephonic conference the terms of the merger agreement. These negotiations covered various aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of Warrior’s business, the conditions to completion of the merger, treatment of employee stock options and other derivative securities, the details of the “no shop” clause and provisions regarding termination, including the amount, triggers and payment of the termination fee. In addition, the parties discussed the possibility of amending employment agreements with certain executives of Warrior to modify the non-competition covenants in the agreements.

During this process, the Warrior board of directors, and, in particular, the independent committee, were kept apprised of the developments and negotiations with Superior through various telephone conversations.

On September 20, 2006, the Warrior board met to discuss the status of negotiations on the merger agreement. Counsel to Warrior and management summarized the terms of the merger agreement and the issues being discussed by the parties. A representative of Baker Botts advised the Warrior board of directors of their legal duties in connection with considering the proposed transaction. A representative of Simmons then reviewed with the Warrior board of directors Simmons’ financial analyses with respect to the proposed transaction. Each of Simmons and management also discussed with the Warrior board of directors other strategic options available to Warrior. The board then instructed counsel and management regarding its position on the merger agreement issues. Counsel to Warrior then discussed these issues with counsel to Superior.

On September 21, 2006, the Superior board of directors held a special meeting at which they approved the terms of the merger and authorized management to finalize the merger agreement and any other required documents. Negotiations on the terms of the merger agreement continued. That same day, the Warrior board met and management of and counsel to Warrior provided an update regarding the transaction.

On Friday, September 22, 2006, final negotiations on various open issues occurred and final changes to the merger agreement and related documents were made.

During the evening of September 22, 2006, the Warrior board of directors held a special meeting to consider the Superior proposal with certain members of management and counsel to Warrior and representatives of Simmons were present. The Warrior board of directors was advised of events relating to the transaction since the board meeting on September 21, 2006. A representative of Baker Botts again advised the Warrior board of directors of their legal duties in connection with considering the proposed transaction. A representative of Simmons then provided a summary and update to the Warrior board of directors of Simmons’s financial analyses with respect to the proposed transaction. Following this presentation, Simmons rendered its oral opinion to the board of directors of Warrior, which was subsequently confirmed in writing, to the effect that, as of September 22, 2006, the consideration to be received by the holders of shares of Warrior common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The independent committee unanimously recommended approval of the transaction to the board of directors based on the terms and conditions of the draft merger agreement. After extensive discussion and deliberation and based on the factors described below, the Warrior board of directors unanimously determined that the merger agreement, the merger and the transactions contemplated thereby were fair to and in the best interests of Warrior and its stockholders, approved and declared advisable the merger agreement and resolved to recommend that the Warrior stockholders vote to adopt the merger agreement.

Following the approval of the Warrior board, Superior and Warrior executed the merger agreement in the evening of September 22, 2006. Before the opening of trading on the next business day, September 25, 2006, the parties publicly announced the execution of the merger agreement.

Warrior did not solicit any alternative proposal to Superior’s proposal in light of, among other things, the attractiveness of Superior’s proposal, the potential for business disruption and the fact that, under the circumstances and conditions described more fully under “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination,” and “The Merger Agreement — Fees and Expenses,” Warrior can furnish information to and conduct negotiations with a third party in connection with certain acquisition proposals that are reasonably likely to lead to a superior proposal.

Warrior’s Reasons for the Merger

The Warrior board of directors, at a special meeting held on September 22, 2006, determined that the merger and the merger agreement are advisable, fair to and in the best interests of Warrior and its stockholders.

In the course of evaluating the merger, the board consulted with management, as well as its legal and financial advisors, and considered a number of factors, including the following:

•	the board’s familiarity with, and understanding of, Warrior’s business, financial condition, results of operations, current business strategy and earnings and prospects and of Superior’s business, financial condition, results of operations, business strategy and earnings (including the report of Warrior’s management on the results of its due diligence review of Superior);

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity) and the perceived risks thereof, the range of possible benefits to Warrior’s stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any of such alternatives, and the board’s assessment that the merger with Superior presents a superior opportunity to such alternatives;

•	the board’s understanding of the current and prospective markets in which Warrior operates, the competitive landscape for energy service industry participants generally and the likely effect of these factors on Warrior in light of, and in the absence of, the merger;

•	the board’s understanding, and management’s review, of Warrior’s current and prospective business, and the board’s and management’s belief that:

•	the trading value for shares of Warrior common stock was not likely to exceed the value of the merger consideration in the foreseeable future if Warrior remained independent;

•	maximizing Warrior’s business opportunities would require significant capital outlays that would be borne significantly more readily if the company were part of a larger and more diversified organization; and

•	the ability of Warrior to compete effectively during an industry downturn would be enhanced if the company were part of a larger and more diversified organization;

•	the board’s understanding, and management’s review, of overall market conditions, including then-current industry conditions and Warrior’s trading price, and the board’s determination that, in light of these factors, the timing of a potential transaction was favorable to Warrior;

•	the fact that the $26.33 per share value of the consideration to Warrior’s stockholders in the merger (based on the closing price of Superior shares on the NYSE composite transaction reporting system on the last trading day prior to the date of the public announcement of the proposed merger) represents;

•	a premium of $11.99, or approximately 84%, over the closing sale price of $14.34 for Warrior’s common stock on that day; and

•	a premium of $7.91, or approximately 43%, over the average closing sale price of $18.42 for Warrior’s common stock over the 30 trading day period preceding the date of public announcement of the proposed merger;

•	the financial presentation of Simmons to the Warrior board of directors on September 22, 2006 and the opinion of Simmons rendered on September 22, 2006 to the Warrior board of directors to the effect that, based upon and subject to the matters set forth in its written opinion, as of September 22, 2006, the consideration to be received by Warrior stockholders as set forth in the merger agreement was fair to such stockholders from a financial point of view, as more fully described below under the caption “The Merger — Opinion of Warrior’s Financial Advisor”;

•	the fact that, because a portion of the merger consideration is payable in the form of Superior shares, Warrior stockholders will have the opportunity to participate in the performance of the combined post-merger company; in that regard, the Warrior board understood that the volatility of prices for energy service company stocks would cause the value of the merger consideration to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for stockholders to have an opportunity to retain some continuing investment in the post-merger combined company;

•	The view of the board of directors that the merger will provide Warrior stockholders the opportunity to benefit from greater liquidity of their investment due to the greater trading volume of the Superior common stock in comparison to the Warrior common stock;

•	the terms of the merger agreement, including the blend of cash and stock consideration, as reviewed by the Warrior board of directors with Warrior’s legal advisors, including:

•	the conditions to closing of the merger, including the absence of a financing condition, and the fact that approval by Superior’s stockholders was not required; and

•	Warrior’s ability to furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal under certain circumstances, as more fully described under “The Merger Agreement — No Solicitation”;

•	management’s assessment that Superior has the financial capability to consummate the merger;

•	the view of the Warrior board of directors, based upon the advice of management after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger could be obtained;

•	the expectation that the merger would qualify as a reorganization for federal income tax purposes and the receipt by Warrior stockholders of shares of Superior common stock would not be taxable for U.S. federal income tax purposes;

•	the fact that gains from the cash portion of the merger consideration would be taxable to Warrior stockholders for U.S. federal income tax purposes; and

•	the fact that Warrior will no longer exist as an independent company and its stockholders will no longer directly participate in the growth of Warrior or the pursuit of its stand-alone business plan.

The Warrior board of directors also considered potential risks associated with the merger in connection with its evaluation of the proposed transaction, including:

•	the risks of the type and nature described under “Risk Factors”;

•	the possibility that the DOJ, the FTC or other regulatory authorities might seek to enjoin or otherwise prevent the merger, which possibility the board considered to be low;

•	with respect to the equity component of the consideration, the volatility of trading prices of energy service companies, and the fact that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Superior’s stock price prior to completion of the merger; and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the equity component of the merger consideration attributable to the Superior stock price;

•	the interests of certain of Warrior’s executive officers and directors described under “The Merger — Interests of Warrior’s Directors and Executive Officers in the Merger”;

•	the restrictions on the conduct of Warrior’s business prior to the consummation of the merger, requiring Warrior to conduct its business in the ordinary course consistent with past practice subject to specific limitations, which may delay or prevent Warrior from undertaking business opportunities that may arise pending completion of the merger;

•	the risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on Warrior’s sales, operating results and stock price and Warrior’s ability to retain key management and personnel;

•	the requirement that Warrior submit the merger agreement to its stockholders even if the Warrior board withdraws its recommendation, which could delay or prevent Warrior from pursuing a superior proposal if one were to become available;

•	the requirement that, while Warrior is not prohibited from responding (at any time prior to Warrior’s stockholders’ adoption of the merger agreement and in the manner provided in the merger agreement) to certain acquisition proposals that are reasonably likely to lend to a superior proposal, Superior may terminate the merger agreement in the circumstances described under “The Merger Agreement — Termination”; and

•	the risk, which is common in transactions of this type, that the terms of the merger agreement, including provisions relating to Warrior’s payment of a termination fee under specified circumstances, might discourage other parties that could otherwise have an interest in a business combination with, or an acquisition of, Warrior from proposing such a transaction (see “The Merger Agreement — Termination”).

In view of the variety of factors and the quality and amount of information considered as well as the complexity of these matters, the board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors and risks considered in reaching its determination. The Warrior board conducted an overall analysis of the factors and risks described above and considered the factors and risks overall to be favorable to, and to support, its determination. The board did not undertake to make any specific determination as to whether any particular factor or risk, or any aspect of any particular factor or risk, was favorable or unfavorable to its ultimate determination. Individual members of the board may have given different weight to different factors and risks.

Recommendation of the Warrior Board of Directors

After careful consideration, the board of directors of Warrior has determined that the proposed merger as described in the merger agreement is advisable and in the best interests of Warrior and its stockholders.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF WARRIOR HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND DETERMINED IT TO BE IN THE BEST INTERESTS OF WARRIOR AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT WARRIOR’S STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

Opinion of Warrior’s Financial Advisor

Simmons has acted as financial advisor to Warrior with respect to evaluating a merger with Superior. The Warrior board of directors instructed Simmons, in its role as financial advisor, to evaluate the fairness, from a financial point of view, of the merger consideration to be received by Warrior stockholders pursuant to the merger agreement.

On September 22, 2006, Simmons delivered its oral opinion to the board of directors to the effect that, as of such date and based upon and subject to factors and assumptions set forth in its opinion, which were discussed in greater detail with the board of directors, the merger consideration to be received by the Warrior stockholders pursuant to the transaction in accordance with the merger agreement was fair to the Warrior stockholders from a financial point of view. Simmons subsequently confirmed its opinion in writing by a letter dated September 22, 2006.

THE FULL TEXT OF THE SIMMONS FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE SIMMONS FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SIMMONS FAIRNESS OPINION. STOCKHOLDERS OF WARRIOR ARE URGED TO READ THE SIMMONS FAIRNESS OPINION IN ITS ENTIRETY. IN ARRIVING AT ITS OPINION, SIMMONS DID NOT ASCRIBE A SPECIFIC VALUE TO WARRIOR, BUT RATHER MADE ITS DETERMINATION AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY WARRIOR STOCKHOLDERS IN THE TRANSACTION ON THE BASIS OF THE FINANCIAL AND COMPARATIVE ANALYSES DESCRIBED BELOW. SIMMONS’ OPINION IS FOR THE USE AND BENEFIT OF THE WARRIOR BOARD OF DIRECTORS AND WAS RENDERED TO THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF WARRIOR TO ENGAGE IN THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. MOREOVER, IT DOES NOT CONSTITUTE A RECOMMENDATION BY SIMMONS TO ANY WARRIOR STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT.

In connection with the Simmons Fairness Opinion, Simmons reviewed, among other things:

•	the Agreement and Plan of Merger dated as of September 22, 2006;

•	the financial statements and other information concerning Warrior, including Warrior’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2005, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, the Current Reports on Form 8-K filed on February 13, 2006, February 14, 2006, February 22, 2006, March 31, 2006, April 3, 2006, April 19, 2006, April 24, 2006, April 27, 2006, May 9, 2006, May 12, 2006, May 26, 2006, August 1, 2006, August 3, 2006, August 10, 2006, August 16, 2006, and August 17, 2006, and the Form S-1 filed on February 13, 2006 and all subsequent amendments thereto;

•	certain other internal information, primarily financial in nature, concerning the business and operations of Warrior furnished to Simmons by Warrior, including financial forecasts;

•	the financial statements and other information concerning Superior, including Superior’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2005, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, the Current Reports on Form 8-K filed on March 22, 2006, April 27, 2006, May 5, 2006, May 9, 2006, May 17, 2006, May 23, 2006, May 25, 2006, June 6, 2006, June 26, 2006, July 27, 2006, July 28, 2006, and August 11, 2006, the Proxy Statement on Schedule 14A filed on April 20, 2006, the Form S-4 filed on August 16, 2006, and the Form S-8 filed on August 22, 2006;

•	certain other internal information, primarily financial in nature, concerning the business and operations of Superior furnished to Simmons by Superior, including financial forecasts;

•	certain publicly available information concerning the trading of, and the trading market for, Superior common stock;

•	certain publicly available information with respect to certain other companies that Simmons believes to be comparable to Warrior or Superior and the trading markets for certain of such other companies’ securities;

•	certain publicly available information concerning the estimates of the future operating and financial performance of Warrior, Superior and the comparable companies prepared by industry experts unaffiliated with either Warrior or Superior; and

•	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry.

In addition, Simmons made such other analyses and examinations as Simmons deemed appropriate or necessary and met with certain officers and employees of Warrior and Superior to discuss the foregoing, as well as other matters believed to be relevant to the inquiry.

Simmons has not independently verified any of the foregoing information and has relied on it being complete and accurate in all material respects. With respect to the financial forecasts, Simmons has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Warrior’s and Superior’s management as to the future financial performance of Warrior and Superior, respectively. In addition, Simmons has not made an independent evaluation or appraisal of the assets of Warrior or Superior, nor has Simmons been furnished with any such appraisals. Simmons has not performed any tax analysis nor has Simmons been furnished with any such analysis. Accordingly, Simmons has not evaluated any potential tax consequences related to the merger including, without limitation, any potential tax consequences to the stockholders of Warrior. Simmons was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Warrior.

In preparing its fairness opinion for the board of directors, Simmons performed a variety of financial and comparative analyses, including those described below. The summary of the analyses performed by Simmons, as set forth below, does not purport to be a complete description of the analyses underlying the opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company or transaction used in such analyses as a comparison is identical to Warrior, Superior, or the transactions contemplated by the merger agreement, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operational characteristics and other factors that could affect the public trading or other values of the companies or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are subject inherently to substantial uncertainty.

In arriving at the fairness opinion, Simmons made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Simmons believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and the fairness opinion. In its analyses, Simmons made numerous assumptions with respect to general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Warrior and Superior and involve the application of complex methodologies and experienced and educated judgment.

The analyses were prepared solely as part of Simmons’ analysis of the fairness, from a financial point of view, to Warrior and Warrior’s stockholders of the merger consideration in the proposed merger.

Simmons’ opinion and financial analyses were only one of the many factors considered by Warrior and Warrior’s board of directors in their evaluation of the merger and the related transactions and should not be viewed as determinative of the views of Warrior’s management or Warrior’s board of directors with respect to the merger and the related transactions and the merger consideration.

The following is a summary of certain of the financial analyses used by Simmons in connection with providing its written opinion to Warrior’s board of directors on September 22, 2006. The data and analysis summarized herein is from Simmons’ presentation to the Warrior board of directors on September 20, 2006, which primarily utilized data from market closing prices as of September 19, 2006. Simmons monitored market conditions and updated certain analyses, as appropriate, from September 20, 2006 to September 22, 2006 as part of providing its written opinion to Warrior’s board of directors as of September 22, 2006. For purposes of its analysis, Simmons defined EBITDA as net income plus income taxes, interest expense (less interest income), depreciation, depletion and amortization and other non cash items and defined EBITDAX as net income plus income taxes, interest expense (less interest income), depreciation, depletion and amortization, exploration expenses and other non cash items. TTM stands for the trailing twelve month period.

Superior Valuation Analysis

Simmons’ valuation of Superior was based upon an assessment of Superior as an independent, free standing enterprise without the benefit of any cost savings or operating synergies that may result from the merger. In determining its valuation of Superior, Simmons considered (1) comparable company analysis for energy service companies and (2) comparable company and transaction analysis for Gulf of Mexico E&P companies.

•	Comparable Company Analysis for Energy Service Companies. Simmons reviewed publicly available information with respect to certain publicly traded energy service companies. Simmons examined the public valuation multiples and projected growth rates for each company and Superior. Although none of the selected companies is directly comparable to Superior’s energy services operations, Simmons selected a group of companies from the universe of possible companies based on its views as to the comparability of the financial and operating characteristics of energy service companies to Superior’s energy services operations. With respect to each such analysis, Simmons made such comparisons with the following companies: Allis Chalmers Energy Inc., Basic Energy Services Inc., BJ Services Company, Complete Production Services, Inc., Core Laboratories N.V., Key Energy Services Inc., Newpark Resources, Inc., Oil States International, Inc., RPC Inc., Superior Well Services, Inc., Tetra Technologies, Inc. and W-H Energy Services Inc.

With respect to each company’s public valuation multiple, Simmons examined the share price, enterprise value, equity value, ratio of enterprise value to projected 2006 and 2007 EBITDA and ratio of equity value to projected 2006 and 2007 net income and cash flow. With respect to each company’s projected growth rates, Simmons examined the EBITDA, net income and cash flows.

•	Comparable Company and Transaction Analysis for Gulf of Mexico Oil and Gas Exploration and Production (“E&P”) Companies. Simmons reviewed publicly available information with respect to certain publicly traded Gulf of Mexico focused E&P companies. Although none of the selected companies is directly comparable to Superior’s oil and gas production segment, Simmons selected a group of companies from the universe of possible companies based on its views as to the comparability of the financial and operating characteristics of E&P companies to Superior’s oil and gas production segment. With respect to each such analysis, Simmons made such comparisons with the following companies: Bois d’Arc, Inc., Energy Partners, Ltd., Petroquest Energy Inc., Stone Energy Corporation and W&T Offshore, Inc.

For each company, Simmons evaluated the current stock price, equity market value, enterprise value, oil and gas enterprise value, certain operating data, the ratio of equity value to projected 2006 and 2007 discounted cash flow, the ratio of enterprise value to projected 2006 and 2007 EBITDAX and the ratio of oil and gas enterprise value to each of (i) proved reserves, (ii) SEC PV-10 pre-tax value, (iii) SEC PV-10 after-tax value, (iv) 2006 daily production and (v) 2007 projected daily production. In addition, Simmons reviewed publicly available information to compare certain mergers and acquisitions announced since April 4, 2005 involving E&P companies or assets located primarily in the continental shelf of the Gulf of Mexico. Simmons reviewed reserve and production multiples for these transactions.

Superior Valuation Conclusion

Considering each of the foregoing analyses, among other things, and adjusted to reflect certain recent transactions, including Superior’s recent minority equity investment in Coldren Resources, the analysis suggested a Superior common stock price range of $27.19 to $33.29 per share. This reference value range of Superior was based on an assessment of the company as an independent, free-standing enterprise without the benefit of cost savings, if any, or operating synergies that may result from the merger.

Transaction Value Analysis

•	Premium Paid Analysis. Simmons analyzed the premiums implied by the merger consideration and compared that to the premiums paid in acquisitions of U.S. public companies since January 1, 2004 with transaction values of $300 million to $500 million and also in public energy service industry transactions since March of 2000. Simmons determined that the median one-day, one-week and four-week premiums paid in the U.S. public market transactions to be 22.5%, 22.0% and 27.3%, respectively. Simmons also noted that the premiums to be paid by Superior in the merger were 60.4%, 51.7% and 39.6% at one day, one week and four weeks, respectively (based on a value of $26.43 per share implied by the closing sales price per share of Superior stock on September 19, 2006). Simmons determined the overall median premiums in the energy service transactions to be 18.3% and 26.9% based on the closing sale price one-day and 30-days prior to public announcement of the transaction, respectively. Simmons also noted that the premiums to be paid by Superior in the merger were 60.4% and 34.5% at one-day and 30-days, respectively (based on a value of $26.43 per share implied by the closing sales price per share of the Superior common stock on September 19, 2006).

•	Historical Trading Analysis. Simmons analyzed the relationship between Superior’s and Warrior’s share prices over an extended period of time. Simmons calculated the ratio of the market price of Warrior’s share price to the market price of Superior’s share price over various periods of time and compared those historical ratios to the implied merger share price ratio of 1.001x as if the transaction were all stock (based on a value of $26.43 per share implied by the closing sales price per share of the Superior common stock on September 19, 2006).

Implied Historical
Period	Exchange Ratio

September 19, 2006 closing price	0.624x
30-day trading average ending September 19, 2006	0.619x
60-day trading average ending September 19, 2006	0.624x
120-day trading average ending September 19, 2006	0.687x

•	Comparable Company Analysis. Simmons reviewed publicly available information with respect to certain well service companies. Simmons examined the public valuation multiples and projected growth rates for each company and Warrior. Although none of the selected companies is directly comparable to Warrior, Simmons selected a group of companies from the universe of possible companies based on its views as to the comparability of the financial and operating characteristics of energy service companies to Warrior operations. With respect to each such analysis, Simmons made such comparisons with the following companies: Allis Chalmers Energy Inc., Basic Energy Services, Inc., BJ Services Company, Complete Production Services, Inc., Core Laboratories N.V., Key Energy Services, Inc., Newpark Resources, Inc., Oil States International, Inc., RPC, Inc., Superior Well Services, Inc., Tetra Technologies, Inc. and W-H Energy Services, Inc. Public valuation multiples and projected growth rates of Superior were also considered.

With respect to each company’s public valuation multiples, Simmons examined the share price, enterprise value, equity value, ratio of enterprise value to projected 2006 and 2007 EBITDA and ratio of equity value to projected 2006 and 2007 net income and cash flow and determined that the mean ratio of enterprise value to projected 2006 EBITDA was 6.8x, the mean ratio of enterprise value to projected 2007 EBITDA was 5.4x, the mean ratio of equity value to projected 2006 net income was 12.2x, the mean ratio of equity value to projected 2007 net income was 9.6x, the mean ratio of equity value to projected 2006 cash flow was 8.4x and the mean ratio of equity value to projected 2007 cash flow was 6.8x. Simmons also examined the ratios for Warrior implied by the merger’s transaction value and determined that the ratio of enterprise value to projected 2006 EBITDA was 7.6x, the ratio of enterprise value to projected 2007 EBITDA was 4.2x, the ratio of equity value to projected 2006 net income was 16.7x, the ratio of equity value to projected 2007 net income was 9.6x, the ratio of equity value to projected 2006 cash flow was 10.0x and the ratio of equity value to projected 2007 cash flow was 5.3x.

With respect to each company’s projected growth rates from 2006 to 2007, Simmons examined the EBITDA, net income and cash flows and determined that the mean projected EBITDA growth rate was 25.5%, the mean projected net income growth rate was 27.2% and the mean projected cash flow growth rate was 23.4%. Simmons also compared these growth rates to the projected EBITDA growth rates for Superior and Warrior of 25.3% and 81.0%, the projected net income growth rates for Superior and Warrior of 41.2% and 73.0% and the projected cash flow growth rates for Superior and Warrior of 28.7% and 88.3%.

•	Comparable Transactions Analysis. Simmons analyzed certain information relating to selected transactions in the energy services industry since March 2004. Specifically, Simmons calculated, when available, the TTM EBITDA and current year EBITDA multiples implied by the transaction value of the selected transactions. Simmons determined the selected transactions’ range of ratios of transaction value to each of (i) TTM EBITDA and (ii) current year EBITDA ranges were 5.7x to 9.0x and 4.9x to 6.6x, respectively. Simmons also indicated the ratio of the merger’s transaction value to each of (i) TTM EBITDA and (ii) current year EBITDA were 9.4x and 7.6x, respectively (based on a value of $26.43 per share implied by the closing sales price per share of the Superior common stock on September 19, 2006).

•	Discounted Cash Flow Analysis. Simmons performed a discounted cash flow analysis of the projected cash flows of Warrior for the calendar years 2006 through 2010. Simmons assumed discount rates from 12.0% to 15.0% and calculated terminal values using a range of multiples of projected 2010 EBITDA from 5.0x to 7.0x. Simmons conducted this analysis using an EBITDA based on each of a base case, a downside case and an upside case. The discount rates reflected an estimate of the weighted average cost of capital.

The projections underlying the discounted cash flow analysis were provided to Simmons by Warrior’s management. In performing the discounted cash flow analysis, Simmons considered a range of cases with respect to the operating and financial projections in which, among other things, projected revenue growth rates, expected margins, capital expenditures, working capital and depreciation were varied. Simmons did not include any future acquisitions in performing the discounted cash flow analysis.

The discounted cash flow analysis implied a value of the Warrior common stock under a downside case ranging from $9.17 to $14.62, under a base case ranging from $24.40 to $37.03 and under an upside case ranging from $37.43 to $56.31.

•	Contribution Analysis. Simmons reviewed certain historical and estimated future financial information, including, among other things, EBITDA, unlevered net income, unlevered cash flow, net income and cash flow for Warrior and Superior based on historical financial data for calendar year 2005 and projections provided by management for the calendar years 2006 and 2007. Based on this information, Simmons compared the relative contribution of each company to the whole and the implied equity value based on the percentage contribution of Warrior and Superior.

The table below shows the implied Warrior stock prices indicated by the analysis.

						Average
						(Excluding
Implied Warrior						Net Income
Stock Price per	EBITDA	Unlevered	Unlevered			and Cash
Share (All Stock)	Per Share	Net Income	Cash Flow	Net Income	Cash Flow	Flow)

2005 Historical	$25.51	$30.54	$24.35	$40.38	$28.72	$26.80
2006 Projected	19.41	18.56	19.42	17.42	18.56	19.13
2007 Projected	26.88	22.71	28.12	20.93	26.01	25.90

•	Accretion/Dilution Analysis. Simmons prepared a pro forma merger model that incorporated Superior’s and Warrior’s management financial projections for the years 2006 and 2007, as well as the estimated pre-tax cost savings, estimated transaction costs and estimated synergies that could result from the merger. Simmons then compared Superior’s management and Warrior’s management forecasts of the earnings and cash flow per share for Superior, on a stand-alone basis to the earnings and cash flow per share for Superior following the completion of the merger. Based on such analysis the proposed transaction would be dilutive to earnings per share and accretive to cash flow per share in 2006 and accretive to earnings per share and cash flow per share in 2007.

Simmons is an internationally recognized investment banking firm specializing in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Warrior selected Simmons as its financial advisor in connection with the merger because of Simmons’ experience and expertise. In the ordinary course of its business, Simmons actively trades the debt and equity securities of both Warrior and Superior for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Simmons has previously rendered certain financial advisory and investment banking services to Warrior, for which it received customary compensation, including acting as an underwriter and financial advisor in Warrior’s public equity offering in April 2006.

Pursuant to the terms of the engagement of Simmons, Warrior has agreed to pay Simmons for its financial advisory services in connection with the transactions contemplated by the merger agreement a transaction fee equal to 1.0% of total transaction value upon the consummation of the merger. In the event that the merger has not been consummated by January 15, 2007, Warrior has agreed to pay Simmons a fee of $675,000, with such fee credited to the transaction fee due on consummation of the merger. In addition, Warrior has agreed to reimburse Simmons for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with the engagement and to indemnify Simmons against certain liabilities that may arise out of the engagement.

Robert J. McNally has been Warrior’s Executive Vice President of Operations and Finance and a Director since January 2006. From July 2000 through the end of 2005, Mr. McNally was an Associate and then Vice President of Simmons in its corporate finance department, primarily providing investment banking and corporate finance advisory services to oilfield service companies. As an employee of Simmons, Mr. McNally served as Warrior’s primary financial advisor from 2001 through 2005.

Superior’s Reasons for the Merger

The Superior Board of Directors has approved the merger agreement and believes that acquiring Warrior helps achieve Superior’s objective of expanding its operations onshore in attractive U.S. market areas.

Superior believes that the merger joins two well managed companies, providing strategic and financial benefits to its stockholders. The benefits include:

•	The transaction is expected to be accretive to earnings and cash flow in 2007;

•	The combined company will greatly expand Superior’s onshore operations in the continental U.S. market; and

•	Warrior possesses an experienced management team.

Regulatory Approvals

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The HSR Act, and the rules promulgated under it by the FTC, prevent transactions, such as the merger, from being completed until required information and materials are furnished to the DOJ and the FTC and certain waiting periods are terminated or expire. On October 13, 2006, Superior and Warrior, respectively, submitted the pre-merger notification filings with the DOJ and the FTC. On October 25, 2006, the parties received notice that they had been granted early termination of the waiting period.

The DOJ, the FTC and others may also challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or another regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Financing of the Merger

Superior has entered into a commitment letter with JP Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (collectively, “JP Morgan”), whereby JP Morgan will act as the sole bookrunner and lead arranger, to provide for a $200.0 million Tranche B credit facility. The credit facility will provide substantially all of the funds necessary to pay the cash portion of the merger consideration and to refinance Warrior’s existing long-term debt. Superior will provide the remaining funds needed for the merger and Warrior’s debt refinancing from Superior’s cash and cash equivalents. The seven year term facility will be available in a single drawing on the closing date and will be repaid in annual installments equal to 1% of the term loan for each of the first six years with the balance due on the seventh anniversary of the closing date. JP Morgan intends to syndicate the credit facility and Superior has agreed to assist JP Morgan in the completion of the syndication.

Interests of Warrior’s Directors and Executive Officers in the Merger

In considering the recommendation of the Warrior board of directors with respect to the merger agreement, Warrior stockholders should be aware that certain Warrior directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Warrior stockholders generally. Warrior’s board of directors was aware of these interests and took them into account at the time they approved the merger agreement and recommended that Warrior’s stockholders vote in favor of adopting the merger agreement.

Employment Agreements and Change of Control Payments

Warrior is party to an employment agreement with Mr. William L. Jenkins, its President and Chief Executive Officer. As a result of the merger, which constitutes a change of control under the employment agreement, Mr. Jenkins is entitled to receive from Warrior a bonus of $500,000.

Warrior has entered into a new employment agreement with Mr. Jenkins that will be effective and replace Mr. Jenkins’ current employment agreement upon effectiveness of the merger. Under the agreement, Mr. Jenkins will serve as President and Chief Executive Officer of Warrior for three years from the effectiveness of the merger. Pursuant to the agreement, Mr. Jenkins is eligible to receive (1) an annual base salary of $375,000, (2) an annual long-term incentive award consisting of 50% performance share units and 50% restricted stock with a total value of up to 100% of his base salary, (3) an annual cash bonus in an amount equal to between 25% and 100% of his base salary, depending on the percentage of Target EBIT achieved in the prior fiscal year, and (4) for each of 2008 and 2009, an additional cash bonus up to $250,000 equal to $5,184 for every $1 million of EBIT in excess of $48 million. Mr. Jenkins is also entitled to the same benefits package as other employees. In addition, under the agreement, upon effectiveness of the merger, Mr. Jenkins is entitled to receive the bonus of $500,000 provided for in his current employment agreement. Mr. Jenkins agreed not to not divulge or use, during his employment and thereafter, any confidential information and, during his employment through the earlier of two years following termination of the agreement and three years after effectiveness of the merger, not to engage in activities in competition with Warrior.

Warrior is party to an employment agreement with Mr. Robert McNally, effective January 1, 2006, pursuant to which he serves as Warrior’s Executive Vice President and a Director for an initial term expiring December 31, 2008. Under the agreement, Mr. McNally receives a base salary of not less than $300,000 per year. If Warrior achieves, during any calendar quarter during the period of Mr. McNally’s employment, a ratio of EBITDA to sales of 20% or more, Mr. McNally is entitled to be paid a bonus for the quarter equal to 0.5% of Warrior’s EBITDA during the quarter with an initial annual limitation on such payment of $200,000, subject to increase of the annual limitation at the discretion of Warrior’s chief executive officer and Board of

Directors. As a result of the merger, which constitutes a change of control under the employment agreement, Mr. McNally’s employment and employment agreement will terminate, and he will be paid $1.5 million if the merger closes on or before December 31, 2006 or a sum equal to three times the compensation paid to him during the 12 months preceding the change of control if the merger closes after December 31, 2006.

Warrior is party to an employment agreement with Mr. Ron E. Whitter, pursuant to which he serves as Warrior’s Chief Financial Officer. Mr. Whitter’s compensation under the agreement as amended is $235,000 per year commencing January 1, 2006 and is reviewed annually. The employment agreement as amended expires on December 31, 2008. As a result of the merger, under the employment agreement, Warrior is required to either (i) cause Superior to assume Warrior’s rights and obligations under the agreement, or (ii) terminate the agreement and pay to Mr. Whitter an early termination fee equal to fifty (50%) percent of the compensation due to Mr. Whitter during the remainder of the term of the agreement.

Acceleration of Stock Options and Stock Awards

In connection with the merger, all of Warrior’s outstanding options granted to employees, executive officers and directors, whether vested or unvested, will be cancelled. Holders of Warrior options with an exercise price of $7.50 or less will be entitled to receive (1) $14.50 in cash plus (2) shares of Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the amount by which (a) the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price exceeds (b) $14.50. Holders of Warrior options with an exercise price greater than $7.50 will be entitled to receive Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price. Mr. McNally is the only holder of options with an exercise price greater than $7.50.

The following table sets forth, as of October 31, 2006, the number of shares of Warrior common stock subject to vested and unvested options held by Warrior’s named executive officers and directors and the estimated value of those stock options based on the merger consideration and the closing price of Superior common stock of $31.30 per share on October 31, 2006.

	Number of
	Warrior Shares of
	Common Stock Underlying		Value of
	Unexercised Options		Unexercised Options
	Exercisable	Unexercisable	Exercisable	Unexercisable

William L. Jenkins	300,000	0	$6,344,280	$0
Robert J. McNally	0	10,000	0	75,476
Ron E. Whitter	0	0	0	0
Gerald M. Hage	0	0	0	0
Robert L. Hollier	0	0	0	0
John T. McNabb, II	0	0	0	0

In addition, all of Warrior’s unvested restricted stock unit awards granted to employees, executive officers and directors, will be cancelled and will entitle the holder to receive 0.452 shares of Superior common stock and $14.50 in cash for each share of Warrior stock underlying the award. The following table sets forth, as of October 31, 2006, the awards held by Warrior’s named executive officers and directors and the estimated value of those awards based on the merger consideration and the closing price of Superior common stock of $31.30 per share on October 31, 2006.

	Unvested	Value of
	Restricted	Restricted
	Stock Unit Awards	Stock Units

William L. Jenkins	0	$0
Robert J. McNally	96,682	2,769,707
Ron E. Whitter	0	0
Gerald M. Hage	2,000	57,295
Robert L. Hollier	2,000	57,295
John T. McNabb, II	2,000	57,295

For a more complete description of the treatment of Warrior stock options and stock awards in the merger, see “The Merger Agreement — Treatment of Warrior Stock Options and Restricted Stock Units.”

Director Indemnification and Insurance

After the effective time of the merger, Superior will indemnify, defend and hold harmless each person who is currently or becomes prior to the effective time, a director of Warrior. This indemnification will generally include indemnification against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments or amounts paid in an approved settlement arising out of or in connection with any action that are based in whole or in part on the fact that such person is or was a director of Warrior.

For six years after the effective time of the merger, the surviving company will maintain Warrior’s existing directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the effective time of the merger. The surviving company may, however, substitute Warrior’s policies with policies of substantially similar coverage and amounts containing terms no less advantageous to the former directors and officers of Warrior. The surviving company will not be required to pay aggregate premiums for this D&O insurance in excess of $1,000,000.

Beneficial Ownership of Warrior Common Stock

The following table sets forth certain information regarding the beneficial ownership of Warrior common stock as of October 31, 2006, by (1) each director and named executive officer individually, and (2) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Shares
	Beneficially	Percentage
Name	Owned(1)	of Class(1)

William L. Jenkins	370,825	3.3%
Robert J. McNally	4,300	*
Ron E. Whitter	0	*
Gerald M. Hage	2,150	*
Robert L. Hollier	7,000	*
John T. McNabb, II	2,000	*
All executive officers and directors as a group (6 persons)	386,275	3.4%

*	Represents less than 1% of the outstanding Warrior common stock.

(1)	Shares beneficially owned include restricted stock held by the executive officers and directors of Warrior over which they have voting power but not investment power. Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of October 31, 2006, including 300,000 shares underlying options held by Mr. Jenkins, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

Exemption from Section 16(b) of the Exchange Act

Warrior’s board of directors has designated as exempt from Section 16(b) of the Exchange Act dispositions of Warrior common stock in connection with the merger by its executive officers and directors.

Delisting and Deregistration of Warrior Common Stock

If the merger is completed, Warrior common stock will cease to be listed on the Nasdaq Global Market and will be deregistered under the Exchange Act.

Listing of Superior Common Stock

Application will be made to have the shares of Superior common stock to be issued in the merger approved for listing on the NYSE, where Superior common stock is currently traded under the symbol “SPN.” Superior has agreed in the merger agreement that it will use its commercially reasonable efforts to cause the Superior common stock issuable in the merger to be approved for listing on the NYSE prior to the effective time of the merger. Listing of the shares of Superior common stock is a condition to closing the merger.

Restrictions on Sales of Shares of Superior Common Stock Received in the Merger

The shares of Superior common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act, and will be freely transferable, except for shares of Superior common stock issued to any person who is deemed to be an “affiliate” of Warrior prior to the merger. Persons who may be deemed to be “affiliates” of Warrior prior to the merger include individuals or entities that control, are controlled by, or are under common control of Warrior prior to the merger, and may include officers and directors, as well as principal stockholders of Warrior prior to the merger. Affiliates of Warrior will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Warrior prior to the merger may not sell any of the shares of Superior common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Management and Operations Following the Merger

On September 22, 2006 each of William S. Jenkins, President and Chief Executive Officer of Warrior, and Samuel Hardy, Jr., an executive of Warrior, entered into employment agreements with Warrior regarding employment with Warrior upon effectiveness of the merger. Mr. Jenkins will be the President and Chief Executive Officer of the surviving company, and Mr. Hardy will serve as an executive of the surviving company. The employment agreements with the surviving company have substantially similar terms as those currently in effect for such officers of Superior and provide for total compensation equal to or greater than that currently received from Warrior. In addition, Messrs. Jenkins and Hardy have agreed not to compete with Superior or to solicit its employees for a period through the earlier of two years following the termination of the employment agreement and three years after the effectiveness of the merger. The employment agreements also provide for annual incentive cash bonuses based on the surviving company’s financial performance based on earnings before interest and income tax. In addition, Danny Thornton, Vice President of Warrior, entered into an amendment of employment agreement upon effectiveness of the merger. The amendment of employment agreement amends the term of employment to three years and also provides that Mr. Thornton will not compete with Superior or solicit employees for a period of two years following the termination of the employment agreement.

Accounting Treatment of the Merger

The merger will be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values. Superior management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values. Any excess of the purchase price over the fair value of net assets acquired will be accounted for as goodwill or intangibles.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety for a more complete understanding of the merger. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Superior or Warrior. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including complete waiver or qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Superior’s public disclosures.

Structure of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Warrior will merge with and into SPN Acquisition Sub, Inc., a wholly owned subsidiary of Superior, which we refer to as Merger Sub. Following the merger, the separate corporate existence of Warrior shall cease and Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of Superior and shall succeed to and assume all the rights and obligations of Warrior in accordance with the DGCL. Merger Sub following the merger is referred to as the surviving corporation. Immediately after the completion of the merger, Merger Sub will change its name to Warrior Energy Services Corporation and continue Warrior’s business and operations.

Timing of Closing

The closing date of the merger will occur no later than the third business day after the date on which all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, including approval of the merger by Warrior stockholders. The merger shall become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at such other time as Superior, Merger Sub and Warrior may agree and specify in the certificate of merger.

Superior and Warrior expect to complete the merger late in the fourth quarter of 2006. However, due to certain conditions, there can be no assurances as to how long after the Warrior special meeting the closing of the merger will take place.

Merger Consideration

At the effective time of the merger, each Warrior share issued and outstanding immediately prior to the effective time (other than any shares owned directly or indirectly by Warrior as treasury stock and those shares held by dissenting stockholders) will be converted into the right to receive a combination of $14.50 in cash, without interest, and 0.452 shares of Superior common stock. We refer to the aggregate amount of cash consideration and stock consideration to be received by Warrior stockholders pursuant to the merger agreement as the merger consideration.

Fractional Shares

No fractional shares of Superior common stock will be issued in the merger. Instead, Warrior stockholders will be entitled to receive cash, without interest, in an amount equal to the fraction of a share of Superior common stock the stockholder might otherwise be entitled to receive multiplied by the market value of a share of Superior common stock. The market value of a share of Superior common stock will be determined using the average closing sales price per share of Superior common stock on the New York Stock Exchange, as reported by Bloomberg Financial Markets or such other service as the parties may agree in writing, for the 10 consecutive trading days immediately preceding the third trading day before the date the merger closes.

Potential Adjustments to Merger Consideration

In the event that, before the effective time of the merger, the outstanding shares of Superior common stock change in number or class as a result of a stock dividend, subdivision, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction, the number of shares of Superior common stock included in the merger consideration and the value of the outstanding options to acquire Warrior stock will be appropriately and proportionately adjusted to reflect such event.

In the event that, before the effective time of the merger, Superior consummates a merger, consolidation, share exchange or other reorganization, or any transaction where the holders of Superior common stock receive or become entitled to receive securities, cash or other assets, or any combination thereof, each Warrior stockholder will be entitled to receive, at the effective time of the merger, in addition to the cash portion of the merger consideration, the amount of securities, cash or other assets the Warrior stockholder would have been entitled to receive or become entitled to receive had the effective time of the merger occurred immediately prior to the consummation of such transaction.

Treatment of Warrior Stock Options and Restricted Stock Units

Prior to the effective time of the merger, Warrior will cause all of its outstanding stock options to be vested. Immediately prior to the effective time of the merger, all of the Warrior stock options will be cancelled and converted to a right to receive consideration equal to the value of the options. Holders of Warrior options will generally receive (1) $14.50 in cash plus (2) shares of Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the amount by which (a) the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price, exceeds (b) $14.50. However, holders of Warrior options with an exercise price greater than $7.50 will be entitled to receive Superior common stock with a value (based on the average closing price of Superior common stock over a 10-day period ending three trading days before closing) equal to the product of the average closing price of Superior common stock over the same 10-day period and 0.452, plus $14.50, less the exercise price.

Immediately prior to the effective time of the merger, all restrictions on outstanding Warrior restricted stock units will lapse and all Warrior shares issuable upon vesting of the restricted stock units will be issued.

Conversion of Shares

At the effective time of the merger, each outstanding share of Warrior common stock (other than shares owned directly or indirectly by Warrior as treasury stock and those shares held by dissenting stockholders) will automatically be canceled and retired, and will be converted into the right to receive the merger consideration. Shares of Warrior common stock owned directly or indirectly by Warrior as treasury stock will be cancelled in the merger without payment of any merger consideration.

As soon as practicable after the effective time of the merger, the surviving company will deposit with the exchange agent, for the benefit of the holders of Warrior common stock, an amount in cash and certificates representing shares of Superior common stock sufficient to effect the conversion of Warrior common stock and stock options into the merger consideration. Superior and Warrior have authorized American Stock Transfer & Trust Company to act as exchange agent for the merger.

Exchange Procedures

Promptly after the effective time of the merger, the exchange agent will send to each record holder of Warrior common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Warrior shares to the exchange agent. Holders of Warrior common stock who surrender their certificates to the exchange agent, together with a properly executed letter of transmittal, will be entitled to receive the appropriate merger consideration. Holders of unexchanged shares of Warrior common stock will not be entitled to receive any merger consideration or any dividends or other distributions payable by Superior after the closing until their shares are properly surrendered, at which time they will be entitled to receive dividends or distributions paid, if any, after the closing date without interest.

At the effective time of the merger, the stock transfer books of Warrior will be closed and no additional transfers of Warrior common stock will be made. If, after the effective time, valid Warrior stock certificates are presented to the surviving company, they will be cancelled and exchanged for the merger consideration.

Upon demand by Superior, the exchange agent will deliver to Superior any shares of Superior common stock to be issued in the merger, funds set aside by Superior to pay the cash consideration, cash in lieu of fractional shares or cash to pay dividends or other distributions on Superior shares to be issued in the merger that are not claimed by former Warrior stockholders within one year after the effective time of the merger. Thereafter, former Warrior stockholders may look only to Superior for payment of their claim for shares of Superior common stock, cash consideration, cash in lieu of fractional shares and dividends and distributions. None of Warrior, Superior, Merger Sub or the surviving company will be liable to any former Warrior stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

WARRIOR STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. WARRIOR STOCK CERTIFICATES SHOULD BE RETURNED WITH THE TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WHICH WILL BE PROVIDED TO WARRIOR STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

Officers of the Surviving Company After the Merger

Under the merger agreement, the officers of Warrior immediately prior to the effective time of the merger will be the officers of the surviving company at and after the effective time of the merger, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

Withholding Rights

Superior and the surviving company will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Warrior common stock, stock options or restricted stock units pursuant to the merger agreement any amounts that may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or any provision of federal, state or local tax law.

Representations and Warranties

The merger agreement contains general representations and warranties made by each party to the other regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger.

Warrior made a number of representations and warranties to Superior and Merger Sub in the merger agreement, including, without limitation, those related to the following matters:

•	corporate organization, qualifications to do business and good standing;

•	subsidiaries and ownership of equity interests;

•	capital structure, including the repurchase, exercise, termination or amendment to the reasonable satisfaction of Superior of Warrior’s outstanding warrants prior to the effective time of the merger;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of conflict with, violation of or default under the certificate of incorporation, bylaws, material agreements, licenses or permits, or applicable law as a result of execution and delivery of the merger agreement and consummation of the merger;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with any governmental entity required by or with respect to Warrior in connection with the execution and delivery of the merger agreement or the consummation of the merger;

•	timely and accurate filings with the SEC in compliance with applicable rules and regulations and compliance with the Sarbanes-Oxley Act of 2002 and Nasdaq listing standards;

•	financial statements and accounts receivable;

•	absence of specified changes or events since June 30, 2006;

•	absence of undisclosed liabilities;

•	absence of default or violation of Warrior’s certificate of incorporation or bylaws or any applicable order, writ, injunction, decree, statute, rule or regulation;

•	inapplicability of requirements of anti-takeover laws;

•	recommendation of Warrior’s board of directors that the Warrior stockholders adopt the merger agreement and receipt of a written fairness opinion of Warrior’s financial advisor;

•	absence of required consents and votes other than the required vote of Warrior stockholders to adopt the merger agreement;

•	absence of pending or threatened material litigation or judgments or injunctions that could reasonably be expected to delay the merger;

•	employee benefit plans;

•	tax matters and “excess parachute payments,” as defined in the Internal Revenue Code;

•	environmental matters;

•	compliance with laws and permits;

•	material contracts and absence of breach of or default under material contracts;

•	customers and suppliers;

•	real property matters;

•	personal property matters;

•	intellectual property matters;

•	labor matters;

•	accuracy of information supplied by Warrior to be included in the registration statement and proxy statement/prospectus;

•	insurance matters;

•	related party transactions;

•	propriety of past payments by Warrior and its directors, officers, agents and employees; and

•	broker’s and finder’s fees.

Superior and Merger Sub each made a number of representations and warranties to Warrior in the merger agreement, including, without limitation, those related to the following matters:

•	corporate organization, qualifications to do business and good standing;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of conflict with, violation of or default under Superior’s certificate of incorporation, bylaws, material agreements, licenses or permits or applicable law as a result of execution and delivery of the merger agreement and consummation of the merger;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with any governmental entity required by Superior or with respect to Superior in connection with the execution and delivery of the merger agreement or the consummation of the merger;

•	timely and accurate filings with the SEC in compliance with applicable rules and regulations and compliance with the Sarbanes-Oxley Act of 2002 and NYSE listing standards;

•	absence of material adverse change since June 30, 2006;

•	absence of requirement for Superior stockholder approval or adoption of the merger agreement;

•	accuracy of information to be included in the registration statement and proxy statement/prospectus;

•	broker’s and finder’s fees;

•	absence of pending or threatened material litigation or judgments or injunctions that could reasonably be expected to delay the merger;

•	funding for the cash portion of merger consideration;

•	certain tax matters; and

•	continuation of Warrior’s historic business.

Many of the representations and warranties in the merger agreement are subject to materiality, material adverse effect and knowledge qualifications and, with the exception of the representations related to broker’s and finder’s fees, which survive the termination of the merger agreement, the representations and warranties do not survive the closing or termination of the merger agreement, but they form the basis of specified conditions to the obligations of Superior and Warrior to complete the merger.

Covenants and Agreements

Each of Superior, Merger Sub and Warrior has undertaken various covenants in the merger agreement. The following is a summary of certain of these covenants:

Operating Covenants — Warrior

Under the merger agreement, Warrior has agreed, until the earlier of the completion of the merger or termination of the merger agreement, except under certain circumstances or as consented to in writing by Superior, to do the following:

•	carry on its business in the usual, regular and ordinary course; and

•	use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with those persons having business dealings with Warrior.

In addition, Warrior has agreed that, until the earlier of the completion or termination of the merger agreement, except as described above, it will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities pertaining to its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other securities, rights, warrants or options pertaining to Warrior capital stock, except in connection with Warrior stock options or Warrior restricted stock units in effect as of the date of the merger agreement;

•	issue, deliver, sell, pledge, dispose or otherwise encumber any of Warrior’s capital stock (other than the issuance of shares upon the exercise of Warrior stock options or the vesting of Warrior restricted stock units) or any derivative securities of Warrior;

•	amend any of its charter documents;

•	acquire or agree to acquire any business entity or division thereof or any assets that would be material to Warrior, except in the ordinary course of business;

•	sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets (except in the ordinary course of business or in a transaction or series of transactions involving less that $500,000 in the aggregate);

•	except for borrowings under Warrior’s existing line of credit, incur any indebtedness, guarantee indebtedness, or issue debt securities or make any loans, advances or capital contributions to any person other than to Warrior;

•	make or incur any capital expenditure other than (a) amounts set forth in Warrior’s most recent capital budget included with the merger agreement or (b) any single capital expenditure in excess of $250,000 or in the aggregate in excess of $500,000;

•	make any material election relating to taxes;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Warrior is a party;

•	adopt a plan of complete or partial liquidation or resolutions authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	enter into any collective bargaining agreement;

•	change any accounting principles used by Warrior, except as required by the SEC or Financial Accounting Standards Board;

•	enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that in certain cases Warrior may hire additional employees to the extent management deems it to be in Warrior’s best interest;

•	adopt any new benefit plan, program or arrangement or amend any existing benefit plan (other than amendments required by law or to maintain the tax qualified status of such plans);

•	grant any increases in employee compensation, other than in the ordinary course of business or to avoid the loss of key personnel;

•	grant any stock options or stock awards;

•	authorize, commit or agree to take any of the foregoing actions; or

•	take any action that would, or that could reasonably be expected to, result in any of Warrior’s representations and warranties becoming untrue in any material respect.

Operating Covenants — Superior and Merger Sub

Under the merger agreement, Superior and Merger Sub has each agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except under certain circumstances or as consented to in writing by Warrior, it will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	amend any of its charter documents;

•	adopt a plan of complete or partial liquidation or dissolution or resolutions authorizing such a liquidation or dissolution; or

•	take any action that would, or that could reasonably be expected to, result in any of Superior’s or Merger Sub’s representations and warranties becoming untrue in any material respect.

Preparation of Registration Statement

As promptly as reasonably practicable after the execution of the merger agreement, Superior and Warrior will prepare and file with the SEC a registration statement, of which this proxy statement/prospectus is a part, and they shall use their reasonable best efforts cause the registration to be declared effective under the Securities Act as promptly as practicable after filing it with the SEC.

Stockholder Meeting

As promptly as practicable after the registration statement becomes effective, Warrior will take all actions necessary to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of the consideration of a proposal to adopt the merger agreement. Warrior’s board of directors will, subject to their fiduciary obligations, recommend that the stockholders vote in favor of adoption of the merger agreement, use reasonable efforts to solicit proxies in favor of such adoption and take all other action reasonably necessary to secure a vote of the stockholders in favor of the adoption of the merger agreement.

Comfort Letters

Superior and Warrior will use all reasonable efforts to cause their respective independent auditors to deliver to the other party comfort letters in connection with the registration statement and proxy statement/prospectus.

Access to Information

Each party will give to the other and its representatives reasonable access to its properties, books, contracts, commitments and records as is reasonably necessary to conduct inspections and assessments. Information furnished by one party to the other party or parties will be subject to the confidentiality agreement between Superior and Warrior.

Reasonable Efforts to Consummate the Merger

Superior, Warrior and Merger Sub will use their reasonable best efforts to take all actions, and will assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the merger in the most expeditious manner possible. These actions include obtaining all necessary consents and approvals from governmental entities and third parties, defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger, the execution and delivery of any additional instruments and obtaining arrangements for refinancing or obtaining new financing as may be required or reasonably necessary or appropriate. This also includes taking actions to effect the repurchase, exercise, termination or amendment to the reasonable satisfaction of Superior of Warrior’s outstanding warrants prior to the effective time of the merger.

Notification of Breaches

Each party will give prompt notice to the other party if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate in any material respect, or if it has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

HSR Matters

Superior, Merger Sub and Warrior will cooperate in good faith and take all actions reasonably necessary or appropriate to file with the Federal Trade Commission and the Department of Justice a premerger notification and report under the HSR Act as promptly as reasonably possible after the execution and deliver of the merger agreement. The parties will use reasonable best efforts to expeditiously and diligently prosecute to a favorable conclusion such filing and promptly respond to any request for information issued pursuant to the HSR Act. Each party also agrees to give the other parties prompt notice of any claim commenced or threatened by or before, or any communication from, any governmental entity with respect to the merger.

Indemnification and Insurance

After the effective time of the merger, Superior will indemnify, defend and hold harmless each person who is currently or becomes prior to the effective time, a director of Warrior. This indemnification will generally include indemnification against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments or amounts paid in an approved settlement arising out of or in connection with any action that are based in whole or in part on the fact that such person is or was a director of Warrior.

For six years after the effective time of the merger, the surviving company will maintain Warrior’s existing directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the effective time of the merger. The surviving company may, however, substitute Warrior’s policies with policies of substantially similar coverage and amounts containing terms no less advantageous to the former directors and officers of Warrior. The surviving company will not be required to pay aggregate premiums for this D&O insurance in excess of $1,000,000.

Public Announcements

The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the merger agreement. However, each party may respond to questions from its stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with past practice, and make disclosures required by applicable law or listing agreements with the NYSE or Nasdaq without prior consultation.

Agreement to Defend

The parties agree to cooperate and use their reasonable efforts to defend against any claim, action, suit, investigation or other proceeding by any governmental entity or other person or other legal administrative proceeding that questions the validity or legality of the merger or seeks damages in connection with the merger.

Benefit Matters

Generally, Superior will credit Warrior employees for service accrued as of the effective time of the merger for purposes of eligibility, participation, vesting or benefit accrual (but not the accrual of benefits under a retirement plan) under any employee benefit plan, program or arrangement established or maintained by Superior or any of its subsidiaries.

To the extent that employees and their dependents enroll in any health plan sponsored by Superior or its subsidiaries, Superior will waive preexisting condition limitations and provide credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Warrior during the portion of the respective plan year prior to the effective time of the merger.

Superior will take one or more of the following actions with respect to 401(k) accounts of Warrior employees who become employees of Superior and become eligible to participate in Superior’s 401(k) plan after the effective time of the merger: (a) establish an arrangement where the employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under the Warrior 401(k) plan as of the effective time of the merger; (b) permit the employees to voluntarily transfer or roll over their accounts (including loans) from Warrior’s 401(k) plan to Superior’s 401(k) plan; or (c) cause Superior’s 401(k) plan to accept a direct trustee-to-trustee transfer of assets from the Warrior’s 401(k) plan into Superior’s 401(k) plan.

Affiliate Agreements

Warrior will identify in a letter to Superior all persons who are, as of the date of the merger agreement, “affiliates” of Warrior, as such term is used in Rule 145 under the Securities Act. Warrior will use its reasonable best efforts to cause each of its affiliates to deliver to Superior at least 10 days prior to the date of the Warrior stockholder meeting, a written agreement that restricts the affiliate’s ability to sell, transfer or otherwise dispose of any Superior shares issued to the affiliate in connection with the merger, subject to certain specified exceptions. Warrior will also use its commercially reasonable efforts to cause persons who later become affiliates to execute and deliver similar agreements to Superior at least five days prior to the date of the closing.

Tax Treatment

The parties will use all reasonable efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Conditions Precedent

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of Superior, Merger Sub and Warrior to complete the merger are subject to the satisfaction of following conditions:

•	adoption of the merger agreement by holders of at least a majority of the outstanding shares of Warrior common stock;

•	expiration or termination of any waiting periods under the HSR Act;

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, so long as the parties have used their reasonable efforts to prevent the entry of any such injunction or other order and appeal as promptly as possible any injunction or other order that may be entered;

•	the registration statement of which this proxy statement/prospectus is a part will have been declared effective under the Securities Act, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and no proceedings for that purpose will have been instituted or threatened; and

•	receipt by Superior and Warrior of an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. to the effect that if the merger is consummated in accordance with the terms of the merger agreement, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions to Obligations of Superior and Merger Sub

The obligations of Superior and Merger Sub to complete the merger are subject to the following conditions, any of which may be waived in whole or in part by Superior and Merger Sub:

•	Warrior’s performance in all material respects of its obligations under the merger agreement;

•	as of the effective time of the merger, the representations and warranties of Warrior that are qualified by materiality or material adverse effect will be true and correct and the representations and warranties of Warrior that are not so qualified will be true and correct in all material respects;

•	absence of any material adverse change with respect to Warrior;

•	absence of Warrior stockholders exercising their appraisal and dissenters rights with respect to greater than 10% of the outstanding shares of Warrior common stock; and

•	receipt from Warrior of a certified copy of resolutions duly adopted by its board of directors approving the merger agreement and consummation of the merger and directing the submission of the merger to a vote of its stockholders.

Conditions to Obligation of Warrior

The obligation of Warrior to complete the merger is subject to the following conditions, any of which may be waived in whole or in part by Warrior:

•	Superior’s and Merger Sub’s performance in all material respects of their obligations under the merger agreement;

•	as of the effective time of the merger, the representations and warranties of Superior and Merger Sub that are qualified by materiality or material adverse effect will be true and correct and the representations and warranties of Superior and Merger Sub that are not so qualified will be true and correct in all material respects;

•	absence of any material adverse change with respect to Superior;

•	receipt from Superior and Merger Sub of certified copies of resolutions duly adopted by their boards of directors approving the merger agreement and consummation of the merger; and

•	approval for listing of the Superior shares to be issued in the merger on the New York Stock Exchange.

Termination

Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Superior and Warrior, or by mutual action of their boards of directors;

•	by either Superior or Warrior, if:

•	adoption of the merger agreement by the Warrior stockholders is not obtained upon a vote duly held;

•	the parties fail to consummate the merger on or before March 1, 2007, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking the termination;

•	any governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that restrains, enjoins or prohibits the merger; or

•	either the chief executive officer or the chief financial officer of Warrior or Superior, respectively, has failed to provide the necessary certifications when due as required under the Sarbanes-Oxley Act of 2002;

•	by Warrior, if:

•	prior to approval by Warrior’s stockholders of the merger agreement, the Warrior board of directors:

•	receives an acquisition proposal that, in the exercise of its fiduciary obligations, it determines to be a superior proposal (as defined below);

•	notifies Superior that it has received a superior proposal and the material terms and conditions of the superior proposal and the identity of the party making the superior proposal;

•	within three days of that notice, Superior does not agree to amend the terms of the merger agreement in a manner no less favorable than the terms of the superior proposal; and

•	Warrior has paid to Superior a termination fee of $11.5 million;

•	Superior or Merger Sub breaches any of their representations or warranties or fails to perform in any material respect any of their covenants, agreements or obligations under the merger agreement and, in either case, the breach of failure would result in a condition to closing not being satisfied and Superior and Merger Sub cannot or has not cured the breach or failure in all material respects within 30 days following receipt of written notice of such breach;

•	by Superior, if:

•	Warrior breaches any of its representations or warranties or fails to perform in any material respect any of its covenants, agreements or obligations under the merger agreement and, in either case, the breach or failure would result in a condition to closing not being satisfied and Warrior cannot or has not cured the breach or failure in all material respects within 30 days following receipt of written notice of such breach;

•	the Warrior board of directors withdraws or modifies its recommendation or approval or adoption of the merger or has publicly announced its intention to do so;

•	the Warrior board of directors recommends to the Warrior stockholders or publicly announces its intention to recommend an agreement with respect to another acquisition proposal;

•	a tender or exchange offer for at least 20% of the voting power of Warrior’s common stock is commenced and Warrior’s board of directors does not recommend to the Warrior stockholders rejection of the tender or exchange offer; or

•	Warrior has materially breached any of its obligations under the non-solicitation provision of the merger agreement.

If the merger agreement is validly terminated by Superior or Warrior, the agreement will become void without any further liability or obligation on the part of any party, or any director, officer, employee or stockholder thereof, other than specified provisions of the merger agreement, including, among others, those provisions relating to confidentiality and expenses and termination fees. However, any such termination will not limit or relieve a party’s liability or obligation for damages as a result of such party’s willful breach of any representation, warranty or covenant in the merger agreement and all rights and remedies of the non-breaching party will be preserved.

Amendment; Extension and Waiver

Superior, Merger Sub and Warrior may amend the merger agreement in writing at any time before the effective time of the merger. However, no amendment may be made that would require further approval by any Warrior stockholders without the further approval of the Warrior stockholders.

Superior, Merger Sub and Warrior may at any time before the effective time of the merger and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or the other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Takeover Defenses

Warrior will take any action that may be necessary or required to cause any anti-takeover provisions contained in the Warrior charter documents or afforded to Warrior by applicable law to become or remain inapplicable to the merger.

No Solicitation

Warrior has agreed that, except as specifically permitted in the merger agreement, it will not, and it will not authorize or permit its representatives to:

•	solicit, initiate or encourage or otherwise intentionally facilitate the making of any acquisition proposal (as defined below);

•	enter into any agreement (other than permitted confidentiality and standstill agreements) with respect to any acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

An “acquisition proposal” is any proposal, other than a proposal by Superior or any of its affiliates, relating to any of the following:

•	a merger or other business combination involving Warrior;

•	acquiring from Warrior or any of its affiliates in any manner, directly or indirectly, 20% or more of the voting securities of Warrior or 20% or more of the assets of Warrior; or

•	acquiring from the stockholders of Warrior by tender offer, exchange offer or otherwise more than 20% of the outstanding Warrior shares.

Warrior has agreed to notify Superior of the pendency of any negotiations respecting, or the receipt of, any acquisition proposal. Warrior has also agreed to immediately cease any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted by Warrior or its representatives with respect to any acquisition proposal existing on the date of the merger agreement.

However, the Warrior board of directors, acting in good faith, after consultation with outside legal counsel, upon written notice to Superior, before Warrior stockholder approval and only in response to an acquisition proposal received without initiation, encouragement, discussion or negotiation by Warrior or any Warrior representatives, may:

•	furnish information to a third party pursuant to a confidentiality agreement and otherwise enter into discussions and negotiations with a third party as to any acquisition proposal that the Warrior board of directors believes is reasonably likely to lead to a superior proposal (as defined below); and

•	make inquiries of a third party regarding the acquisition proposal that would enable the board of directors to determine if the acquisition proposal is a superior proposal.

Warrior, except pursuant to the termination provision of the merger agreement, may not:

•	withdraw or modify, or propose publicly to do the same, the approval or recommendation of the merger agreement and merger by the Warrior board of directors; or

•	approve or recommend, or propose publicly to do the same, any acquisition proposal.

However, in the event the Warrior board of directors receives an acquisition proposal that it determines to be a superior proposal, the board may withdraw or modify its approval or recommendation of the merger agreement or the merger and may terminate the merger agreement, in each case at any time after midnight on the third business day following Superior’s receipt of written notice specifying the material terms and conditions of the superior proposal. Superior will have the right, prior to the expiration of the third business day following its receipt of notice to agree to amend the terms of the merger agreement such that they are no less favorable than the terms of the superior proposal.

The termination described above may only occur prior to the date of the Warrior stockholder meeting and following payment by Warrior to Superior of the termination fee in the amount of $11.5 million (discussed below).

A “superior proposal” is any bona fide acquisition proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all or substantially all of the Warrior shares then outstanding or all or substantially all the assets of Warrior, which a majority of the disinterested members of the Warrior board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) is:

•	reasonably likely to be consummated taking into account the person making such acquisition and all legal, financial, regulatory and other relevant aspects; and

•	more favorable to Warrior stockholders from a financial point of view than the merger and one which the board intends to recommend that the Warrior stockholders approve.

Fees and Expenses

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, all fees and expenses incurred in connection with the filings and related matters under the HSR Act and the costs of printing and mailing the proxy statement / prospectus will be borne equally by Superior and Warrior.

Warrior will pay Superior a fee in immediately available funds of $11.5 million prior to or simultaneously with:

•	the termination of the merger agreement by Warrior as permitted in the no-solicitation provision; or

•	the termination of the merger agreement due to Warrior’s material breach of any of its obligations under the no-solicitation provision.

Subject to certain conditions in the merger agreement, if within 365 days after the date of the merger agreement any of the events described immediately below occurs and Superior terminates, Warrior will promptly pay to Superior (and no later than 1 business day after the first to occur of any of the events described below) the $11.5 million termination fee:

•	if a transaction is consummated, which if offered or proposed, would constitute an acquisition proposal; provided, that all references in the definition of acquisition proposal to 20% are deemed to be 50% for purposes of the termination fee;

•	if a definitive agreement that would, if consummated constitute an acquisition proposal, is entered into; or provided, that all references in the definition of acquisition proposal to 20% are deemed to be 50% for purposes of the termination fee;

•	if (a) any person or group acquires beneficial ownership or the right to acquire beneficial ownership of outstanding shares of capital stock of Warrior then representing 50% or more of the combined power to vote generally for the election of directors, and (b) Warrior’s board of directors has taken any action for the benefit of such person that facilitates the acquisition.

APPRAISAL AND DISSENTERS’ RIGHTS

Under the DGCL, any Warrior stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Warrior common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Warrior common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Warrior common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Warrior common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Warrior common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those Warrior shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of those Warrior shares and the applicable statutory provisions of the DGCL are attached to this proxy statement/prospectus as Annex C.   Any Warrior stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Warrior shares wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Warrior prior to the vote on the merger agreement at the Warrior special meeting, a written demand for appraisal of his or her Warrior shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Warrior of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Warrior common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these Warrior shares on the date the written demand for appraisal is made and must continue to hold these Warrior shares until the consummation of the merger. Accordingly, a holder of Warrior common stock who is the record holder of Warrior common stock on the date the written demand for appraisal is made, but who thereafter transfers these Warrior shares prior to consummation of the merger, will lose any right to appraisal in respect of these Warrior shares.

Only a holder of record of Warrior common stock is entitled to assert appraisal rights for the Warrior shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Warrior shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Warrior common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Warrior common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Warrior shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Warrior common stock held for other beneficial owners. In this case, the written demand should set forth the number of Warrior shares as to which appraisal is sought. When no number of Warrior shares is expressly mentioned, the demand will be presumed to cover all Warrior common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO WARRIOR ENERGY SERVICES CORPORATION, 2 NORTHPOINT DRIVE, SUITE 900, HOUSTON, TEXAS 77060, ATTENTION: SECRETARY.

Within ten days after the effective time of the merger, Superior will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement of the date the merger became effective.

Within 120 days after the effective time of the merger, but not thereafter, Superior or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Warrior common stock of all those stockholders. None of Superior, Merger Sub or Warrior is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Warrior shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Warrior stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Superior a statement setting forth the aggregate number of Warrior shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those Warrior shares. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by Superior.

If a petition for an appraisal is filed timely, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Warrior shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Warrior shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Warrior shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Warrior shares have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Warrior shares entitled to appraisal.

Any holder of Warrior common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Warrior shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those Warrior shares (except dividends or other distributions payable to holders of record of Warrior common stock as of a record date prior to the effective time of the merger).

If any stockholder who properly demands appraisal of his or her Warrior common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Warrior shares of that stockholder will be converted into the right to receive the consideration receivable with respect to these Warrior shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Warrior or Superior, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Warrior stockholder will be entitled to receive the merger consideration receivable with respect to his or her Warrior shares in accordance with the merger agreement.

If the number of shares of dissenting stock exceeds 10% of the outstanding shares of Warrior common stock outstanding immediately prior to the effective time of the merger, then Superior may elect not to consummate the merger.

INFORMATION ABOUT SUPERIOR

Overview

Superior is a leading, highly diversified provider of specialized oilfield services and equipment focused on serving the drilling and production-related needs of oil and gas companies. Superior believes that it is one of the few companies capable of providing the services, tools and liftboats necessary to maintain, enhance and extend the life of offshore producing wells, as well as plug and abandonment services at the end of their life cycle. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico. Superior believes that its ability to provide its customers with multiple services and to coordinate and integrate their delivery allows Superior to maximize efficiency, reduce lead-time and provide cost-effective solutions for its customers. In recent years, Superior has expanded geographically so that it now also has a growing presence in select domestic land and international markets.

Operations

Superior’s business is organized into the following four business segments:

Well Intervention Services.  Superior provides well intervention services that stimulate oil and gas production using platforms or its liftboats rather than through the use of a drilling rig, which Superior believes provides a cost advantage to its customers. Superior’s well intervention services include coiled tubing, electric wireline, pumping and stimulation, gas lift, well control, snubbing, recompletion, engineering and well evaluation services, platform and field management, offshore oil and gas cleaning, decommissioning, plug and abandonment and mechanical wireline. Superior believes it is the leading provider of mechanical wireline services in the Gulf of Mexico with approximately 190 offshore wireline units, 20 land wireline units and 10 dedicated liftboats configured specifically for wireline services. Superior also believes it is a leading provider of rigless plug and abandonment services in the Gulf of Mexico. Superior recently completed construction of an 880-ton derrick barge to expand its decommissioning services. Superior also manufactures and sells specialized drilling rig instrumentation equipment.

Rental Tools.  Superior is a leading provider of rental tools. Superior manufactures, sells and rents specialized equipment for use with offshore and onshore oil and gas well drilling, completion, production and workover activities. Through internal growth and acquisitions, Superior has increased the size and breadth of its rental tool inventory and now has 28 locations in all major staging points in Louisiana and Texas for offshore oil and gas activities in the Gulf of Mexico. Superior’s rental tools segment also has locations domestically in North Louisiana, Oklahoma and Wyoming, and internationally in Venezuela, Trinidad, Mexico, Eastern Canada, the North Sea, the Middle East and West Africa. Superior’s rental tools include pressure control equipment, specialty tubular goods, connecting iron, handling tools, drill pipe, bolting equipment, power swivels, stabilizers, drill collars and on-site accommodations.

Marine Services.  Superior owns and operates a fleet of liftboats that it believes is highly complementary to its well intervention services. A liftboat is a self-propelled, self-elevating work platform with legs, cranes and living accommodations. Superior’s fleet consists of 36 liftboats, including 10 liftboats configured specifically for wireline services (used in Superior’s well intervention segment) and 27 in its rental fleet with leg-lengths ranging from 145 feet to 250 feet. Superior’s liftboat fleet has leg-lengths and deck spaces that are suited to deliver its production-related bundled services and support customers in their construction, maintenance and other production-enhancement projects. All of Superior’s liftboats are currently located in the Gulf of Mexico, but Superior may reposition some of its larger liftboats to international market areas if opportunities arise.

Oil and Gas Operations.  Through its subsidiary SPN Resources, LLC (“SPN Resources”), Superior acquires mature oil and gas properties in the Gulf of Mexico to provide its customers with a cost-effective alternative to the plugging, abandoning and decommissioning process. Owning oil and gas properties provides additional opportunities for Superior’s well intervention, decommissioning and platform management services, particularly during periods when demand from Superior traditional customers is weak due to cyclical or seasonal factors. Once properties are acquired, Superior utilizes its production-related assets and services to maintain, enhance and extend existing production of these properties. At the end of a property’s economic life, Superior plugs and abandons the wells and decommissions and abandon the facilities. As of June 30, 2006, Superior had interests in 35 offshore blocks containing 66 structures and approximately 153 producing wells. As of December 31, 2005, as adjusted to give effect to Superior’s acquisition of certain leases from Explore Offshore, LLC in April, 2006, Superior had reserves of 16 million barrels of oil equivalent (mmboe) with a pre-tax PV-10 of $445.2 million and approximately 80% of Superior’s reserves were classified as proved developed.

Additional information concerning Superior is included in the Superior documents filed with the SEC and incorporated by reference in this document. Please see “Where You Can Find More Information” on page 86.

INFORMATION ABOUT WARRIOR

Overview

Warrior is an oil and gas well services company that provides cased-hole wireline and well intervention services to exploration and production companies. Warrior’s wireline services focus on cased-hole wireline operations, including logging services, perforating, mechanical services, pipe recovery and eventually plugging and abandoning the well. Warrior’s well intervention services are primarily hydraulic workover services, commonly known as snubbing services. All of Warrior’s services are performed at the well site and are fundamental to establishing and maintaining the flow of oil and gas throughout the productive life of the well. Warrior’s operations are concentrated in the major onshore and offshore oil- and gas- producing areas of the U.S., including offshore in the Gulf of Mexico and onshore in Alabama, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Oklahoma, Texas, Utah and Wyoming. Warrior focuses on providing high quality equipment and services in difficult environments, such as high pressure and high temperature wells, and difficult pipe recovery operations. In conjunction with its well intervention segment operations, in the fourth quarter of 2006, Warrior has begun taking delivery of approximately 20 coiled tubing, nitrogen pumping and fluid pumping units with delivery of all the units expected before the end of 2007. The majority of Warrior’s revenues are related to natural gas drilling and workover activity.

Operations

Warrior currently conducts its business through the following two operating segments:

Wireline Segment.  Warrior’s wireline segment operates a fleet of 61 cased-hole wireline trucks, 15 offshore wireline skids and four plug and abandonment packages (“P&A”). All of Warrior’s wireline trucks and offshore skids are equipped with top-of-the-line computer systems. Warrior primarily provides services in cased-hole environments. Cased-hole wireline services are performed during and after the completion of the well, and from time to time thereafter during the life of the well. Wireline services are performed using a wire cable that is lowered from a truck or skid into a well with various types of tools and instruments attached to the end of the cable. Once in the well, the instruments can transmit data back to a computer system in the truck or skid for analysis. Specific wireline services include: logging services, which include cement bond logging, production logging and other measurements; pipe recovery services; and perforating and mechanical services such as setting plugs and packers. Warrior believes that it is a leading provider of pipe recovery services in the U.S., which requires significant experience, expertise and specialized equipment. Other services in the wireline segment include P&A services, which are used at the end of a well’s productive life, and tubing conveyed perforating, which is a method of perforating the casing in order to open the flow path in a well for hydrocarbons.

Well Intervention Segment.  Warrior’s well intervention segment operates a fleet of 17 snubbing units (two of which are leased). Warrior primarily provides snubbing services utilizing specialized high pressure snubbing equipment that allows an operator to service a well without using other more disruptive means to control the pressure in the well. Since snubbing is a difficult and critical process, the snubbing segment of the oil and gas services industry is limited to a relatively few operators who have the expertise and knowledge required to perform such services safely and efficiently. Warrior’s well intervention segment also includes other related oil field services, such as freezing services, hot tapping services, rental tools and fishing services. In the future, Warrior is adding complementary well intervention services, such as coiled tubing, nitrogen pumping and fluid pumping services beginning in the fourth quarter of 2006.

Warrior operates two manufacturing and repair facilities that are located in Laurel, Mississippi and Decatur, Texas. The Laurel, Mississippi facility manufactures and repairs wireline trucks, offshore wireline skids and P&A packages. The Decatur, Texas facility primarily manufactures and repairs snubbing units and related equipment. Substantially all of the equipment Warrior manufactures and repairs is for Warrior’s own use.

Additional information concerning Warrior is included in the Warrior documents filed with the SEC and incorporated by reference in this document. Please see “Where You Can Find More Information” on page 86.

SUPERIOR UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information combines the historical financial statements of Superior and Warrior after giving effect to the merger using the purchase method of accounting and Superior’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the pro forma statements.

The unaudited pro forma statements also include the historical financial information of Bobcat Pressure Control, Inc. (“Bobcat”), a well services company that provides snubbing, freezing, hot tap, rental tool and fishing services to natural gas and oil well operations in the Mid-Continent area of the United States. Warrior purchased all of the outstanding equity securities of Bobcat for approximately $53.2 million in December 2005.

The unaudited pro forma statements also include Superior’s 40% interest, through its equity-method investment in Coldren Resources LP (“Coldren Resources”), in the historical performance of substantially all of Noble Energy, Inc.’s (“Noble”) offshore Gulf of Mexico shelf assets (“Acquired Properties”), which were acquired by Coldren Resources in July 2006. The pro forma adjustments give effect to Superior’s 40% interest in the historical performance of the Acquired Properties through its equity-method investment in Coldren Resources.

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with Superior’s historical consolidated financial statements, Warrior’s historical financial statements, Bobcat’s historical financial statements and the statements of revenues and direct operating expenses of the Acquired Properties, including the notes thereto, which are incorporated by reference into this prospectus/proxy statement. Certain reclassifications of information presented in the historical financial statements of Warrior and Bobcat have been made to conform to Superior’s classifications.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

The pro forma adjustments, as described in the notes to the pro forma statements, are based on currently available information that Superior believes to be reasonable. However, changes to adjustments included in the pro forma statements are expected as valuations of Warrior’s assets and liabilities are finalized and additional information becomes available. The final purchase price allocations for the merger will be affected by formal valuation analysis of certain assets by an outside appraisal firm and may result in material adjustments to the amounts presented in the pro forma statements. The unaudited pro forma condensed consolidated financial information, in the opinion of management, reflects all adjustments necessary to present fairly the data for the periods presented.

The unaudited pro forma consolidated financial information was prepared based on the following assumptions:

•	Superior will pay $175.2 million in cash ($14.50 per share of outstanding Warrior common stock) and issue an aggregate of 5.3 million shares of Superior common stock (at an exchange ratio of 0.452 shares of Superior common stock for each share of Warrior common stock) for all the outstanding Warrior common stock, restricted stock units and options.

•	Superior will enter into a $200 million term loan to fund the cash portion of the merger consideration and refinance Warrior’s existing debt. Superior will provide the remaining funds needed for the merger consideration and Warrior’s debt refinancing from its cash and cash equivalents.

•	Superior’s common stock assumed to be issued in connection with the merger is valued at $25.39 per share, the average closing market price per share for the five trading day period beginning two trading days before the merger announcement date of September 25, 2006.

•	The unaudited pro forma condensed consolidated balance sheet assumes the merger had occurred on June 30, 2006, and the unaudited pro forma condensed consolidated statements of operations assume the merger occurred on January 1, 2005.

•	Preliminary estimates, assumptions and pro forma adjustments to state the assets and liabilities of Warrior to be acquired at fair value are based on Warrior’s June 30, 2006 balance sheet.

•	The unaudited pro forma condensed consolidated balance sheet assumes Superior’s cash investment in Coldren Resources and Coldren Resources’ acquisition of the Acquired Properties occurred on June 30, 2006, and the unaudited pro forma condensed consolidated statements of operations assume these transactions occurred on January 1, 2005.

•	Warrior acquired Bobcat on December 16, 2005 for approximately $53.2 million. The unaudited pro forma condensed consolidated statements of operations assume the acquisition of Bobcat by Warrior had occurred on January 1, 2005.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2006

	Superior	Warrior	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$115,846	$5,029	$(59,182	)(b)	$61,693
Accounts receivable, net	233,496	25,568	—		259,064
Current portion of notes receivable	4,712	—	—		4,712
Prepaid insurance and other	58,493	5,518	—		64,011

Total current assets	412,547	36,115	(59,182)		389,480

Property, plant and equipment, net	608,548	45,756	5,000	(c)	659,304
Goodwill, net	224,346	14,040	233,652	(a)	472,038
Notes receivable	26,085	—	—		26,085
Equity-method investments	32,541	—	27,340	(d)	59,881
Other assets, net	12,416	36,281	33,830	(e)	82,527

Total assets	$1,316,483	$132,192	$240,640		$1,689,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,846	$10,241	$—		$56,087
Accrued expenses	76,323	2,979	—		79,302
Income taxes payable	50,740	—	—		50,740
Fair value of commodity derivative instruments	5,658	—	—		5,658
Current portion of decommissioning liabilities	14,081	—	—		14,081
Current maturities of long-term debt	810	16,916	(14,916	)(f)	2,810

Total current liabilities	193,458	30,136	(14,916)		208,678

Deferred income taxes	95,321	12,485	13,350	(g)	121,156
Decommissioning liabilities	106,482	—	—		106,482
Long-term debt	311,694	26,968	171,032	(f)	509,694
Other long-term liabilities	3,330	—	—		3,330
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	80	16	(11	)(h)	85
Additional paid in capital	433,415	92,058	41,714	(h)	567,187
Accumulated other comprehensive income, net	1,104	—	—		1,104
Retained earnings (accumulated deficit)	171,599	(29,471)	29,471	(h)	171,599

Total stockholders’ equity	606,198	62,603	71,174		739,975

Total liabilities and stockholders’ equity	$1,316,483	$132,192	$240,640		$1,689,315

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2006

			Acquired
	Superior	Warrior	Properties		Pro Forma		Pro Forma
	Historical	Historical	Historical		Adjustments		Consolidated
	(In thousands, except per share data)

Oilfield service and rental revenues	$435,132	$59,814	$—		$—		$494,946
Oil and gas revenues	49,096	—	—		—		49,096

Total revenues	484,228	59,814	—		—		544,042

Cost of oilfield services and rentals	194,541	32,244	—		—		226,785
Cost of oil and gas sales	32,907	—	—		—		32,907

Total cost of services, rentals and sales	227,448	32,244	—		—		259,692

Depreciation, depletion, amortization and accretion	48,642	5,469	—		3,819	(j)	57,930
General and administrative expenses	77,739	7,517	—		—		85,256

Income from operations	130,399	14,584	—		(3,819)		141,164
Other income (expense):
Interest expense, net	(10,400)	(3,132)	—		(6,137	)(k)	(19,669)
Interest income	2,222	—	—		—		2,222
Loss on early extinguishment of debt	(12,596)	—	—		—		(12,596)
Earnings in equity-method investments, net	1,148	—	60,253	(i)	(32,639	)(l)	28,762
Gain on sale of fixed assets	—	7	—		—		7
Other income	—	50	—		—		50

Income before income taxes	110,773	11,509	60,253		(42,595)		139,940
Income taxes	39,878	4,281	—		6,219	(m)	50,378

Net income	$70,895	$7,228	$60,253		$(48,814)		$89,562

Basic earnings per share	$0.89						$1.05

Diluted earnings per share	$0.87						$1.04

Weighted average common shares used in computing earnings per share:
Basic	79,719						84,988
Incremental common shares from stock options	1,422						1,422
Incremental common shares from restricted stock units	36						36

	81,177						86,446

See accompanying notes to unaudited pro forma condensed consolidated financial information.

SUPERIOR ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2005

			Bobcat	Acquired
	Superior	Warrior	Prior to	Properties		Pro Forma		Pro Forma
	Historical	Historical	Acquisition	Historical		Adjustments		Consolidated
	(In thousands, except per share data)

Oilfield service and rental revenues	$656,423	$73,667	$28,653	$—		$—		$758,743
Oil and gas revenues	78,911	—	—	—		—		78,911

Total revenues	735,334	73,667	28,653	—		—		837,654

Cost of oilfield services and rentals	330,200	43,495	13,235	—		—		386,930
Cost of oil and gas sales	45,804	—	—	—		—		45,804

Total cost of services, rentals and sales	376,004	43,495	13,235	—		—		432,734

Depreciation, depletion, amortization and accretion	89,288	5,208	1,508	—		10,196	(j)	106,200
General and administrative expenses	140,989	9,620	4,324	—		—		154,933
Reduction in value of assets	6,994	—	—	—		—		6,994
Gain on sale of liftboats	3,544	—	—	—		—		3,544

Income from operations	125,603	15,344	9,586	—		(10,196)		140,337
Other income (expense):
Interest expense, net	(21,862)	(4,097)	(439)	—		(17,810	)(k)	(44,208)
Interest income	2,201	—	—	—		—		2,201
Earnings in equity-method investments, net	1,339	—	—	135,038	(i)	(71,711	)(l)	64,666
Gain on sale of fixed assets	—	83	(78)	—		—		5
Change of control expense	—	(2,705)	—	—		—		(2,705)
Other expense	—	(240)	(5)	—		—		(245)
Reduction in value of equity-method investment	(1,250)	—	—	—		—		(1,250)

Income before income taxes	106,031	8,385	9,064	135,038		(99,717)		158,801
Income taxes	38,172	176	3,399	—		15,421	(m)	57,168

Net income	$67,859	$8,209	$5,665	$135,038		$(115,138)		$101,633

Basic earnings per share	$0.87							$1.22

Diluted earnings per share	$0.85							$1.20

Weighted average common shares used in computing earnings per share:
Basic	78,321							83,590
Incremental common shares from stock options	1,414							1,414
Incremental common shares from restricted stock units	—							—

	79,735							85,004

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Superior Energy Services, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(in thousands, except share data)

1.	Calculation of Purchase Price of Warrior

The following is a preliminary estimate of the purchase price for Warrior and the preliminary purchase price allocation:

Costs to purchase all outstanding Warrior stock and options:

Warrior Shares Outstanding:
Warrior common stock outstanding at September 22, 2006 (includes 347,929 shares issuable upon vesting of restricted stock units)	11,424,208
Warrior Class A Options (exercise price of $7.50) outstanding at September 22, 2006	659,074
Warrior Class B Options (exercise price of $21.10) outstanding at September 22, 2006	10,000

Warrior estimated shares outstanding	12,093,282
Cash Payments:
Payment of $14.50 per share to 12,083,282 Warrior estimated shares outstanding (includes 11,424,208 shares of Warrior common stock outstanding, including restricted stock units, and 659,074 Warrior Class A Options outstanding at September 22, 2006)	$175,208
Estimated direct transaction costs payable by Superior to be capitalized as part of the purchase price for Warrior (including financial advisory fees, legal fees, accounting fees and other items)	10,000

Total cash paid	185,208
Stock Consideration:
An estimated 5,163,742 shares of Superior common stock issued for Warrior common stock outstanding (11,424,208 Warrior shares at a 0.452 exchange ratio) multiplied by the Superior share price of $25.39 (the average closing market price for the five trading day period beginning two trading days before the merger announcement date of September 25, 2006)	131,107
An estimated 103,216 shares of Superior common stock issued for Warrior Class A Options outstanding multiplied by the Superior share price of $25.39 (The 103,230 shares are calculated by multiplying the average closing price of Superior stock for 10 consecutive trading days immediately preceding the third trading day before the closing of the merger (“Superior Stock Closing FMV” which is assumed to be $25.39 herein) times the exchange ratio of 0.452 less the exercise price of $7.50 divided by the Superior Stock FMV multiplied by the 659,074 Class A Options outstanding.)	2,621
An estimated 1,921 shares of Superior common stock issued for Warrior Class B Options outstanding multiplied by the Superior share price of $25.39 (The 1,930 shares are calculated by multiplying the Superior Stock Closing FMV times the exchange ratio of 0.452 plus $14.50 less the exercise price of $21.10 divided by the Superior Stock FMV multiplied by the 10,000 Class B Options outstanding.)	49

Total equity consideration	133,777

Total Estimated Purchase Price	$318,985

Preliminary estimated allocation of purchase price:
Current assets	$36,115
Property, plant and equipment	50,756
Goodwill	247,692
Intangible and other assets	67,361
Current liabilities	(30,136)
Deferred income taxes	(25,835)
Long-term debt	(26,968)

$318,985

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Warrior at June 30, 2006. The preliminary assessment of fair value resulted in approximately $59.5 million of identifiable intangible assets, which are expected to have useful lives ranging from 1 to 10 years, and $234.3 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Superior will engage an independent appraisal firm to assist it in finalizing the allocation of the Warrior purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on projections of future cash flows, discounted to present value. These and other preliminary estimates may materially differ from the estimates presented herein as additional information becomes available and is assessed by Superior and the appraisal firm.

2.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information has been adjusted for the following:

(a). To reflect the adjustment to goodwill for the acquisition of Warrior based upon preliminary purchase price allocation as follows:

Total estimated purchase price	$318,985
Less book value of Warrior’s net assets	62,603
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (c))	5,000
Adjust intangible assets to fair value (see note (e))	31,080
Adjust deferred taxes as a result of asset fair values adjustments (see note (g))	(13,350)

Pro forma goodwill adjustment	233,652

(b). To reflect the cash consideration for the Warrior acquisition, the payment of Warrior’s outstanding debt, the incurrence of Superior’s new term loan and Superior’s remaining cash investment in Coldren Resources upon its July 2006 acquisition of the Acquired Properties as follows:

Total cash purchase price to acquire all outstanding
Warrior stock, restricted stock units and options, including estimated direct transaction fees and costs associated with the merger	$(185,208)
Payment of Warrior debt	(43,884)
Gross proceeds from incurrence of $200 million term loan	200,000
Payment of loan costs related to the incurrence of the $200 million term loan	(2,750)
Remaining cash investment in Coldren Resources (see note (d))	(27,340)

Pro forma cash adjustments	$(59,182)

(c). To reflect a $5.0 million increase in the property, plant and equipment acquired from Warrior to adjust it to its preliminary estimated fair value of $50.8 million. Final purchase price adjustments based on a third-party valuation may materially differ from the preliminary estimates presented herein.

(d). To reflect Superior’s remaining $27.3 million equity-method investment in Coldren Resources upon its July 2006 acquisition of the Acquired Properties.

(e). To reflect a $2.8 million increase from loan costs related to the $200 million of term debt, and a $31.1 million increase in the identifiable intangible assets acquired from Warrior to adjust the intangible and other assets their preliminary estimated fair value of $67.4 million. The preliminary estimate of identifiable intangible assets includes employment contracts, non-compete covenants, trade names and customer relationships, which are expected to have useful lives ranging from 1 to 10 years. Final purchase price adjustments based on a third-party valuation may materially differ from the preliminary estimates presented herein.

(f). To reflect payment of Warrior’s $43.9 million outstanding debt offset by incurrence of the $200 million of term debt.

(g). To reflect the deferred taxes associated with non-deductible fair market value adjustments to Warrior’s property, plant and equipment and intangible assets calculated as follows:

Non-deductible adjustment to assess Warrior’s identifiable intangible assets at their estimated fair value (see note (e))	$31,080
Non-deductible adjustment to assess Warrior’s property, plant and equipment at its estimated fair value (see note (c))	5,000

36,080
Deferred tax rate	37%

Adjustment to deferred income taxes	$13,350

Final adjustments to deferred taxes will be based on final purchase price adjustments from a third-party valuation and other determined differences between book and tax basis.

(h). To reflect the total increase in stockholders’ equity, comprised of Superior’s stock consideration of $133.8 million issued as a result of the Warrior acquisition, offset by the elimination of Warrior’s historical stockholders’ equity of $62.6 million.

(i). To reflect Superior’s 40% equity share of the revenues in excess of direct operating expenses of the Acquired Properties as follows:

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2006	2005

Revenues in excess of direct operating expenses of Acquired Properties	$150,632	$337,596
Ownership percentage via equity investment	40%	40%

Adjustment to earnings in equity-method investment, net	$60,253	$135,038

(j). To reflect additional depreciation and amortization from the adjustment of Warrior’s assets to fair value calculated as follows:

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2006	2005

Additional depreciation expense resulting from Superior’s adjustment to Warrior’s property, plant and equipment to fair value with an estimated average life of approximately 7 years	$357	$714
Additional amortization expense resulting from Superior’s adjustment to Warrior’s identifiable intangible assets to fair value with estimated useful lives ranging from approximately 1 to 10 years	3,462	6,924
Additional depreciation and amortization expense resulting from Warrior’s adjustments to Bobcat’s property, plant and equipment and identifiable intangible assets to fair value	—	2,558

Adjustment to depreciation, depletion, amortization and accretion	$3,819	$10,196

(k). To reflect the elimination of Warrior’s interest expense, the elimination of Bobcat’s interest expense, the additional estimated interest expense from Warrior’s acquisition of Bobcat, the additional estimated interest expense from Superior’s $200 million term loan to fund the cash portion of the purchase price of Warrior and the additional interest expense from issuance of 6 7/8% senior notes to finance Superior’s initial cash investment in Coldren Resources, calculated as follows:

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2006	2005

Elimination of Warrior interest expense	$3,132	$4,097
Elimination of Bobcat interest expense	—	439
Additional interest expense resulting from Warrior’s acquisition of Bobcat in December 2005	—	(5,546)
Additional interest expense resulting from Superior’s issuance of $200 million in term debt at an estimated interest rate of 7.52% for the six months ended June 30, 2006 and 6.22% for the year ended December 31, 2005 (based on the terms of the term loan commitment letter of LIBOR plus 225 basis points), as well as amortization of the related $2,750 loan costs over the seven year term	(7,716)	(12,833)
Additional interest expense resulting from Superior’s $57.7 million initial cash investment in Coldren Resources financed with a portion of the new unsecured senior notes at 6 7/8% issued on May 22, 2006	(1,553)	(3,967)

Interest expense adjustment	$(6,137)	$(17,810)

(l). To reflect Superior’s incremental 40% equity share of estimated depreciation, depletion, amortization and accretion expenses resulting from the purchase of the Acquired Properties. The estimate for depreciation, depletion, amortization and accretion expenses is calculated based on the estimated post-acquisition property values of the Acquired Properties per barrel of oil equivalent (“boe”) multiplied by actual boe historical production rates. The calculation of Superior’s equity share of the depreciation, depletion, amortization and accretion expenses is as follows (in thousands):

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2006	2005

Estimated depreciation, depletion, amortization and accretion expenses	$(81,598)	$(179,278)
Ownership percentage via equity investment	40%	40%

Adjustment to earnings in equity-method investment, net	$(32,639)	$(71,711)

The pro forma amounts do not include general and administrative expenses associated with the acquisition of the Acquired Properties. Superior believes that its equity share of these estimated expenses would be approximately $5.9 million for the six months ended June 30, 2006 and $11.7 million for the year ended December 31, 2005.

(m). To reflect the adjustment to income tax expense for the combined earnings and the related pro forma adjustments at the estimated effective income tax rate of 36%.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Warrior and Superior are both Delaware corporations governed by the Delaware General Corporation Law. Any differences between the rights of the stockholders of Warrior and Superior arise primarily from differences in the respective charter documents. The rights of Warrior stockholders are governed by Warrior’s restated certificate of incorporation and the certificate of amendments thereto and its bylaws, and the rights of Superior’s stockholders are governed by Superior’s restated certificate of incorporation, the certificate of amendment thereto and its bylaws. As a result of the merger, holders of Warrior common stock will become holders of Superior common stock. The following is a summary of some of the rights of Warrior stockholders and Superior stockholders. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to Delaware law as well as to Warrior’s restated certificate of incorporation, the certificates of amendment thereto, and bylaws, and Superior’s restated certificate of incorporation, the certificate of amendment thereto and bylaws.

Authorized Capital Stock

Warrior

The authorized capital stock of Warrior consists of 35,000,000 shares of common stock and 2,500,000 shares of preferred stock.

Superior

The authorized capital stock of Superior consists of 125,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Number of Directors

Warrior

Warrior’s board of directors currently consists of five members.

Superior

Superior’s board of directors currently consists of six members.

Changes in the Number of Directors

Warrior

Warrior’s bylaws provide that the number of directors shall be designated by resolution of a majority of the board of directors then in office, but in any event shall not be less than one nor more than nine. Warrior’s bylaws further provide that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

Superior

Superior’s certificate of incorporation and bylaws provide that the setting of the authorized number of directors shall be fixed by a resolution adopted by the majority of the continuing directors. If not otherwise fixed by the board of directors, the board shall consist of seven directors.

Election of Directors

Delaware law contains provisions regarding the election of directors and permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

Warrior

Warrior’s certificate of incorporation and bylaws do not provide for the election of a classified board of directors. Directors are elected in accordance with Delaware law.

Superior

Superior’s bylaws provide that directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been qualified and elected.

Cumulative Voting for Directors

Cumulative voting must be expressly provided for in the certificate of incorporation of a Delaware corporation. Neither Warrior’s nor Superior’s certificate of incorporation provide for cumulative voting.

Removal of Directors

Warrior

Warrior’s bylaws provide that any individual director, may be removed from office at any time by the affirmative vote of the holders of at least a majority of the then outstanding shares of the capital stock of the corporation entitled to vote at an election of directors.

Superior

Superior’s bylaws state that any director or the entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors.

Liabilities of Directors; Directors’ Fiduciary Duties

Under the Delaware statute, the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. The certificates of incorporation of Warrior and Superior each contain such an elimination of personal liability for directors.

Indemnification of Corporate Agents

The Delaware General Corporation Law generally provides that subject to certain restrictions contained in the statute, a Delaware corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was a director, officer, employee or agent of another business entity at the corporation’s request. A person who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute must be indemnified against expenses incurred by him or her in connection with the suit or matter. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. The determination is to be made by a majority vote of the directors who are not parties to the action, or if there are none, by independent counsel or by the stockholders. Expenses incurred in defense may be paid in advance of the final disposition of the suit upon receipt of an undertaking by the person to be indemnified to repay any amounts paid by the corporation if it is ultimately determined that he or she was not entitled to indemnification. The indemnification or advancement of expenses provided by the Delaware corporate law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person can be indemnified under the statute.

Warrior

The bylaws of Warrior provide that Warrior shall indemnify each of its present and former directors and officers to the extent and in the manner provided in the bylaws and as permitted by the DGCL. Warrior’s bylaws provide that the indemnification rights of its bylaws are contract rights between Warrior and its officers and directors.

Superior

The bylaws of Superior provide that Superior shall indemnify its directors and officers to the fullest extent and in the manner permitted by the general corporation laws of Delaware.

The certificates of incorporation of Warrior and Superior each provide that Warrior or Superior, as applicable, may indemnify its officers and directors to the fullest extent permitted by the DGCL. The certificates each also release directors from personal monetary liability to the corporation and its stockholders for any breach of fiduciary duty to the fullest extent permitted by the DGCL.

Appraisal Rights

A Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to stockholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation or the occurrence of any merger or consolidation in which the Delaware corporation is a constituent company.

Under Delaware law and in the event that the certificate of incorporation does not speak to these matters, stockholders are entitled to certain limited rights of appraisal in the event of a merger or consolidation of the corporation. The Delaware appraisal statute entitles the dissenting stockholder to payment for the fair value of his or her shares. However, under the Delaware appraisal statute and unless otherwise provided in the certificate of incorporation, appraisal rights are available only for mergers or consolidations of the corporation. Furthermore, no appraisal rights are available, under Delaware law, for the stockholders of a Delaware corporation that is the surviving corporation in a merger if the merger did not require stockholder approval. Moreover, no appraisal rights are available to stockholders of a Delaware corporation in a merger for any shares of stock which, at the record date for the vote on the merger, were either (a) listed on a national securities exchange or quoted on the Nasdaq Global Market or (b) held of record by more than 2,000 stockholders. However, appraisal rights are available to Delaware stockholders if the stockholders are required by the terms of an agreement of merger or consolidation to accept for the stock of the constituent corporation anything except (a) shares of stock of the corporation surviving or resulting from the merger or consolidation, or their depository receipts; (b) shares of stock of any other corporation, or their depository receipts, which shares of stock or depository receipts at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market systems security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a) and (b); or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (a), (b) and (c).

Warrior

Warrior’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders. The contemplated merger will give rise to appraisal rights to Warrior’s stockholders.

Superior

Superior’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders. The contemplated merger will not give rise to any appraisal rights to Superior’s stockholders.

Issuance of Additional Stock

Warrior

Subject to limitations prescribed by Delaware law, Warrior’s board of directors has the authority to issue up to 2,500,000 shares of preferred stock and to fix the voting powers, designation, preferences and rights of those shares and the qualifications, limitations or restrictions of any wholly unissued shares, and to issue up to a total of 35,000,000 shares of common stock of Warrior (including shares of common stock of Warrior currently issued and outstanding).

Superior

Subject to limitations prescribed by Delaware law, Superior’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations or restrictions of any wholly unissued shares, and to issue up to a total of 125,000,000 shares of common stock of Superior (including shares of common stock of Superior currently issued and outstanding).

Inspection of Books and Records

The Delaware General Corporation Law generally provides that any stockholder may inspect the corporation’s books or records.

Stockholder Voting on Mergers and Certain Other Transactions

Under Delaware corporate law, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, the agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote. Notwithstanding the foregoing, under Delaware law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

•	the agreement of merger does not amend in any respect the certificate of incorporation of the constituent corporations;

•	each share of stock of the constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under the agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number of shares of common stock outstanding immediately prior to the merger.

In addition, Delaware corporate law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary’s stockholders or board of directors and without the approval of the parent’s stockholders.

Warrior

Neither the certificate of incorporation nor the bylaws of Warrior alters the statutory requirements for stockholder approval of mergers or asset sales.

Superior

Neither the certificate of incorporation nor the bylaws of Superior alters the statutory requirements for stockholder approval of mergers or asset sales.

Business Combinations with Interested Stockholders

The Delaware General Corporation Law contains a prohibition, subject to certain exceptions, on business combinations by a Delaware corporation with interested stockholders for a period of three years following the date that such holder became an interested stockholder unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested stockholder.

Interested stockholders are generally defined under the statute as stockholders owning 15% or more of the outstanding voting stock of the corporation. This general prohibition was designed to discourage hostile take-over attempts of Delaware corporations by third parties.

Warrior

The Warrior certificate of incorporation authorizes its board of directors, without any action by the stockholders of Warrior, to issue up to 2,500,000 shares of its preferred stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, or restrictions of each series. Because the terms of the preferred stock may be fixed by the Warrior board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make a proposed takeover of Warrior or the removal of its management more difficult.

Other than as contemplated by the merger agreement, neither Superior nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of Warrior.

Superior

The Superior certificate of incorporation authorizes its board of directors, without any action by the stockholders of Superior, to issue up to 5,000,000 shares of its preferred stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends, liquidation, conversion and other rights of each preferred series. Because the terms of the preferred stock may be fixed by the Superior board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make a proposed takeover of Superior or the removal of its management more difficult.

Stockholder Rights Plan

Neither Superior nor Warrior has adopted a stockholder rights plan.

Preemptive Rights

Under Delaware corporate law, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a corporation’s stock are stated and expressed in the certificate of incorporation or in any amendment to the certificate of incorporation, or in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the corporation’s certificate of incorporation.

Warrior

Neither Warrior’s certificate of incorporation nor its bylaws contain any provisions specifically relating to preemptive rights. Warrior’s board of directors is authorized to issue preferred stock and to fix or alter the rights, preferences and restrictions granted to or imposed on such preferred stock. Because the terms of the preferred stock may be fixed by the Warrior board of directors, preferred stock could be issued or altered to include preemptive provisions.

Superior

Neither Superior’s certificate of incorporation nor its bylaws contain any provisions specifically relating to preemptive rights. Superior’s board of directors is authorized to issue preferred stock and to fix or alter the rights, preferences, privileges and restrictions granted to and imposed on such preferred stock. Because the terms of the preferred stock may be fixed by the Superior board of directors, preferred stock could be issued or altered to include preemptive provisions.

Annual Meeting

Under Delaware corporate law, if the annual meeting for the election of directors is not held on the designated date, or an action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors are required to cause that meeting to be held as soon as it is convenient. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated date for the annual meeting, or if no date has been designated for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Warrior

The bylaws of Warrior provide that the company’s board of directors may designate the date and time of each annual meeting.

Superior

The bylaws of Superior require the company’s board of directors to designate the date and time of each annual meeting.

Special Meetings

Under Delaware corporate law, a special meeting of the stockholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or bylaws.

Warrior

The Warrior bylaws provide that special meetings of Warrior stockholders may be called by Warrior’s board of directors pursuant to a resolution approved by a majority of the directors. Only business specified in a notice of a special meeting may be transacted at the meeting.

Superior

The Superior bylaws provide that special meetings of Superior stockholders may be called by Superior’s board of directors, by the chairman of the board or by Superior’s secretary after receipt of a written request by one or more stockholders holding shares in the aggregate entitled to cast twenty-five percent (25%) or more of the votes at the special meeting.

Action by Stockholders Without a Meeting

Delaware corporate law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize that action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Warrior

The bylaws of Warrior permit Warrior’s stockholders to act by unanimous written consent without a meeting.

Superior

The bylaws of Superior permit Superior’s stockholders to act by written consent without a meeting. The written consent must describe the action taken and must be signed by the holders of outstanding shares having not less than a minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Superior

The Superior bylaws provide that in order for a stockholder to make a nomination for the election of directors or propose business at a meeting of the stockholders, the secretary of the corporation must receive written notice of the nomination or proposed business: (a) not more than 270 days and not less than 120 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders or, (b) if a special meeting or an annual meeting of stockholders scheduled to be held either 30 days earlier or later than such anniversary date, notice must received within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting date is made.

The stockholder’s written notice of must set forth: (a) the name, age, business and residential address of the stockholder, (b) the number of shares of capital stock of which the stockholder is the beneficial owner and the dates on which the stockholder acquired their stock, (c) a representation that the stockholder intends to appear in person at the meeting to bring up the matter specified in the notice, (d) with respect to a notice of intent to make a nomination, a description of all agreements, contracts, and understandings between the stockholder, any person acting in concert with the stockholder, and the proposed nominee pursuant to which the nomination is to be made, (e) the name, age, business and residential address of the proposed nominee, (f) the principal occupation of the proposed nominee, (g) the number of shares beneficially owned by the proposed nominee, (h) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board of Directors, (i) the consent of each nominee to serve as a director of Superior if so elected and an affidavit of each nominee certifying that he or she meets the qualifications necessary to serve as a director of Superior, and (j) with respect of a notice to bring up any other proposed business, a complete and accurate description of the matter not to exceed 500 words, including the reasons for conducting such business at the meeting, and any material interest of the stockholder in the matter.

Warrior

The Warrior bylaws provide that in order for a stockholder to make a nomination for the election of directors or propose business at a meeting of the stockholders, the corporation’s secretary must receive written notice of the proposed business: (a) no less than 120 days or more than 180 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders, (b) if the upcoming annual meeting is more than 30 days before or more than 60 days after such anniversary date, written notice by the stockholder must be received no less than the later of the 120th day prior to such annual meeting or the 10th day following the day on which the annual meeting is publicly disclosed by Warrior, (c) if in connection with the election of a director at a special meeting of the stockholders, written notice must be received not less than 40 days or more than 60 days prior to the date of such meeting, or (d) in the event of such a special meeting, if notice or public disclosure of the special meeting is given less than 55 days in advance of such meeting, written notice by the stockholder must be received not later than then on the tenth day following the notice of the date of the meeting was mailed or public disclosure was made.

With respect of a notice to make such a nomination, the stockholder must submit written evidence of their status as a stockholder of Warrior and shall identify in writing (a) their name and address, (b) the number of shares of each class or series of capital stock of the Corporation the stockholder owns beneficially, (c) the name and address of each persons with whom the stockholder is acting in concert and the number of shares of capital stock beneficially owned by each such person, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person with whom the stockholder is acting in concert pursuant to which the nomination is to be made, (f) the name, age, business address and residential address of the proposed nominee, (g) the proposed nominee’s principal occupation, (h) the number of shares of each class of capital stock of the Warrior beneficially owned the proposed nominee, (i) the written consent of each nominee to have their name placed in nomination and to serve as a director of Warrior if so elected, (j) any other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and (k) a notarized affidavit executed by each such proposed nominee stating that, if elected as a member of the Board of Directors, he will serve and that he is eligible for election as a member of the Board of Directors.

To propose any other business, the stockholder’s written notice of must set forth: (a) a brief description of the matter to be proposed, including the reasons for conducting such business at the meeting, (b) the stockholder’s name and address, as they appear on Superior’s books and records, (c) a representation of the stockholder’s status as such and evidence of the number of shares of each class of Superior capital stock of which such stockholder is the beneficial owner, (d) a description of all arrangements and understandings between the stockholder and any other person (including their names and the number of shares beneficially owned by them) in connection with the proposal and any material interest of the stockholder in such business, and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Charter and Bylaws Amendments

Under Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of the amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote on the amendment. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series or a class, Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of the affected class or series.

Under Delaware corporate law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has this power.

Warrior

Warrior’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. Warrior’s certification of incorporation confers the right to make, alter or repeal Warrior’s bylaws to the board of directors. The bylaws provide that the bylaws may be amended, in whole or in part, and new bylaws adopted by the affirmative vote of not less than 75% of the voting power of Warrior’s outstanding stock or by action of the board of directors, provided that certain sections of the bylaws may only be amended upon the receipt of the affirmative vote of 75% of the directors then in office.

Superior

Superior’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. Superior’s certification of incorporation confers the right to make, alter or repeal Superior’s bylaws to the board of directors without requiring stockholder consent.

DESCRIPTION OF SUPERIOR’S CAPITAL STOCK

The authorized capital stock of Superior consists of 125 million shares of common stock, $.001 par value per share (the “Common Stock”), and 5 million shares of preferred stock, $.01 par value per share, issuable in series (the “Preferred Stock”). As of October 31, 2006, 79,831,545 shares of Common Stock were outstanding and held of record by 127 persons, and no shares of Preferred Stock were outstanding. The following description of the capital stock of Superior is qualified in its entirety by reference to Superior’s certificate of incorporation and bylaws, copies of which are filed as exhibits to this proxy statement/prospectus.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters on which stockholders are entitled to vote; stockholders may not cumulate votes for the election of directors. Subject to the preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. Superior has never paid cash dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. Upon the dissolution, liquidation or winding up of Superior, after payment of debts and expenses and payment of the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of Superior ratably in proportion to the number of shares held by them. Holders of shares of Common Stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption by Superior. The outstanding shares of Common Stock are, and the shares of Common Stock being registered will be, validly issued, fully paid and nonassessable.

Preferred Stock

Superior’s Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Superior, conversion rights, if any, and voting powers, if any.

One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of Superior by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of Superior’s management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Superior’s best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, Superior’s Certificate grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of holders of the Common Stock.

In addition, certain other charter provisions that are described above may have the effect of either alone, in combination with each other or with the existence of authorized but unissued capital stock of making more difficult or discouraging an acquisition of Superior deemed undesirable by the Board of Directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax consequences of the merger to U.S. holders. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. holders who hold Warrior shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, holders who hold Warrior shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Warrior shares and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, persons who exercise appraisal rights, and persons who acquired Warrior shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger. While receipt of an opinion of counsel on the tax consequences of the merger is a condition to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or the courts. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

As used in this summary, a “U.S. holder” includes:

•	an individual U.S. citizen or resident alien;

•	a corporation, partnership or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Warrior shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Warrior shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Warrior shares in the merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Merger to U.S. Holders of Warrior Common Stock

The Merger

As a condition to the consummation of the merger, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. must render a tax opinion that the merger will constitute a reorganization within the meaning of Section 368( a) of the Code, or a Reorganization. The tax opinions discussed in this section are conditioned upon certain assumptions stated in the tax opinions and the tax representations made by Superior and Warrior.

No ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the merger. In addition, stockholders of Warrior should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court.

Subject to the assumptions and limitations discussed above, it is the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. that the merger will be treated for U.S. federal income tax purposes as a Reorganization. Accordingly, if the merger is treated for U.S. federal income tax purposes as a Reorganization, Warrior stockholders will recognize neither gain nor loss with respect to the stock portion of the merger consideration, while with respect to the cash portion of the merger consideration Warrior stockholders will generally recognize gain (but not loss) in an amount generally equal to the lesser of

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Superior), and

•	the amount of gain realized on the transaction, which is the amount, if any, by which the sum of the fair market value of the Superior shares as of the effective time of the merger and the amount of cash received pursuant to the merger for these Warrior shares exceeds the U.S. holder’s adjusted tax basis in these Warrior shares.

Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Warrior’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a U.S. holder’s percentage ownership of Warrior following the merger. For purposes of that determination, a U.S. holder will be treated as if he or she first exchanged all of the U.S. holder’s Warrior common stock solely for Superior common stock, and then a portion of that stock was immediately redeemed by Superior for the cash that the U.S. Holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the U.S. holder has held Warrior shares for more than one year.

Warrior stockholders who hold Warrior shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Superior shares received in the merger.

If a U.S. holder receives cash in lieu of a fractional share of Superior shares, subject to the discussion above regarding possible dividend treatment, he or she will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of his or her adjusted tax basis in Warrior shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Warrior shares exchanged for cash in lieu of the fractional share of Superior stock is more than one year as of the date of the merger.

A U.S. holder will have an aggregate tax basis in Superior shares received in the merger equal to the aggregate adjusted tax basis in Warrior shares surrendered in the merger,

•	reduced by

•	the portion of his or her adjusted tax basis in those Warrior shares that is allocable to a fractional share of Superior shares for which cash is received, and

•	the amount of cash received by him or her for these Warrior shares in the merger, and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him or her in the exchange (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of Superior shares pursuant to the merger).

The holding period of the Superior shares received by a Warrior stockholder pursuant to the merger will include the holding period of Warrior shares surrendered in exchange for these Superior shares, if these Warrior shares are held as capital assets as of the effective time of the merger.

Holders of Warrior shares are entitled to dissenters’ rights under Delaware law in connection with the merger. If a U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and his or her adjusted tax basis in his or her Warrior shares. This gain should be long-term capital gain or loss if the U.S. holder held Warrior shares for more than one year. Any holder of Warrior shares that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Superior shares and the amount of cash received in the merger (including cash received in lieu of fractional shares of Superior shares) and his or her tax basis in Warrior shares surrendered in exchange therefor. Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Warrior would be subject to tax on the deemed sale of its assets to Merger Sub, with gain or loss for this purpose measured by the difference between Warrior’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor, or, in other words, the cash and Superior shares. This gain or loss would be reported on Warrior’s final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Merger Sub would become liable for any such tax liability by virtue of the merger.

Backup Withholding

United States federal income tax law requires that a holder of Warrior shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

To prevent backup withholding, each holder of Warrior shares must complete the Substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that

•	the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number, and

•	the holder is not subject to backup withholding because

•	the holder is exempt from backup withholding,

•	the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of the failure to report all interest or dividends, or

•	the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding.

The Substitute Form W-9 must be completed, signed and returned to the exchange agent.

Information Reporting

Stockholders of Warrior receiving Superior shares in the merger should file a statement with their U.S. federal income tax return setting forth their adjusted tax basis in Warrior shares exchanged in the merger, as well as the fair market value of the Superior shares and the amount of cash received in the merger. In addition, stockholders of Warrior will be required to retain permanent records of these facts relating to the merger.

PROPOSALS OF WARRIOR STOCKHOLDERS

Warrior will hold an annual meeting of stockholders in 2007 only if the merger has not been completed.

Pursuant to Rule 14a-8 under the Exchange Act, any proper stockholder proposals to be presented at Warrior’s 2007 annual meeting of stockholders must be received by Warrior a reasonable time before Warrior expects to mail the proxy statement relating to that meeting, for inclusion in such proxy statement and the accompanying form of proxy. Under Warrior’s bylaws, any Warrior stockholder who intends to present a proposal at Warrior’s 2007 annual meeting of stockholders and has not sought inclusion of the proposal in the proxy statement, must deliver written notice of the proposal to the Corporate Secretary of Warrior not later than the close of business on the later of the 120th day prior to the annual meeting or the 10th day following the day on which Warrior publicly announces the date of the meeting, in order for such proposal to be properly brought before the meeting. Any such proposals should be sent via registered, certified, or express mail to: Warrior Energy Services Corporation, 2 Northpoint Drive, Suite 900, Houston, Texas 77060.

If Warrior holds a 2007 annual meeting of stockholders, Warrior intends to publicly announce the date of the meeting and the related deadlines for submission of stockholder proposals.

LEGAL MATTERS

The validity of the shares of Superior common stock to be issued in the merger will be passed upon for Superior by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. Certain United States federal income tax consequences of the merger will be passed upon for Superior by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

EXPERTS

The consolidated financial statements and schedule of Superior Energy Services, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information incorporated by reference in this proxy statement/prospectus regarding estimated quantities of oil and natural gas reserves owned by Superior, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, independent petroleum engineers. This information has been incorporated by reference in this proxy statement/prospectus in reliance upon the authority of DeGolyer and MacNaughton as experts in reserve determination. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this proxy statement/prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

The financial statements of Warrior Energy Services Corporation as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

Superior and Warrior file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Superior or Warrior at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. The SEC filings of Superior and Warrior are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Superior has filed a registration statement on Form S-4 to register with the SEC the Superior common stock to be issued to Warrior stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Superior, in addition to being a proxy statement of Warrior for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Superior, Superior common stock and Warrior. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Superior to “incorporate by reference” information into this proxy statement/prospectus. This means that Superior can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Superior nor Warrior incorporate the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Superior has previously filed with the SEC. They contain important information about Superior and its financial condition. The following documents, which were filed by Superior with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	annual report of Superior on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 10, 2006;

•	quarterly report of Superior on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 9, 2006;

•	quarterly report of Superior on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 8, 2006;

•	current reports of Superior on Form 8-K or Form 8-K/A filed on February 1, 2006, March 1, 2006, May 5, 2006, May 9, 2006, May 11, 2006, May 17, 2006, May 23, 2006, May 25, 2006, June 6, 2006, June 26, 2006, July 27, 2006, September 22, 2006, September 25, 2006 and September 26, 2006; and

•	the description of Superior’s common stock contained in its registration statement on Form 8-A filed with the SEC on June 15, 1992, as amended.

In addition, Superior incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Warrior’s special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7 or Item 8 of any current report on Form 8-K, as well as proxy statements.

This proxy statement/prospectus incorporates by reference the documents listed below that Warrior has previously filed with the SEC. They contain important information about Warrior and its financial condition. The following documents, which were filed by Warrior with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	annual report of Warrior on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 31, 2006;

•	quarterly report of Warrior on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006;

•	quarterly report of Warrior on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 11, 2006; and

•	current reports of Warrior on Form 8-K or Form 8-K/A filed on January 23, 2006, February 13, 2006, February 14, 2006, February 22, 2006, March 31, 2006, April 3, 2006, April 19, 2006, April 24, 2006, April 27, 2006, May 9, 2006, May 26, 2006, August 1, 2006, August 3, 2006, August 17, 2006 and September 25, 2006.

In addition, Warrior incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Warrior’s special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7 or Item 8 of any current report on Form 8-K, as well as proxy statements.

Superior and Warrior also incorporate by reference the agreement and plan of merger attached to this proxy statement/prospectus as Annex A.

Superior has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Superior and Warrior has supplied all information contained in this proxy statement/prospectus relating to Warrior.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Superior through the “SEC Filings” link located on the investor relations page of its website at www.Superior.com or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from Superior without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Warrior stockholders may request a copy of such documents by contacting Superior at:

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Attn: Greg Rosenstein, Investor Relations
Telephone: (504) 362-4321

You may obtain copies of information relating to Warrior, without charge, by contacting Warrior at:

Warrior Energy Services Corporation
2 Northpoint Drive, Suite 900
Houston, Texas 77060
Attn: Rob McNally, Executive Vice President
Telephone: (832) 775-0016

We are not incorporating the contents of the websites of the SEC, Superior, Warrior or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE WARRIOR SPECIAL MEETING, SUPERIOR SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 5, 2006.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
By and Among
SUPERIOR ENERGY SERVICES, INC.,
SPN ACQUISITION SUB, INC.
And
WARRIOR ENERGY SERVICES CORPORATION
Dated as of September 22, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 22, 2006, is by and among Superior Energy Services, Inc., a Delaware corporation (“Parent”), SPN Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Warrior Energy Services Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company, and Parent, as the sole stockholder of Merger Sub, have determined that it is in the best interests of each corporation and their respective stockholders for the Company to merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement constitute a plan of reorganization; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1  Definitions.  As used in this Agreement, capitalized terms shall have the meanings set forth in this Article 1.

an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Acquisition Proposal” is defined in Section 9.2(a).

“Agreement” is defined in the first paragraph hereof.

“Applicable Period” is defined in Section 9.2(a).

“Business Employee” means an individual who is employed by the Company as of the Effective Time and who becomes an employee of Parent or a Subsidiary of Parent immediately following the Effective Time.

“Cash Consideration” means the aggregate amount payable pursuant to Section 3.1(b)(i).

“Capital Budget” is defined in Section 5.1(a)(vii).

“Certificate of Merger” is defined in Section 2.2.

“Certificates” is defined in Section 3.2(a).

“Claim” means any complaint, notice, claim, demand, action, suit or investigation or any judicial, administrative or arbitral proceeding.

“Closing” is defined in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph hereof.

“Company Balance Sheet” means the most recent balance sheet of the Company included in the Company Financial Statements.

“Company Balance Sheet Date” means June 30, 2006.

“Company Benefit Plan” means (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA, respectively and (b) any other plan, fund, program, arrangement or agreement (including any employment agreement), whether or not in writing, to provide deferred compensation, incentive, bonus, stock option, stock purchase, stock award, golden parachute, severance, dependent care, flexible benefit, cafeteria, employee assistance, scholarship, retention incentive, noncompetition, consulting, confidentiality, vacation, fringe or other benefits maintained by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability.

“Company Breach” is defined in Section 8.1(d).

“Company Charter Documents” means the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended through the date hereof.

“Company Class A Option Value” means, with respect to any Company Class A Stock Option, an amount per share of Company Stock subject to such Company Class A Stock Option equal to the greater of: (a) $14.50; and (b)(i) the product of the Parent Common Stock Closing FMV and 0.452, plus (ii) $14.50, less (iii) the exercise price per share of such Company Stock Option.

“Company Class B Option Value” means, with respect to any Company Class B Stock Option, an amount per share of Company Stock subject to such Company Class B Stock Option equal to (a) the product of the Parent Common Stock Closing FMV and 0.452, plus (b) $14.50, less (c) the exercise price per share of such Company Stock Option.

“Company Class A Stock Option” means each option to acquire Company Shares outstanding or in effect as of the Effective Time, excluding the Company Class B Options.

“Company Class B Stock Option” means each option to acquire Company Shares outstanding or in effect as of the Effective Time with an exercise price, as adjusted through the date hereof, in excess of $7.50.

“Company Disclosure Schedule” means the disclosure schedules of the Company attached hereto as Schedule I.

“Company Financial Statements” is defined in Section 4.1(g).

“Company Indemnified Parties” is defined in Section 6.4.

“Company Leased Properties” is defined in Section 4.1(u)(ii).

“Company Owned Properties” is defined in Section 4.1(u)(i).

“Company Representatives” is defined in Section 9.2(a).

“Company Restricted Stock Units” means all restricted stock units representing the right to acquire Company Shares outstanding or in effect as of the Effective Time.

“Company SEC Documents” means all forms and other documents (including all amendments thereto and all exhibits and other information incorporated therein) filed or required to be filed by the Company with the SEC since January 1, 2004, including, without limitation, (a) the Registration Statement on Form S-1 (Registration No. 333-131781) filed by the Company with the SEC on February 13, 2006, as amended, (b) its Annual Report on Form 10-K for the year ended December 31, 2005, (c) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 31, 2006, and (d) all proxy and information statements relating to meetings of, or action by, the Company’s stockholders held or taken since January 1, 2004.

“Company Shares” means the issued and outstanding shares of common stock, $0.0005 par value per share, of the Company.

“Company Stockholder Approval” is defined in Section 4.1(l)(iv).

“Company Stock Options” means the Company Class A Stock Options and the Company Class B Stock Options.

“Company Stock Plan” means any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of the Company or any of its predecessors.

“Confidentiality Agreement” means that certain Confidentiality and Standstill Agreement between the Company and Parent dated July 31, 2006.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 3.1(d).

“Dissenting Stockholders” is defined in Section 3.1(d).

“Effective Time” is defined in Section 2.2.

“Employer” means the Company and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA, of which the Company is a member.

“Environmental Claim” means any Claim by any Person to, against or involving the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the use, presence, disposal, discharge, emission, release or threatened release of any Hazardous Materials at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (c) otherwise relating to obligations or liabilities of the Company under any Environmental Law or in connection with Hazardous Materials.

“Environmental Permits” means all Permits required under Environmental Laws for the Company to own its properties and conduct its operations as presently conducted.

“Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution, protection of the environment or the use, storage, treatment or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 3.2(a).

“Exchange Fund” is defined in Section 3.2(a).

“GAAP” means accounting principles generally accepted in the United States.

“GE Loans” means the Second Amended and Restated Credit Agreement, dated as of December 16, 2005, among Black Warrior Wireline Corp., as Borrower, the other credit parties from time to time signatory thereto, as credit parties, the lenders signatory thereto from time to time, as Lenders, and General Electric Capital Corporation, as Administrative Agent, Agent and Lender, and GE Capital Markets, Inc., as Lead Arranger (as amended through the date hereof).

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, radioactive materials and all other materials and substances regulated pursuant to any Environmental Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.

“IRS” means the United States Internal Revenue Service.

“Knowledge” with respect to (a) the Company means the knowledge of the officers of the Company listed in Schedule II hereto, after reasonable inquiry and (b) Parent and Merger Sub means the knowledge of the officers of Parent listed in Schedule III hereto, after reasonable inquiry.

“Leases” means any executory lease having future rental payments of more than $250,000 in the aggregate.

“Lien” means any lien, mortgage, pledge, security interest, charge, Claim or other encumbrance of any kind or nature.

“Material Adverse Effect” or “Material Adverse Change” means, when used in connection with any Person, any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of that Person and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect with respect to a Person:

(i) the performance of obligations under this Agreement in accordance herewith;

(ii) changes in applicable law, rule or regulation or the application thereof;

(iii) changes affecting the economy or the oilfield services industry generally;

(iv) changes in the market price of oil or natural gas or the number of active drilling rigs operating;

(v) changes in the market price of the Company Shares or the Parent Common Stock; or

(vi) the public announcement or pending nature of the Merger.

“Material Contract” means any contract, lease, indenture, agreement, arrangement or understanding to which the Company is a party or subject or by which the Company or any of its assets are bound that is currently in effect and (a) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such registration statement were filed by the Company, (b) provides for future payments by or to the Company in excess of $500,000 in the aggregate (excluding master service agreements and other similar agreements) and that (i) is not terminable upon 30 days’ notice or involve commitments of six months or longer (excluding Leases) and (ii) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations, (c) grants a right of first refusal or first negotiation or other preferential right to a third Person, (d) contains covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location, (e) requires payment of more than $50,000 to any officer, director or employee of the Company, (f) involves the acquisition, disposition, sale or lease of any material property or asset of the Company, (g) pertains to any joint venture agreement or partnership with regard to the assets of the Company, (h) provides any environmental indemnity or other similar right related to the business or operations of the Company (excluding master service agreements and other similar agreements), (i) secures or guarantees the payment of an obligation of another Person or (j) provides for the deferred payment of any purchase price, including any “earn-out” or other contingent payment arrangement.

“Merger” is defined in the recitals hereof.

“Merger Consideration” is defined in Section 3.1(b).

“Merger Sub” is defined in the first paragraph hereof.

“Nasdaq” means the Nasdaq Stock Market.

“Notice of Superior Proposal” is defined in Section 9.2(b).

“NYSE” means the New York Stock Exchange.

“Parent” is defined in the first paragraph hereof.

“Parent Charter Documents” means the Certificate of Incorporation and Bylaws of Parent, each as amended through the date hereof.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Common Stock Closing FMV” means the average of the closing sale prices of Parent Common Stock on the NYSE, as reported by Bloomberg Financial Markets or such other service as the parties may agree in writing, over the ten (10) consecutive trading days immediately preceding the third trading day before the Closing.

“Parent SEC Documents” is defined in Section 4.2(f).

“Permit” means any federal, state, provincial, local or foreign permit, license, variance, exemption, order, franchise and approval of a Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes, assessments or similar governmental charge not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained by the applicable party on their books in accordance with GAAP, (b) mechanic’s, workmen’s, landlord’s, operator’s, materialmen’s, maritime or other similar Liens with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings with adequate reserves with respect thereto maintained on the applicable Person’s books in accordance with GAAP and (c) purchase money Liens incurred in connection with the acquisition of assets permitted under Section 5.1(a)(vii).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” means all machinery, equipment, furniture, fixtures and other tangible or intangible personal property used by a Person to carry on its business as presently conducted.

“Proxy Statement / Prospectus” means the proxy statement and prospectus that are part of the Registration Statement to be mailed to the stockholders of the Company in connection with the Stockholder Meeting.

“Registration Statement” means the Registration Statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered by Parent under the Securities Act and to be sent to the stockholders of the Company in connection with the Stockholder Meeting, including any amendments or supplements thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” is defined in Section 4.1(g).

“Stockholder Meeting” means the special meeting of the Company’s stockholders convened for the purpose of obtaining Company Stockholder Approval.

a “Subsidiary” of any Person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such Person owns more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

“Superior Proposal” is defined in Section 9.2(c).

“Surviving Company” is defined in Section 2.1.

“Tax” or “Taxes” shall mean (a) all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, (b) any transferee or secondary liability in respect of any tax, and (c) any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Return” means any return, declaration, report, statement, other document or information required to be filed with any Governmental Entity with respect to Taxes and any Claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

“Warrants” is defined in Section 4.1(c).

ARTICLE 2

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 2.2  Effective Time.  At or as soon as practicable following the Closing, the parties shall file a certificate of merger or other appropriate documents with the Secretary of State of Delaware with respect to the Merger executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent, Merger Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.3  Effects of The Merger.  The Merger shall have the effects specified in the DGCL.

Section 2.4  Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Merger shall contain a provision pursuant to which the Certificate of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to “Warrior Energy Services Corporation” effective as of the Effective Time.

(b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

Section 2.5  Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Company and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6  Further Assurances.  If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

Section 2.7  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, 201 St. Charles Avenue, Suite 5100, New Orleans, Louisiana, at 9:00 a.m., New Orleans time, no later than the third business day after the day on which the last of the conditions set forth in Article 7 shall have been fulfilled or waived (other than those conditions that by their terms cannot be satisfied until the Closing) or at such other time and place as Parent, Merger Sub and the Company shall agree.

ARTICLE 3

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT COMPANIES;
EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the Company Shares, the following shall occur:

(a) Cancellation of Treasury Shares.  All Company Shares that are owned directly or indirectly by the Company as treasury stock shall be canceled, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Shares.  Subject to the provisions of Sections 3.1(a), 3.1(c), 3.1(d) and 3.4, each Company Share issued and outstanding immediately prior to the Effective Time (excluding Company Shares cancelled pursuant to Section 3.1(a)) shall be converted into the right to receive (collectively, the “Merger Consideration”):

(i) $14.50 in cash; and

(ii) .452 shares of Parent Common Stock.

All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 3.3, the Cash Consideration, shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.

(c) Treatment of Company Stock Options.

(i) Prior to the Effective Time, the Company shall cause each Company Class A Stock Option to be vested and shall cancel each such Company Class A Stock Option immediately prior to the Effective Time for consideration payable by Parent at or as promptly as practicable following the Closing equal to the Company Class A Option Value, and all such options shall terminate immediately prior to the Effective Time. The Company Class A Option Value with respect to each Company Stock Option shall be paid as follows: $14.50 of the Company Class A Option Value shall be paid in cash and the remainder of the Company Class A Option Value shall be paid in shares of Parent Common Stock. The number of shares of Parent Common Stock to be paid in respect of the Company Class A Stock Options shall be determined by dividing (i) the amount of the Class A Option Value to be paid in the form of Parent Common Stock by (ii) the Parent Common Stock Closing FMV.

(ii) Prior to the Effective Time, the Company shall cause each Company Class B Stock Option to be vested and shall cancel each such Company Class B Stock Option immediately prior to the

Effective Time for consideration payable by Parent at or as promptly as practicable following the Closing equal to the Company Class B Option Value, and all such options shall terminate immediately prior to the Effective Time. The Company Class B Option Value with respect to each Company Stock Option shall be paid in shares of Parent Common Stock. The number of shares of Parent Common Stock to be paid in respect of the Company Class B Stock Options shall be determined by dividing (i) the amount of the Class B Option Value to be paid by (ii) the Parent Common Stock Closing FMV.

(iii) The Board of Directors of the Company (or an appropriate committee thereof) shall adopt such resolutions or take such other actions as may be required prior to the Effective Time to cause all restrictions on the then outstanding Company Restricted Stock Units to lapse as of immediately prior to the Effective Time and to cause the Company Shares issuable upon vesting of the outstanding Company Restricted Stock Units to be issued immediately prior to the Effective Time. Each holder of Company Restricted Stock Units shall be treated as a holder of Company Shares issued and outstanding as of immediately prior to the Effective Time.

(iv) As of the Effective Time, except as provided in this Section 3.1, all rights under any Company Stock Option or Company Restricted Stock Unit and any provision of any Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall ensure that, as of an after the Effective Time, except as provided in this Section 3.1, no Person shall have any rights under any Company Stock Plan.

(v) Any amounts payable pursuant to this Section 3.1(c) shall be subject to any required withholding of taxes and shall be paid without interest.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by dissenting stockholders of the Company (the “Dissenting Stockholders”) who shall have perfected dissenters’ rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Company with respect to such Dissenting Shares in accordance with the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s rights to appraisal under the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal of such Company Shares under the DGCL, such Dissenting Stockholder’s Company Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall, prior to the Effective Time, use all reasonable efforts to give Parent and Merger Sub prompt notice of any written demands for payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company relating to stockholders’ rights of appraisal. Except with the prior written consent of Parent and Merger Sub, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

Section 3.2  Surviving Company to Make Certificates Available.

(a) Exchange of Certificates.  The Company and Parent shall authorize American Stock Transfer & Trust Company (or such other Person or Persons as shall be reasonably acceptable to the Company and Parent) to act as exchange agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, the Surviving Company shall deposit with the Exchange Agent for the benefit of the holders of certificates which immediately prior to the Effective Time represented Company Shares (the “Certificates”), the Cash Consideration and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in

Section 3.3, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 3.1(c) in exchange for outstanding Company Shares.

(b) Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a Certificate whose shares were converted pursuant to Section 3.1 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration and certificates representing shares of Parent Common Stock and shall be in such form and contain such other provisions as the Company and Parent may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration and a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Cash Consideration, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares, if any, as provided in Section 3.4 and certain dividends and other distributions as contemplated by Section 3.3.

Section 3.3  Dividends; Transfer Taxes.  No dividends or other distributions that may be declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to Persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such Persons surrender their Certificates, as provided in Section 3.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.4 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

Section 3.4  No Fractional Shares.  No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 3, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share and the average closing sale price of Parent Common Stock on the New York Stock Exchange, as reported by Bloomberg Financial Markets or such other service as the parties may agree in writing, for the ten (10) consecutive trading days immediately preceding the third trading day before the Closing.

Section 3.5  Return of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent, Merger Sub or the Surviving Company shall be liable to any holder of Company Shares for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.6  Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender of Certificates for exchange in accordance with the terms hereof (including any cash paid pursuant to Sections 3.3 or 3.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.

Section 3.7  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this Article 3.

Section 3.8  Withholding Rights.  Parent and Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company Shares, Company Stock Options or Company Restricted Stock Units pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Federal, state or local tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares, Company Stock Options or Company Restricted Stock Units in respect of which such deduction and withholding was made by Parent.

Section 3.9  Adjustments.

(a) Stock Split, Stock Dividend, Recapitalization.  Notwithstanding anything contained in this Article III to the contrary (but without limiting the covenants set forth in Article V hereof), if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall be been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction, then the exchange ratio provided for in Section 3.1(b)(ii), the Company Class A Option Value and the Company Class B Option Value shall be appropriately and proportionately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction.

(b) Merger.  In the event that, prior to the Effective Time, Parent shall consummate a merger, consolidation, share exchange or other reorganization, or any other transaction pursuant to which the holders of Parent Common Stock receive or become entitled to receive securities, cash or other assets or any combination thereof, each holder of Company Shares as of immediately prior to the Effective Time shall be entitled to receive at the Effective Time for each Company Share, the amount of cash included in the Merger Consideration plus the amount of securities, cash or other assets that such holder would have been entitled to receive or become entitled to receive had such holder been the record holder of the number of shares of Parent Common Stock issuable to such holder of Company Shares pursuant to Section 3.1(b) had the Effective Time occurred immediately prior to the consummation of such transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties of The Company.  The Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent the failure of the Company to be so qualified and in good standing would not, or could not reasonably be expected to, have a Material Adverse Effect on the Company.

(b) Subsidiaries.  The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any other Person.

(c) Capital Structure.  As of the date hereof, the authorized capital stock of the Company consists of 35,000,000 Company Shares, of which (i) 11,076,265 shares are issued and outstanding, and 2,500,000 shares of preferred stock, $0.0005 par value per share, of which none have been issued or are outstanding, (ii) 664,074 Company Shares are reserved for issuance upon the exercise of outstanding Company Stock Options, (iii) 33,500 Company Shares are reserved for issuance upon the exercise of outstanding warrants to purchase Company Shares (the “Warrants”) and (iv) 347,929 Company Shares are reserved for issuance upon the vesting of outstanding Company Restricted Stock Units. As of the Effective Time, the Warrants shall have been repurchased by the Company, terminated or amended to the reasonable satisfaction of Parent. The Company Shares are listed on Nasdaq. Section 4.1(c) of the Company Disclosure Schedule sets forth an accurate and complete list and brief description (including, if applicable, the exercise price) of all outstanding or authorized Warrants, Company Stock Options and Company Restricted Stock Units. Except for the Warrants, Company Stock Options or Company Restricted Stock Units or except as otherwise set forth in Section 4.1(c) of the Company Disclosure Schedule, there are no other securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding Company Shares are, and all Company Shares issuable upon the exercise of any outstanding Company Stock Options or Warrants or vesting of Company Restricted Stock Units will be when issued in accordance with their terms thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, no capital stock has been issued by the Company since the Company Balance Sheet Date, other than Company Shares issued pursuant to the exercise of Warrants or Company Stock Options or vesting of Company Restricted Stock Units outstanding on or prior to such date in accordance with their terms. There are not as of the date of this Agreement any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company, and there will be no such agreements at the Effective Time.

(d) Authority.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(e) Non-Contravention.  Except as set forth in Section 4.1(e) of the Company Disclosure Schedule, and except for the GE Loans, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of Lien on, any of the properties or assets of the Company under, any provision of (i) the Company Charter Documents, (ii) any Material Contract or license or permit applicable to the Company or any of its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its properties or assets, except for such violations, conflicts, losses, defaults, rights, accelerations or Liens that do not or could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Governmental Approvals.  Except as set forth in Section 4.1(f) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 or 14 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (iv) filings or notices required by the rules of Nasdaq and (v) those consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, do not or could not reasonably be expected to (A) impair the ability of the Company to perform its obligations hereunder or prevent or delay the consummation of the transactions contemplated by this Agreement or, (B) individually or in the aggregate, have a Material Adverse Effect on the Company.

(g) Company SEC Documents.

(i) As of their initial effective dates (in the case of registration statements filed under the Securities Act) or filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for preparing the Company’s SEC filings and other public disclosure by the Company and that are effective to ensure that the Company is otherwise in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the applicable listing standards of Nasdaq. Except as set forth in Section 4.1(g) of the Company Disclosure Schedule, the management of the Company (i) has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and (ii) has disclosed, based on its most recent evaluation of its internal controls over financial reporting, to the Company’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent in writing prior to the date hereof all disclosures described in clauses (A) and (B) of the immediately preceding sentence.

(ii) The chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the date of the Closing as if required to be made as of such dates pursuant to, SOX and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are true and correct. Neither the Company nor its officers have received any notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Accounts Receivable.  All of the accounts receivable reflected on the Company Balance Sheet or created thereafter (i) have arisen only from bona fide transactions in the ordinary course of business, (ii) represent valid obligations owing to the Company thereof, (iii) except as may be reserved against in the Company Financial Statements (or the Company’s accounting records as such reserves may be adjusted consistent with past practice for operations and transactions through the Effective Time) or set forth on Schedule 4.1(h) of the Company Disclosure Schedule, are subject to no material valid counterclaims or setoffs, and (iv) have been accrued in accordance with GAAP. Section 4.1(h) of the Company Disclosure Schedule sets forth a summary listing of all accounts receivable of the Company as of the date specified therein and reflects receivables aged less than 90 days from the date of invoice as a group and sets forth all receivables aged more than 90 days individually by customer, invoice and amount.

(i) Absence of Certain Changes or Events.  Except as set forth in Section 4.1(i) of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and as permitted by Article 5, and there has not been, except as permitted pursuant to Section 5.1:

(i) any event, occurrence, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company’s capital stock or any repurchase, redemption or other acquisition by the Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

(iii) any amendment of any term of any outstanding security of the Company that would increase the obligations of the Company under such security;

(iv) (A) any incurrence or assumption by the Company of any indebtedness for borrowed money, or (B) any guaranty, endorsement or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company for the obligations of any other Person;

(v) any creation or assumption by the Company of any Lien on any material asset of the Company, other than Permitted Liens;

(vi) any making of any loan, advance or capital contribution to or investment in any Person by the Company other than loans, advances, capital contributions or investments, in each case not exceeding $50,000 or to the Company;

(vii) (A) any Material Contract entered into by the Company on or prior to the date hereof, or (B) any (i) modification, amendment, assignment, in a manner adverse to the Company, or (ii) termination or relinquishment by the Company, of any Material Contract or other material contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee), in each case except with respect to the execution and delivery of this Agreement;

(viii) (A) any granting by the Company to any director, officer or key employee of the Company of any increase in compensation, (B) any granting by the Company to any such director, officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, or (C) any entry by the Company into any employment, severance or termination agreement with any such director, officer or key employee;

(ix) any damage, destruction or loss suffered or incurred by the Company not covered by insurance that has or reasonably could be expected to exceed $500,000;

(x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or

(xi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1.

(j) No Undisclosed Liabilities.  As of the date hereof, except (a) as specifically disclosed or provided for in Section 4.1(j) of the Company Disclosure Schedules or in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date, the Company has not incurred any liabilities or obligations of any nature (contingent or otherwise) that would or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(k) No Default.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of (i) the Company Charter Documents, or (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company except in the case of clause (ii) for such defaults or violations that do not or could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(l) State Takeover Statutes; Corporate Approvals.

(i) Neither this Agreement, the Merger nor any of the other transactions contemplated hereby is subject to the requirements of any moratorium, control share, fair price, affiliate transaction, business combination or other anti-takeover laws and regulations of any jurisdiction, including without limitation, Section 203 of the DGCL.

(ii) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended adoption and approval of this Agreement and the Merger by the stockholders of the Company and the transactions contemplated thereby.

(iii) The Company’s Board of Directors has received a written opinion from Simmons & Company International to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Shares is fair, from a financial point of view, to the holders of the Company Shares. True and complete copies of such opinion have been given to Parent.

(iv) Except for the adoption of the Merger by holders of at least a majority of the outstanding Company Shares (the “Company Stockholder Approval”), no consent or other vote of the stockholders of the Company is required by applicable law, the Company Charter Documents or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby.

(m) Litigation.  Except as set forth in Section 4.1(m) of the Company Disclosure Schedule, (i) there are no pending, or to the Company’s Knowledge, threatened, Claims against or involving the Company, (ii) neither the Company nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity and (iii) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, in each case, which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(n) Employee Benefit Matters.

(i) Section 4.1(n)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, to the extent applicable: (A) the plan is in compliance in all material respects with the Code, ERISA, HIPAA, all other applicable laws, and the regulations thereunder, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500s have been timely filed; (C) there has been no transaction described in Section 406 or Section 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (D) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Employer to the payment of a penalty, interest, Tax or other amount, (E) each Company Benefit Plan can be unilaterally terminated or amended by the Employer; (F) all contributions or other amounts payable by the Employer as of the Effective Time with respect to each Company Benefit Plan have either been paid or accrued in the most recent Company Financial Statements; and (G) there are no pending or, to the Company’s Knowledge, threatened or anticipated Claims (other than routine Claims for benefits), by, on behalf of, against or relating to any Company Benefit Plan or their related trusts, the plan sponsor, the plan administrator, or any fiduciary of such plan.

(ii) With respect to each Company Benefit Plan, the Company has made available to Parent true and correct copies of each of the following documents, to the extent applicable: (A) the Company Benefit Plan document(s), including but not limited to, trust agreements, insurance policies, service agreements and formal and informal amendments to each (or if the Company Benefit Plan is not a written agreement, a description thereof); (B) the most recent annual Form 5500 reports filed with the IRS, with all required attachments; (C) all “top-hat” statements filed with the Department of Labor pursuant to Department of Labor Regulation Section 2520.104-23; (D) the most recent IRS opinion letter or determination letter; (E) all notices the IRS, Department of Labor, or any other governmental agency or entity issued to the Company within the four (4) years preceding the date of this Agreement; and (F) the most recent summary plan description and summaries of material modifications thereof.

(iii) Since September 1, 2000, the Employer has not maintained, had any obligation to contribute to, or incurred any liability with respect to a pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code or made or been obligated to make or reimbursed or been obligated to reimburse another employer for, contributions to any multiemployer plan (as defined in Section 3(37) of ERISA). During the last six years, the Employer has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code or a

“multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No employee or former employee of the Employer nor dependent of any such employee or former employee (or beneficiary of either) is, by reason of such employee’s or former employee’s employment, entitled to receive any benefits subject to reporting under Statement of Financial Accounting Standards No. 106, other than as required by Section 4980B of the Code or other applicable law.

(iv) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified under currently operative provisions of the Code and nothing has occurred, or is reasonably be expected to occur, to cause the loss of such qualified status.

(v) Except as set forth in Section 4.1(n)(v) of the Company Disclosure Schedule, the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment), will not accelerate the time of payment of any contribution to a Company Benefit Plan, accelerate vesting under a Company Benefit Plan, increase benefits or the amount of compensation directly or indirectly due any Person from the Employer, or materially increase the cost of any Company Benefit Plan.

(vi) With respect to any Company Benefit Plan, no notice has been issued by any Governmental Entity questioning or challenging compliance with ERISA, the Code, HIPAA, or other applicable laws, none of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending under the IRS Employee Plans Compliance Resolution System or any successor or predecessor program.

(vii) No assets of any Company Benefit Plan are invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(viii) Except as disclosed in Section 4.1(n)(viii) of the Company Disclosure Schedule, no Company Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code. The Employer has complied in all material respects and in good faith with all requirements of Section 409A of the Code. No Company Benefit Plan provides a payment or gross-up for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(o) Taxes.

(i) All Tax Returns required to be filed by or on behalf of the Company have been duly filed and such Tax Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except as set forth in Section 4.1(o) of the Company Disclosure Schedule, all Taxes due have been paid in full on a timely basis, and the Company has made adequate provision in its financial statements for payment of all Taxes anticipated to be payable in respect of all periods or portions thereof ending on or before the date hereof.

(ii) Except as set forth in Section 4.1(o) of the Company Disclosure Schedule, the Company has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes and Taxes pursuant to Section 1441 or 1442 of the Code), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(iii) The Company has furnished or made available to Parent true and complete copies of: (i) all federal and state income and franchise tax returns of the Company for all periods beginning on or after January 1, 2002, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by the Company or on any of their behalf relating to Taxes for all periods beginning on or after January 1, 2002.

(iv) Except as disclosed in Section 4.1(o) of the Company Disclosure Schedule:

(A) None of the Tax Returns of the Company have ever been audited by a Governmental Entity, nor is any such audit in process, pending or, to the Knowledge of the Company, threatened (formally or informally) except with respect to Tax Returns where audits have been concluded or for periods for which the applicable statutes of limitations have not run.

(B) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or, to the Knowledge of the Company, are expected to be asserted with respect to Taxes of the Company, and no notice (either formal or informal) has been received by the Company that any of them has not filed a Tax Return or paid Taxes required to be filed or paid by it.

(C) The Company is not a party to any pending Proceeding for assessment or collection of Taxes, nor has such Proceeding been asserted or, to the Knowledge of the Company, threatened (either formally or informally), against it or any of its assets.

(D) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company, has been given by or requested from the Company.

(E) The Company has not agreed, nor are any of them required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(F) The Company has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

(G) The Company has neither made nor is bound by any election under Section 197 of the Code.

(v) The Company is not an investment company. For purposes of the immediately preceding sentence, the term “investment company” means a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. In making the 50% and the 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation will be disregarded and the parent corporation will be deemed to own its ratable share of the subsidiary’s assets.

(vi) Following the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay Merger expenses and all redemptions and distributions made by the Company in connection with the Merger must be included as assets of the Company immediately prior to the Merger.

(vii) Neither the Company, nor to the Company’s Knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(c) of the Code.

(p) No Excess Parachute Payments.  Except as set forth in Section 4.1(p) of the Company Disclosure Schedules, no amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any Person who is properly characterized as a “disqualified individual” (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code).

(q) Environmental Matters.  Except as set forth in Section 4.1(q) of the Company Disclosure Schedule or as do not or could not reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company holds, and is in compliance with and has been in compliance with, all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance and has been in compliance with all applicable Environmental Laws.

(ii) There are no existing or, to the Knowledge of the Company, proposed requirements under Environmental Laws that will require the Company to make any capital improvements to its assets or properties or make other expenditures to remain in compliance with Environmental Laws.

(iii) Since January 1, 2004, the Company has not received any Environmental Claim, nor, to the Company’s Knowledge, has any Environmental Claim been threatened against the Company.

(iv) The Company has not entered into or agreed to, nor is the Company subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials.

(v) Except pursuant to the terms of customary provisions contained in master service agreements, real property leases, and similar agreements to which the Company is a party, there are no agreements with any Person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such Person, or alleged violation by or other liability or expense of such Person, arising out of any Environmental Law.

(vi) There are no other circumstances or conditions that are reasonably likely to result in the assertion of any Environmental Claim against the Company or any other claim, civil or criminal penalties or corrective action against the Company under any Environmental Laws.

(vii) The Company has provided Parent with copies of all environmental audits, assessments or other evaluations, if any, of the Company or any of its assets, properties or business operations.

Notwithstanding the generality of the representations and warranties in this Agreement, this Section 4.1(q) will be deemed to contain the only representations and warranties of the Company with respect to Environmental Laws and Environmental Claims.

(r) Compliance with Laws; Permits.  The Company holds all material Permits necessary or applicable to the conduct of business or the ownership of its assets. The Company is in compliance with the terms of each Permit held by it in all material respects. The Company has not received notice of any revocation or modification of any such Permit. The Company has not violated or failed to comply with in any material respect any statute, law, ordinance, regulation or rule of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to the Company or its business, assets or operations. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened.

(s) Contracts and Agreements.

(i) Section 4.1(s) of the Company Disclosure Schedule contains an accurate and complete list and brief description (including the names of the parties and the date and nature of the agreement) of each Material Contract to which the Company is a party, or to which any of its properties or assets are subject as of the date hereof. Parent has been provided a complete and accurate copy of each Material Contract. Each Material Contract is a legal, valid, binding and enforceable obligation of the Company, except as (A) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The Company is not in material breach of or default under (and, to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default) any Material Contract, and no party to any Material Contract has given the Company written notice of or made a Claim with respect to any breach or default under any such Material Contract, except for such breaches or defaults that, individually or in the aggregate, do no or could not reasonably be expected to have a Material Adverse Effect on the Company.

(t) Customers and Suppliers.  Section 4.1(t) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of the top twenty (20) customers and suppliers of the Company based on the aggregate payments made to and by the Company, respectively, since December 31, 2004. To the Knowledge of the Company, except to the extent in as could not reasonably be expected to have a Material Adverse Effect on the Company: (i) no customer listed on Section 4.1(t) of the Company Disclosure Schedule has terminated or intends to terminate, limit or reduce its or their business relations with the Company and (ii) no supplier listed on Section 4.1(t) of the Company Disclosure Schedule intends to (A) cease selling such products, materials or services to such Company, (B) limit or reduce such sales to such Company or (C) materially alter the terms or conditions of such sales.

(u) Real Properties.

(i) Section 4.1(u)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by the Company (collectively, the “Company Owned Properties”). The Company has good and marketable title in fee simple to all Company Owned Properties. Except for Liens arising under the GE Loans, none of the Company Owned Properties is subject to any Liens, except for (A) Liens that collateralize indebtedness that is reflected in the Company Financial Statements and (B) Permitted Liens.

(ii) Section 4.1(u)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Leases with respect to all real properties in which the Company has a leasehold, subleasehold, or other occupancy interest (the “Company Leased Properties”). Complete and accurate copies of all such Leases and all amendments thereto have been provided to Parent. All of the Leases for the Company Leased Properties are valid and effective against the Company that are party thereto in accordance with their respective terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.

(iii) The Company has not received written notice that the Company is in material breach of or default (and, to the Knowledge of the Company, no event has occurred, that, with due notice or lapse of time or both, would constitute such a breach or default) under any Lease.

(iv) No Company Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of any Company Leased Property or any portion thereof other than the Company.

(v) Personal Properties.

(i) The Company has good and marketable title to all material Personal Property owned by the Company, free and clear of all Liens except for (A) Liens that collateralize indebtedness that is reflected in the Company Financial Statements and (B) Permitted Liens.

(ii) The Company holds valid leaseholds in all of the material Personal Property leased by it, which leases are enforceable against the Company in accordance with their respective terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, whether considered in a proceeding at law or in equity.

(iii) The Company is not in breach of or default (and, to the Knowledge of the Company, no event has occurred that, with due notice or lapse of time or both, would constitute such a lapse or default) under any lease of any material item of Personal Property leased by it.

(iv) The Personal Property now owned, leased or used by the Company is sufficient and adequate to carry on its business as presently conducted and the operating condition and the state of repair thereof is sufficient to permit the Company to carry on its business as presently conducted in all material respects.

(w) Intellectual Property.  Section 4.1(w) of the Company Disclosure Schedule contains an accurate and complete list of all Intellectual Property used or held for use by the Company in the conduct of its business and operations. The Company owns, or is licensed or otherwise has the right to use, all such Intellectual Property. The use of such Intellectual Property by the Company in its current operations does not constitute an infringement of any valid Intellectual Property of any other Person except for such infringements that do not, or could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s Knowledge, no other Person is infringing on the Company’s Intellectual Property, except for such infringements that do not, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Claims are pending or, to the Company’s Knowledge, threatened asserting that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

(x) Labor Matters.

(i) The Company is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated.

(ii) There is no material unfair labor practice charge or complaint pending nor, to the Knowledge of the Company, threatened, with regard to employees of the Company.

(iii) There is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the Knowledge of the Company, threatened against the Company.

(iv) As of the date hereof, no representation question exists, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

(v) The Company is not a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company.

(vi) The Company has not incurred any liability under, and the Company has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability of the Company under such Act.

(vii) The Company is in compliance in all material respects with all applicable material agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

(viii) There is no Claim pending or, to the Knowledge of the Company, threatened in any forum by any Governmental Entity, by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging any material breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company pending, or, to the Knowledge of the Company, threatened.

(ix) There is no ongoing or pending proceeding or investigation relating to the Company under, and the Company has not received any notice of a violation by the Company of, the Occupational Safety and Health Act of 1970 and the regulations promulgated thereunder.

(x) Except as does not or could not reasonably be expected to have a Material Adverse Effect on the Company, the Company is in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and there is no Claim pending or, to the Knowledge of the Company threatened, by any current or former director, officer, employee or agent of the Company for indemnification from the Company (A) pursuant to the Company Charter Documents (B) as provided in any indemnification agreement to which the Company is a party; or (C) pursuant to applicable law.

(xi) There are no worker’s compensation Claims pending or threatened against the Company other than Claims (A) which are fully covered by insurance or state self-insurance plans or (B) for which adequate accruals have been made in the Company Balance Sheet.

(xii) Section 4.1(x)(xii) of the Company Disclosure Schedule contains an accurate and complete list of all salaried employees of the Company and set forth opposite the name of each such employee is the annual salary of such employee as of the date hereof.

(y) Registration Statement; Proxy Statement / Prospectus.  None of the information to be supplied by the Company for inclusion in the Registration Statement and the Proxy Statement / Prospectus contained therein, and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such documents are filed, (ii) in the case of the Proxy Statement / Prospectus, at the time the Proxy Statement / Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting and at the Effective Time, and (iii) in the case of the Registration Statement, when it becomes effective under the Securities Act.

(z) Insurance.  Section 4.1(z) of the Company Disclosure Schedule contains an accurate and complete list and summary description of the Company’s directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company maintains insurance coverage reasonably adequate for the operation of its business as presently conducted and the ownership of its assets (taking into account the cost and availability of such insurance). All of the insurance policies maintained by the Company are in full force and effect and sufficient to cover any pending or, to the Company’s Knowledge, expected Claims of the Company thereunder.

(aa) Transactions with Certain Persons.  Except as set forth on Section 4.1(aa) of the Company Disclosure Schedule, no director, officer or employee of the Company is presently a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the furnishing of services by or the rental of real or personal property from any such Person or from any of its Affiliates.

(bb) Propriety of Past Payments.  Since January 1, 2000, neither the Company, nor any director, officer, agent, or employee of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services either (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate or (D) in violation of any applicable law, except, in each case, for (1) with respect to gifts and entertainment made or provided while the Company’s Code of Ethics was in effect, those made in compliance with the Company’s Code of Ethics and applicable law and (2) with respect to gifts and entertainment made or provided while the Company’s Code of Ethics was not in effect, in compliance with applicable law and within the norms of the oilfield service industry; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(cc) Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company, other than Simmons & Company International (or its Affiliate), the fees and expenses of which will be paid by the Company.

Section 4.2  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization; Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership of their respective properties makes such qualification necessary except to the extent that the failure of Parent or Merger Sub to be so qualified or in good standing would not, or could not reasonably be expected to, have a Material Adverse Effect on Parent or Merger Sub.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, of which 79,829,020 are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which none have been issued or are outstanding. As of the date of this Agreement, 3,859,665 shares of Parent Common Stock are reserved for issuance by Parent pursuant to options or stock awards granted under Parent’s stock plans. The outstanding shares of Parent Common Stock are listed on the NYSE. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options or stock awards will be, when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for options described above, as of the date hereof, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent is a party, or by which Parent is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(ii) The shares of Parent Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound.

(iii) As of the date hereof, all of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent. Merger Sub was formed solely for the purpose of participating in the Merger, and as of the date hereof, has no assets and has conducted no activities other than in connection with the Merger.

(c) Authority.  Each of Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(d) Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter Documents or any provision of the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent, Merger Sub or any of their respective properties or assets, except for such violations, conflicts, losses, defaults, rights, accelerations or liens that do not, or could not reasonably be expected to, individually in the aggregate, have a Material Adverse Effect on either Parent or Merger Sub.

(e) Governmental Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 or 14 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing with the SEC and acceleration of effectiveness of the Registration Statement, (iv) filings in Delaware by Merger Sub in connection with the Merger, (v) filings or notices required by the rules of the NYSE and (v) those consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to (A) impair the ability of Parent or Merger to perform their respective obligations hereunder or prevent or delay the consummation of the transactions contemplated by this Agreement or, (B) individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(f) Parent SEC Documents.  Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2004 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the “Parent SEC Documents”). As of their effective dates (in the case of registration statements) or filing dates (in the case of all other SEC documents), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of Parent or any Subsidiary of Parent that is required by GAAP to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a Material Adverse Effect on Parent. Management of Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Parent’s SEC filing and other public disclosure by Parent and that are effective to ensure that Parent is otherwise in compliance in all material respects with the applicable provisions of SOX and the applicable listing standards of the NYSE. The management of Parent (i) has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) has disclosed, based on its most recent evaluation of its internal controls over financial reporting, to Parent’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Parent has disclosed to the Company in writing prior to the date hereof all disclosures described in clauses (A) and (B) of the immediately preceding sentence.

(g) Absence of Material Adverse Change.  Since the date of the most recent balance sheet included in the Parent SEC Documents, there has not been any event, occurrence, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect with respect to Parent or Merger Sub.

(h) Parent Stockholder Approval.  No stockholder action on the part of Parent is required for approval or adoption of this Agreement and the transactions contemplated hereby.

(i) Registration Statement; Proxy Statement / Prospectus.  None of the information to be supplied by Parent or Merger Sub for inclusion in the Registration Statement and the Proxy Statement / Prospectus contained therein, and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such documents are filed, (ii) in the case of the Proxy Statement / Prospectus, at the time the Proxy Statement / Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting and at the Effective Time, and (iii) in the case of the Registration Statement, when it becomes effective under the Securities Act.

(j) Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, including any fee for any opinion rendered by any investment banker, other than Johnson Rice & Company, L.L.C., the fees and expenses of which will be paid by Parent.

(k) Litigation.  There are no Claims pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or could reasonably be expected to have any such effect.

(l) Cash Consideration.  The Parent has arranged to have available by the Closing, sufficient funding to enable it to pay the cash portion of the Merger Consideration.

(m) Tax Matters.  Neither Parent, nor to Parent’s Knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(c) of the Code.

(n) Historic Business.  Parent and Merger Sub will continue the Company’s historic business or will use a significant portion of the Company’s historic business assets in a business within the meaning of Treas. Reg. Sec. 368-1(d).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Conduct of Business of The Company.

(a) Ordinary Course.  During the period from the date of this Agreement to the Effective Time (except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its business in the usual, regular and ordinary course, and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that its goodwill and ongoing business shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Schedule, and except as consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly contemplated by this Agreement, prior to the Effective Time the Company shall not:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in connection with Company Stock Options or Company Restricted Stock Units in effect as of the date of this Agreement;

(ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any of the Company’s capital stock (other than the issuance of Company Shares upon the exercise of Company Stock Options or the vesting of Company Restricted Stock Units in effect as of the date of this Agreement in accordance with their respective terms) or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

(iii) amend the Company Charter Documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice, and equipment within the Capital Budget;

(v) sell, lease, mortgage, pledge, grant a Lien (other than Permitted Liens) on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice or (B) in a transaction or series of related transactions involving less than $500,000 in the aggregate;

(vi) (A) except for borrowings under the GE Loans, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company;

(vii) make or incur any capital expenditure other than (A) in amounts and for the purposes set forth in the most recent capital budget of the Company included in Section 5.1(a)(vii) of the Company Disclosure Schedules (the “Capital Budget”) or (B) any single capital expenditure in excess of $250,000 or any capital expenditures in the aggregate in excess of $500,000;

(viii) make any material election relating to Taxes;

(ix) pay, discharge or satisfy any Claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices;

(x) subject to Section 9.2, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xii) enter into any collective bargaining agreement;

(xiii) change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

(xiv) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new benefit plan, program or arrangement that would be a Company Benefit Plan or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the Code), (C) grant any increases in employee compensation, other than (1) in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (2) such increases in compensation and benefits necessary, in the reasonable opinion of the Company, to avoid the loss of key personnel between the date of this Agreement and the Effective Date; provided that the total compensation package made available to any employee after any such modifications made pursuant to this Section 5.1(a)(xiv)(C)(2) is consistent with industry practice and the current pay structure of the Company or (D) grant any stock options or stock awards; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect.

Section 5.2  Conduct of Business of Parent and Merger Sub.

(a) Ordinary Course.  During the period from the date of this Agreement to the Effective Time (except as consented to in advance by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), or as otherwise specifically contemplated by the terms of this Agreement), Parent and Merger Sub shall not, without the prior written consent of the Company:

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

(ii) amend the Parent Charter Documents; or

(iii) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution.

(b) Other Actions.  Parent and Merger Sub shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent and Merger Sub set forth in this Agreement becoming untrue in any material respect.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Registration Statement; Stockholder Approval.

(a) Preparation of Registration Statement.  As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, including the Proxy Statement / Prospectus contained therein. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Parent shall take such action (other than qualifying to do business in any state or jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of shares of Parent Common Stock to be issued in the Merger. The Company shall furnish all information concerning the Company and the holders of Company Shares as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company shall cause the Proxy Statement / Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act. The respective parties will cause the Proxy Statement / Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement / Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

(b) Stockholder Meeting.  As promptly as practicable after the date on which the Registration Statement becomes effective under the Securities Act, the Company shall take all actions necessary to duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining Company Stockholder Approval. The Board of Directors of the Company shall, subject to its fiduciary obligations to the Company’s stockholders under applicable law as advised by counsel, (i) recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement, (ii) use its reasonable efforts to solicit from the stockholders of the Company proxies in favor of such adoption, and (iii) take all other action reasonably necessary to secure a vote of the stockholders of the Company in favor of such adoption.

(c) Parent Comfort Letter.  Following receipt by KPMG LLP, Parent’s independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement /Prospectus.

(d) Company Comfort Letter.  Following receipt by Grant Thornton LLP, the Company’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, the Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Grant Thornton, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement /Prospectus.

Section 6.2  Access to Information.

(a) Access.  During the period from the date hereof to the Effective Time, the parties shall, and shall cause their respective officers, employees, counsel, financial advisors and other representatives to, afford to the other party, and such other party’s accountants, counsel, financial advisors and other representatives, reasonable access to the such party’s properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as such other party deems appropriate, and, during such period, the parties shall, and shall cause each of their respective officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the other party all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request so as to afford such other party a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of such party as such other party may reasonably desire to make. The parties agree to advise the other party of all material developments with respect to such party and its assets and liabilities.

(b) Confidentiality.  Information furnished by one party to the other party or parties shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 6.3  Reasonable Efforts; Notification.

(a) Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) obtaining arrangements for refinancing any indebtedness of, or obtaining any new financing for, Parent, Merger Sub or the Surviving Company as the same may be required or reasonably necessary or appropriate, as reasonably determined by Parent, in connection with the transactions contemplated by this Agreement, including, without limitation, to facilitate payment of the Cash Consideration.

(b) Notification.  The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

(c) HSR Matters.  Each of the parties hereto shall cooperate in good faith and take all actions reasonably necessary or appropriate to file with the Federal Trade Commission and the Department of Justice a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable best efforts to expeditiously and diligently prosecute to a favorable conclusion such filing and to promptly respond to any request for additional information issued pursuant to the HSR Act. The Company, Parent and Merger Sub shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (1) give the other prompt notice of any Claim commenced or threatened by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other informed as to the status of any such Claim or threat, and (3) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by applicable law and subject to existing confidentiality obligations to third Persons, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act. In addition, except as may be prohibited by any Governmental Entity or by applicable law, in connection with any Claim under or relating to the HSR Act or any other similar Claim, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Claim and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Claim.

Section 6.4  Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless each Person who is now or who becomes prior to the Effective Time, a director of the Company (but, with respect to such Persons, only to the extent, if any, the Company would have been permitted to do so as of the date hereof) (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director of the Company. Parent shall advance promptly reasonable litigation expenses incurred by such Company Indemnified Parties in connection with investigating, preparing and defending any action arising out of such acts or omissions; provided the Company Indemnified Parties provide Parent with the written undertaking described under Section 145(e) of the DGCL. Any Indemnified Party wishing to claim indemnification under this Section 6.4, upon learning of any such claim, action, suit, proceeding or investigation, promptly shall notify the Company (or after the Effective Time, Parent), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 6.4, except to the extent such failure materially prejudices such party. Parent shall have the right to assume the defense thereof. If Parent does not assume the defense, the Company Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Company Indemnified Parties. The Company Indemnified Party shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without Parent’s prior written consent, which consent shall not be unreasonably withheld. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Company Indemnified Party, his or her heirs, executors and representatives.

(b) The Surviving Company shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance ”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Company may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed $1,000,000.

Section 6.5  Fees and Expenses.  Except as provided in Article 9, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act and the costs of printing and mailing the Proxy Statement / Prospectus shall be borne equally by Parent and the Company.

Section 6.6  Public Announcements.  Parent and Merger Sub on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or Nasdaq without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 6.7  Agreement to Defend.  In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 6.8  Benefit Matters.

(a) To the extent service is relevant for purposes of eligibility, participation or vesting or receipt of benefits under a welfare benefit plan (but not the accrual of benefits under a retirement plan) under any employee benefit plan, program or arrangement established or maintained by Parent or a Subsidiary of Parent in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with the Company to the extent such service was credited under a similar plan, program or arrangement of the Company.

(b) To the extent Business Employees and their dependents enroll in any health plan sponsored by Parent or a Subsidiary of Parent, Parent shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by the Company. In addition, Parent shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of the Company, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of the Company during the portion of the respective plan year prior to the Effective Time.

(c) With respect to the 401(k) accounts of those Business Employees who become eligible to participate in Parent’s 401(k) plan after the Effective Time, Parent agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under the Company’s 401(k) plan as of the Effective Time; (ii) to permit such Business Employees to voluntarily transfer or roll over their accounts (including loans) from the Company’s 401(k) plan to Parent’s 401(k) plan; or (iii) to cause Parent’s 401(k) plan to accept a direct trustee-to-trustee transfer of assets from the Company’s 401(k) plan into Parent’s 401(k) plan, including any outstanding loans, on behalf of such Business Employees. Parent and the Company agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Parent under the preceding sentence.

(d) The Company and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 6.8.

Section 6.9  Affiliate Agreements; Tax Treatment.

(a) The Company shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Stockholder Meeting, a written agreement substantially in the form attached as Exhibit A, and shall use commercially reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the date of the Closing.

(b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  Company Stockholder Approval shall have been obtained as set forth in Section 4.1(l)(iv).

(b) HSR Act.  Any applicable waiting periods under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

(d) Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been instituted or threatened.

(e) Tax Opinion.  Parent and the Company shall have each received an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. reasonably satisfactory to Parent and the Company, dated on or about the date that is two days prior to the date the Proxy Statement / Prospectus is first mailed to stockholders of the Company, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be reaffirmed by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. at the Closing.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

(a) Obligations.  Company shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time.

(b) Representations and Warranties.  (i) Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time (provided that such representations and warranties that are by their express provisions made as of a specific date shall be true and correct only as of such date), (ii) each of the representation and warranties of the Company that are not so qualified shall be true and correct in all material respects as of the Effective Time (provided that such representations and warranties that are not so qualified and that are by their express provisions made as of a specific date shall be true and correct in all material respects only as of such date), and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the foregoing condition.

(c) Material Adverse Change.  There shall not have occurred a Material Adverse Change to the Company.

(d) Dissenters’ Rights.  The number of Dissenting Shares shall not exceed ten percent (10%) of the total outstanding Company Shares.

(e) Certifications.  The Company shall have furnished Parent with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company and a certified copy of a proposal duly adopted by the holders of at least fifty percent of the outstanding Company Shares approving the Merger Agreement and the transactions contemplated hereby.

Section 7.3  Condition to Obligations of The Company.  The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Obligations.  Parent and Merger Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Effective Time.

(b) Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Effective Time (provided that such representations and warranties that are by their express provisions made as of a specific date shall be true and correct only as of such date), (ii) each of the representation and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects as of the Effective Time (provided that such representations and warranties that are not so qualified and that are by their express provisions made as of a specific date shall be true and correct in all material respects only as of such date), and (iii) the Company shall have received a certificate of the chief executive officer and chief financial officer of Parent as to the satisfaction of the foregoing condition.

(c) Material Adverse Change.  There shall not have occurred a Material Adverse Change to Parent.

(d) Certifications.  Parent and Merger Sub shall have furnished the Company with certified copies of resolutions duly adopted by the respective boards of directors or duly authorized committees thereof of Parent and Merger Sub approving this Agreement and the consummation of the Merger and the transactions contemplated hereby.

(e) NYSE Listing.  The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

(b) by either Parent or the Company:

(i) if Company Stockholder Approval shall not have been obtained upon a vote at a duly held at the Stockholder Meeting or at any adjournment thereof;

(ii) if the Merger shall not have been consummated on or before March 1, 2007, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the stockholders of the Company called to adopt this Agreement; or

(iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by the Company in accordance with, and subject to, the provisions of Section 9.2;

(d) by Parent, if (i) the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured in all material respects within 30 days following receipt of written notice of such breach (a “Company Breach”), or (ii) the Company Stockholder Approval is not obtained on or before March 1, 2007;

(e) by the Company, if Parent or Merger Sub breaches any of their respective representations or warranties herein or fails to perform in any material respect any of their respective covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (ii) cannot be or has not been cured in all material respects within 30 days following receipt of written notice of such breach;

(f) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval or adoption of the Merger or this Agreement and the transactions contemplated hereby or shall have publicly resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have publicly resolved to do so, (iii) a tender offer or exchange offer for the outstanding shares of the Company’s capital stock then representing 20% or more of the combined power to vote generally for the election of directors of the Company is commenced, and the Company’s Board of Directors does not, within the applicable period required by law, recommend that the stockholders of the Company not tender their shares into such tender offer or exchange offer, or (iv) the Company shall have materially breached any of its obligations under Section 9.2; or

(g) by Parent or the Company if either the chief executive officer or the chief financial officer of the Company or Parent, respectively, shall have failed to provide the necessary certifications when due as required under SOX.

Section 8.2  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section 8.5 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.

Section 8.3  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Merger Sub or the Company, or any director, officer, employee or stockholder thereof, other than the confidentiality provisions of Sections 6.2(b) and the provisions of Sections 4.1(cc), 4.2(j), 8.3, 9.3 and Article 10; provided, however, that any such termination shall not limit or relieve a party’s liability or obligation for damages suffered by the other party hereto as a result of such party’s willful breach of any representation, warranty or covenant in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved.

Section 8.4  Amendment.  This Agreement may be amended by the parties at any time before or after Company Stockholder Approval is obtained; provided, however, that no amendment to this Agreement shall be made that by law requires further approval by the stockholders of either Parent or the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

SPECIAL PROVISIONS AS TO CERTAIN MATTERS

Section 9.1  Takeover Defenses of The Company.  The Company shall take such action as may be necessary or required to cause any anti-takeover provisions contained in the Company Charter Documents or afforded to the Company by applicable law to become or remain inapplicable to the Merger and the other transactions contemplated by this Agreement.

Section 9.2  No Solicitation.

(a) The Company shall not, and shall not authorize any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company (“Company Representatives”) to, and shall instruct the Company Representatives not to, and use its reasonable best efforts to cause the Company Representatives not to, and on becoming aware of will take all reasonable actions to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Stockholder Approval (the “Applicable Period”), but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an Acquisition Proposal received without any initiation, encouragement, discussion or negotiation by the Company or any Company Representative and without contravention by the Company or any of its Representatives of this Section 9.2(a)), (A) furnish information to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality Agreement and otherwise enter into discussions and negotiations with such Person or group as to any Acquisition Proposal that the Board of Directors of the Company determines in good faith has the good faith intent to proceed with negotiations that are reasonably likely to lead to a Superior Proposal (as defined in Section 9.2(c)) such Person or group has made and (B) in the event that the Board of Directors is unable to determine whether such Acquisition Proposal is a Superior Proposal, make inquiry of such Person or group of such information as would enable the Board of Directors to determine whether or not such Acquisition Proposal constitutes a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. The Company promptly will notify Parent of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal, other than a proposal by Parent or any of its Affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from the Company or any of its Affiliates in any manner, directly or indirect ly, twenty percent (20%) or more of the equity interest in the Company, twenty percent (20%) or more of the voting securities of the Company or twenty percent (20%) or more of the assets of the Company, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.

(b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.1(e) or 8.1(g), (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; provided, however, that subject to the following sentence, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a Superior Proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement or the Merger and may terminate this Agreement, in each case at any time after midnight on the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has received an Acquisition Proposal which it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such Superior Proposal. Notwithstanding the foregoing, Parent shall have the right, prior to the expiration of the third business day following its receipt of a Notice of Superior Proposal to agree to amend the terms of this Agreement such that they are no less favorable than the terms of such Superior Proposal. The Company may only terminate this Agreement pursuant to the second sentence of this Section 9.2(b) prior to the date of the Stockholder Meeting and following payment to Parent the fee set forth in Section 9.3(a). Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following the Company’s receipt of an Acquisition Proposal or from making any disclosure to the Company’s stockholders required by applicable law.

(c) For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all or substantially all of the Company Shares then outstanding or all or substantially all the assets of the Company, which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with its outside legal counsel and financial advisors) is (i) reasonably likely to be consummated taking into account the Person making such Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal, and (ii) more favorable to the Company’s stockholders from a financial point of view than the Merger and which it intends to recommend that the stockholders of the Company approve.

Section 9.3  Fee and Expense Reimbursements.

(a) The Company shall pay Parent a fee in immediately available funds of $11.5 million (the “Company Termination Fee”) prior to or simultaneously with:

(i) the termination of this Agreement by the Company as permitted by Section 9.2(b);

(ii) the termination of this Agreement following (i) the Board of Directors of the Company having taken any of the actions set forth in clause (i) or (ii) of Section 9.2(b) and, (ii) within two business days of taking any such action, the Board of Directors of the Company has not reinstated its recommendation of this Agreement or withdrawn its approval or recommendation or both of any such Acquisition Proposal;

(iii) the termination of this Agreement by Parent as permitted by Section 8.1(f)(iv);

(b) Subject to Section 9.3(c), if within 365 days after the date of this Agreement any of the events described in subsections (i) — (iii) below occurs and Parent terminates or has terminated this Agreement under the circumstances described in Section 9.3(c), the Company shall promptly pay to Parent (and no later than one (1) business day after the first to occur of any of the events described in subsections (i) — (iii) below) an amount equal to the Company Termination Fee:

(i) a transaction is consummated, which transaction, if offered or proposed, would constitute an Acquisition Proposal; provided, that all references in the definition of Acquisition Proposal to 20% shall be deemed references to 50% for purposes of this Section 9.3(b)(i);

(ii) a definitive agreement (the execution and delivery of which has been authorized by the Board of Directors of the Company) that would if consummated constitute an Acquisition Proposal is entered into; provided, that all references in the definition of Acquisition Proposal to 20% shall be deemed references to 50% for purposes of this Section 9.3(b)(ii); or

(iii) (A) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors, and (B) the Company’s Board of Directors has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership.

(c) The Company Termination Fee shall be payable pursuant to Section 9.3(b) only if Parent terminates or has terminated this Agreement (i) as permitted by Section 8.1(b)(ii) or Section 8.1(d), in each case at a time when a Company Breach exists as a result of a willful act or omission by the Company or (ii) as permitted by Section 8.1(f)(iii) at a time that an Acquisition Proposal is pending.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Survival.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except those which, by their terms, contemplate a shorter survival period).

Section 10.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub to:

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Telephone: (504) 362-4321
Facsimile: (504) 362-1818
Attention: Terence E. Hall

with a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Ave., 51st Floor
New Orleans, Louisiana 70170
Telephone: (504) 582-8000
Facsimile: (504) 582-8012
Attention: William B. Masters

(b) if to the Company, to:

Warrior Energy Services Corporation
100 Rosecrest Lane
Columbus, Mississippi 39701
Telephone: (662) 329-1047
Facsimile: (662) 329-1089
Attention: William L. Jenkins

with copies to:

Rosen, Cook, Sledge, Davis, Shattuck & Oldshue, P.A.
2121 Jack Warner Parkway
Tuscaloosa, Alabama 35401
Facsimile: (205) 469-2404
Attention: James J. Sledge

and

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Facsimile: (713) 229-2713
Attention: John D. Geddes

Section 10.3  Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof”, “herein” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 10.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 6.4 and 6.8, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

Section 10.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of Parent; provided that such Subsidiary assumes all of Merger Sub’s obligations hereunder and such assignment shall not relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.8  Enforcement of the Agreement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

Section 10.9  Attorney’s Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.10  Performance by Merger Sub.  Parent hereby agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 10.11  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall
Name: Terence E. Hall

Title:	Chairman of the Board and Chief Executive Officer

SPN ACQUISITION SUB, INC.

By:	/s/ Terence E. Hall
Name: Terence E. Hall

Title:	Chairman of the Board and Chief Executive Officer

WARRIOR ENERGY SERVICES CORPORATION

By:	/s/ William L. Jenkins
Name: William L. Jenkins

Title:	President and Chief Executive Officer

ANNEX B

Simmons & Company

International

September 22, 2006

The Board of Directors
Warrior Energy Services Corporation
100 Rosecrest Lane
Columbus, Mississippi 39701

Gentlemen:

You have asked us to advise you with respect to the fairness to the stockholders of Warrior Energy Services Corporation (the “Company”), from a financial point of view, of the consideration to be received by such holders pursuant to the terms of the Merger Agreement dated as of September 22, 2006 (the “Merger Agreement”) among the Company, Superior Energy Services, Inc. (the “Acquiror”), and SPN Acquisition Sub, Inc. (the “Merger Sub”). The Merger Agreement provides for the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.0005 per share, of the Company (“Company Common Stock”) will be converted into the right to receive 0.452 of a share of common stock, par value $0.001 per share, of the Acquiror (the “Acquiror Common Stock”), and cash consideration of $14.50 per share (the “Merger Consideration”).

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement dated as of September 22, 2006; (ii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended December 31, 2005, the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 2006 and June 30, 2006; the Current Reports on form 8-K filed on February 13, 2006, February 14, 2006, February 22, 2006, March 31, 2006, April 3, 2006, April 19, 2006, April 24, 2006, April 27, 2006, May 9, 2006, May 12, 2006, May 26, 2006, August 1, 2006, August 3, 2006, August 10, 2006, August 16, 2006, and August 17, 2006, the S-1 filed on February 13, 2006 and all subsequent amendments (iii) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished to us by the Company, including financial forecasts; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) the financial statements and other information concerning the Acquiror, including the Annual Reports on Form 10-K of the Acquiror for each of the years in the three-year period ended December 31, 2005, the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 2006 and June 30, 2006; the Current Reports on Form 8-K filed on March 22, 2006, April 27, 2006, May 5, 2006, May 9, 2006, May 11, 2006, May 17, 2006, May 23, 2006, May 25, 2006, June 6, 2006, June 26, 2006, July 27, 2006, July 28, 2006, and August 11, 2006, the Proxy Statement on Form DEF 14A filed on April 20, 2006, the S-4 filed on August 16, 2006 and the S-8 filed on August 22, 2006. (vi) certain other internal information, primarily financial in nature, concerning the business and operations of the Acquiror furnished to us by the Acquiror, including financial forecasts; (vii) certain publicly available information concerning the trading of, and the trading market for, the Acquiror Common Stock; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or the Acquiror and the trading markets for certain of such other companies’ securities; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of the Company, the Acquiror and the comparable companies prepared by industry experts unaffiliated with either the Company or the Acquiror; (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry; and (xi) made such other analyses and examinations as we have deemed necessary or appropriate. We have also met with certain officers and employees of the Company and the Acquiror to discuss the foregoing, as well as other matters believed relevant to the inquiry.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s and the Acquiror’s management as to the future financial performance of the Company and the Acquiror, respectively. We have not made an independent evaluation or appraisal of the assets of the Company or the Acquiror, nor have we been furnished with any such appraisals. We have not performed any tax analysis nor have we been furnished with any such analysis. Accordingly, we have not evaluated (and our opinion does not include) any potential tax consequences related to the Merger including, without limitation, any potential tax consequences to the stockholders of the Company. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement (other than the Merger Consideration) or the form of the Merger. We express no opinion as to what the value of Acquiror Common Stock will be when issued pursuant to the Merger or at any other time. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively could have a material adverse effect on the Acquiror, the Company or the combined entity.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and the Acquiror; (ii) the business prospects of the Company and the Acquiror; (iii) the historical and current market for the Company Common Stock, for Acquiror Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or the Acquiror; (iv) the respective contributions in terms of various financial measures of the Company and the Acquiror to the combined company; (v) the value of the Company’s discounted cash flows under several scenarios and related sensitivity analysis, and (vi) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities’ valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

Simmons & Company International (“Simmons”) is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Moreover, we have in the past acted as financial advisor to the Company and the Acquiror in connection with transactions other than the Merger and we anticipate that we may act as financial advisor to the Acquiror with respect to future transactions.

In the ordinary course of our business, we actively trade the debt and equity securities of both the Company and the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement

(except for the registration statement, proxy statement, or prospectus related to the Merger as provided below), or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Simmons’ prior written consent. It is further understood that, if the opinion is included in the registration statement, proxy statement or prospectus in connection with the Merger, the opinion will be reproduced in such registration statement, proxy statement or prospectus in full, and any description of or reference to Simmons or summary of the opinion in such registration statement, proxy statement or prospectus will be in a form acceptable to Simmons and its counsel. This opinion does not address the Company’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company as set forth in the Merger Agreement is fair to such stockholders from a financial point of view.

Very truly yours,

Simmons & Company International

By:	/s/ Frederick W. Charlton
Managing Director

ANNEX C

APPRAISAL AND DISSENTERS’ RIGHTS UNDER THE
DELAWARE GENERAL CORPORATION LAW

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WARRIOR ENERGY SERVICES CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 12, 2006.
The undersigned acknowledges the receipt of the notice of the Special Meeting of Stockholders of Warrior Energy Services Corporation (“Warrior”) to be held at the Columbus Country Club, 2331 Military Road, Columbus, MS 39705, on December 12, 2006, at 10:00 A.M. central time and proxy statement/prospectus dated November 3, 2006. William L. Jenkins, Rob McNally and Ron E. Whitter, each with full power of substitution and resubstitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Special Meeting or any adjournment or postponement of such meeting, and to represent and vote all shares of Warrior common stock that the undersigned is entitled to vote.
WARRIOR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.
Proposal: To adopt the Agreement and Plan of Merger, dated as of September 22, 2006 by and among Superior Energy Services, Inc., SPN Acquisition Sub, Inc., and Warrior, pursuant to which Warrior will merge with and into SPN Acquisition Sub Inc., with SPN Acquisition Sub Inc. as the surviving corporation. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A .

☐ For	☐ Against	☐ Abstain
IF A WRITTEN PROXY CARD IS SIGNED BY A STOCKHOLDER OF WARRIOR AND RETURNED WITHOUT INSTRUCTIONS, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES.
The undersigned hereby grants discretionary authority to vote upon any matters not known by the board of directors a reasonable period of time before Warrior mailed this proxy statement/prospectus as may properly come before the Special Meeting, including the authority to vote in favor of any postponements or adjournments of the meeting, if necessary, to solicit additional proxies. At the present time, the board of directors knows of no other business to be presented to a vote of the stockholders at the Special Meeting.
If the undersigned elects to withdraw this proxy on or before the time of the Special Meeting or any adjournments of the Special Meeting and notifies the Corporate Secretary of Warrior at or prior to the Special Meeting of the decision of the undersigned to withdraw this proxy, then the power of the proxies shall be terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and prior to the Special Meeting does not submit a duly executed and subsequently dated proxy card to Warrior, the undersigned may vote in person at the Special Meeting all shares of Warrior common stock owned by the undersigned as of the record date for the Special Meeting.
THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED.
Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.
Date

Signature

Signature if shares held jointly
Do you plan to attend the Special Meeting            ☐ YES                      ☐ NO